As filed with the Securities and Exchange Commission on August 27, 2004

Registration No. 333-118436

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stater Bros. Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5411	33-0350671
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21700 Barton Road

Colton, California 92324

(909) 783-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jack H. Brown

President and Chief Executive Officer

Stater Bros. Holdings Inc.

21700 Barton Road

Colton, California 92324

(909) 783-5100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

Andrew E. Bogen, Esq.

Gibson, Dunn & Crutcher, LLP

333 South Grand Avenue

Los Angeles, California 90071

(213) 229-7159

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8 1/8% Senior Notes due 2012	$525,000,000	100%	$525,000,000	$66,517.50
Floating Rate Senior Notes due 2010	$175,000,000	100%	$175,000,000	$22,172.50
Guaranties*	—	—	—	(2)
TOTAL	$700,000,000	100%	$700,000,000	$88,690.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the Guaranties, and therefore no additional registration fee is required.

*	Other Registrants

EXACT NAME OF CO-REGISTRANTS AS SPECIFIED IN ITS CHARTER	STATE OR OTHER JURISDICTION OF ORGANIZATION	PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBERS	I.R.S. EMPLOYER IDENTIFICATION NUMBER
Stater Bros. Markets	CA	5411	952586175
Stater Bros. Development, Inc.	CA	5411	953848941
Santee Dairies, Inc	CA	2026	954068896

The Registrant and the co-registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and the co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

$700,000,000

Stater Bros. Holdings Inc.

$525,000,000 8 1/8% SENIOR NOTES DUE 2012

$175,000,000 FLOATING RATE SENIOR NOTES DUE 2010

OFFER TO EXCHANGE

NEW $525,000,000 8 1/8% SENIOR NOTES DUE 2012

FOR $525,000,000 OUTSTANDING PRINCIPAL AMOUNT OF

EXISTING 8 1/8% SENIOR NOTES DUE 2012

(CUSIP No. 857555AK2)

(CUSIP No. U85653AC4)

and

NEW $175,000,000 FLOATING RATE SENIOR NOTES DUE 2010

FOR $175,000,000 OUTSTANDING PRINCIPAL AMOUNT OF

EXISTING FLOATING RATE SENIOR NOTES DUE 2010

(CUSIP No. 857555AJ5)

(CUSIP No. U85653AB6)

The Exchange Offer will expire at 5:00 p.m. New York City Time,

on September 28, 2004 unless extended

TERMS OF THE EXCHANGE OFFER:

•	Stater Bros. will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	A holder may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes.

•	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•	Stater Bros. will not receive any proceeds from the exchange offer. Stater Bros. will pay the expenses of the exchange offer.

INFORMATION ABOUT THE NEW NOTES

•	The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply.

•	The new 8 1/8% Senior Notes due 2012 (the “New Fixed Rate Notes”) will mature on June 15, 2012. The new Floating Rate Senior Notes due 2010 (the “New Floating Rate Notes”) will mature on June 15, 2010. Stater Bros. will refer to the New Fixed Rate Notes and the New Floating Rate Notes collectively as the “New Notes.”

•	The New Fixed Rate Notes will pay interest semi-annually in cash in arrears on June 15 and December 15 of each year, starting on December 15, 2004. The New Floating Rate Notes will pay interest quarterly in cash in arrears on March 15, June 15, September 15 and December 15 of each year, starting on December 15, 2004.[1]

•	The New Fixed Rate Notes will be redeemable, in whole or in part, at any time on or after June 15, 2008 at the redemption prices specified under “Description of New Notes—Optional Redemption,” plus accrued and unpaid interest to the date of redemption. The New Floating Rate Notes will be redeemable, in whole or in part, at any time on or after June 15, 2006 at the redemption prices specified under “Description of New Notes—Optional Redemption,” plus accrued and unpaid interest to the date of redemption. Prior to June 15, 2007, Stater Bros. may also redeem up to 35% of the New Fixed Rate Notes at specified premiums with the net cash proceeds from certain equity offerings.

•	The New Notes will be guaranteed by all of Stater Bros.’ current operating subsidiaries, including Santee Dairies, Inc., on a senior unsecured basis.

•	The New Notes and the guarantees will be unsecured senior obligations and will rank equally with current and future unsecured senior indebtedness and junior to current and future secured indebtedness up to the value of the collateral securing such indebtedness.

•	There is no existing market for the New Notes to be issued.

See the “Description of New Notes” section beginning on page 56 for more information about the New Notes to be issued in this exchange offer.

The New Notes involve substantial risks similar to those associated with the outstanding notes. See the section entitled “ Risk Factors” beginning on page 12 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 30, 2004

[1]	Interest on the Old Floating Rate Notes will be paid on September 15, 2004 to record holders of such Old Floating Rate Notes as of September 1, 2004.

i

FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of the securities laws. Statements regarding Stater Bros.’ expected financial position, business, strategies and financing plans under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus are forward-looking statements. In addition, in those and other portions of this prospectus, the words “anticipates,” “expects,” “plans,” “intends” and similar expressions, as they relate to Stater Bros. or its management, indicate forward-looking statements. Although Stater Bros. believes that the expectations reflected in such forward-looking statements are reasonable, and has based these expectations on its beliefs as well as assumptions it has made, such expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including, without limitation, the following factors:

•	Stater Bros.’ substantial leverage and debt service requirements;

•	pricing, market strategies, the expansion, consolidation and other activities of competitors;

•	the effect of economic conditions in Southern California;

•	customer demand;

•	Stater Bros.’ relationship with unions and unionized employees;

•	the effect of seasonal and weather fluctuations;

•	the ability of Stater Bros. to retain key personnel;

•	fluctuations in the price of commodities and fuel;

•	the completion of Stater Bros.’ new distribution center, including the timing and cost of construction; and

•	the other matters referred to elsewhere in this prospectus and in the materials incorporated by reference herein, in particular under the heading “Risk Factors.”

Investors are urged to consider these factors carefully in evaluating the forward-looking statements contained or incorporated by reference in this prospectus.

All subsequent written and oral forward-looking statements attributable to Stater Bros. or persons acting on its behalf are expressly qualified in their entirety by Stater Bros.’ cautionary statements. The forward-looking statements included or incorporated into this prospectus are made only as of the date of this prospectus (or as of the date of the document incorporated by reference). Stater Bros. does not intend, and undertakes no obligation, to update these forward-looking statements.

Investors should read carefully the factors described in the “Risk Factors” section of the prospectus for a description of certain risks that could cause actual results to differ from these forward-looking statements.

ii

ADDITIONAL INFORMATION

Stater Bros. files annual and quarterly reports and other information with the Securities and Exchange Commission (the “SEC”). Investors may read and copy any document filed by Stater Bros. at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Investors can obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

Stater Bros. is “incorporating by reference” into this prospectus the information it has previously filed with the SEC. This means that Stater Bros. is disclosing important information to investors by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that Stater Bros. files later with the SEC will automatically update and supersede this information. Stater Bros. incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which Stater Bros. refers to as the Exchange Act, until this exchange offer is completed:

•	Annual Report on Form 10-K for the fiscal year ended September 28, 2003;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended December 28, 2003, March 28, 2004 and June 27, 2004; and

•	Current Reports on Form 8-K dated February 2, 2004, May 18, 2004, June 1, 2004, June 4, 2004, June 15, 2004, and June 18, 2004.

Investors may request a free copy of these filings by writing or telephoning Stater Bros. at the following address:

Stater Bros. Holdings Inc.

21700 Barton Road

P.O. Box 150

Colton, California 92324

Attn.: Corporate Secretary

Telephone: (909) 783-5000

To ensure timely delivery, requests for a copy of these filings must be received by Stater Bros. at least five days prior to the day the investor would like to receive the information.

iii

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to investors. Investors should read this entire prospectus carefully. In this prospectus, (i) the term “Stater Bros.” refers to Stater Bros. Holdings Inc., a Delaware corporation, and its direct subsidiaries, Stater Bros. Markets and Stater Bros. Development, Inc., as well as its indirect subsidiary, Santee Dairies, Inc., unless the context otherwise indicates, (ii) the term “Markets” refers to Stater Bros. Markets, the operating subsidiary of Stater Bros. that operates its supermarkets, (iii) the term “Development” refers to Stater Bros. Development, Inc., the direct subsidiary of Stater Bros. that serves as the general contractor for all of Markets’ store construction projects, (iv) the term “Santee” refers to Santee Dairies, Inc., a subsidiary of Markets and the indirect subsidiary of Stater Bros. that operates a dairy plant and provides fluid milk products to Markets and other customers in Southern California, and (v) the term “La Cadena” refers to La Cadena Investments, the sole shareholder of Stater Bros.

The Company

Stater Bros., founded in 1936, is the largest independently-owned supermarket chain in Southern California, operating 159 supermarkets, of which 90 are located in the Inland Empire, one of the fastest growing areas in the United States. The Inland Empire is comprised primarily of San Bernardino and Riverside counties. Stater Bros. also operates supermarkets in Orange, Los Angeles, San Diego and Kern counties. Stater Bros. has grown primarily by constructing supermarkets in its primary trading areas, as well as through the enlargement of existing supermarkets and through a strategic acquisition in August 1999 of 43 supermarkets in Southern California. Stater Bros.’ supermarkets offer a high level of customer service, a broad selection of brand-name merchandise, and quality meats and produce. All of Stater Bros.’ supermarkets have full-service meat departments and a broad selection of produce. In addition, many of the supermarkets have service delicatessens, service bakery departments, and fresh seafood counters. For the fiscal year ended September 28, 2003, Stater Bros. generated sales in excess of $2.75 billion.

Stater Bros. operates all of its supermarkets under the “Aggressive Everyday Low Price” format and management believes that Stater Bros. is recognized as a low price leader in its primary operating territory. Substantially all of Stater Bros.’ supermarkets are located in neighborhood shopping centers in well-populated residential areas. The average Stater Bros. supermarket is approximately 33,200 square feet, while newly constructed supermarkets range from approximately 40,000 to 46,000 square feet. Stater Bros.’ supermarkets carry an average of 35,000 items and are similarly designed and stocked for ease of shopping.

Stater Bros. currently distributes its products from a primary distribution center at Stater Bros.’ headquarters in Colton, California, and six satellite facilities. Approximately 77% of the merchandise sold in Stater Bros.’ supermarkets is processed through these facilities which are located an average of 39 miles from Stater Bros.’ 159 supermarket locations. Due to the close proximity of Stater Bros.’ distribution facilities to store locations, Stater Bros.’ supermarkets operate with minimal back-room storage space. Stater Bros.’ ratio of retail selling space to total store square footage is approximately 72%.

The Inland Empire continues to experience significant economic and population growth. Since 1990 the population has increased approximately 30% from 2.6 million to 3.4 million in 2002. During the same period the region experienced a 46.5% increase in jobs, and has seen positive annual job growth every year since 1983. Several factors have contributed to the Inland Empire’s significant growth, including affordable housing, availability of land, affordable industrial and commercial office space, and the region’s favorable geographic location and quality of life.

Stater Bros. believes that its 68 years of continuous service in the Inland Empire, its commitment to aggressive everyday low prices and the involvement of members of its management team in community activities have contributed significantly to Stater Bros.’ leading market position. To foster continued growth in sales, cash flow and net income and help Stater Bros. maintain its strong market share, Stater Bros.’ operating strategy is to:

•	maintain its commitment to “Aggressive Everyday Low Prices”;

•	offer its customers quality products and breadth of selection combined with a high level of customer service;

•	enhance margins through a variety of merchandising strategies and cost control measures, including Stater Bros.’ decision to consolidate its warehouse and distribution operations through the construction of a new facility; and

•	continue to grow its current store base, while actively maintaining and remodeling its existing supermarkets.

In addition to the existing supermarket operations, Markets owns Santee, which operates one of the largest dairy plants in California, based on fluid production. Santee provides fluid milk products to Markets and other customers in Southern California. Santee processes, packages and distributes whole, low-fat and non-fat milk, as well as orange juice, fruit drinks and certain other cultured milk products under the Knudsen®, Foremost® and certain other brand names, as well as store brand names.

Stater Bros. has an experienced management team led by Jack H. Brown, its Chairman of the Board, President and Chief Executive Officer, who has occupied his position as Stater Bros.’ President and Chief Executive Officer since 1981. In addition, the five members of the Stater Bros. senior management team have an average of 20 years with Stater Bros. and an average of over 34 years in the supermarket industry.

Recent Developments

New Distribution Facility

Markets is currently in negotiations to acquire approximately 160 acres located on the former Norton Air Force Base in the City of San Bernardino, California. Markets has reached an agreement with the Inland Valley Development Agency (“IVDA”), which is the entity responsible for the redevelopment of the former Norton Air Force Base, on an Owner Participation Agreement. The IVDA owns approximately 93 acres of the project property and is negotiating with another governmental agency for an additional 51 acres that would be transferred to Markets or leased with a purchase option. Additionally, Markets is negotiating the acquisition of four privately held parcels consisting of approximately 16 acres. The agreement with the IVDA requires Markets to acquire those parcels not owned by the IVDA, to relocate all tenants and other business owners requiring relocation, to commit to construct and complete the corporate and warehouse facilities and to obtain all City of San Bernardino building permits and entitlements required for the facility. Markets has reached an agreement with Hillwood/San Bernardino LLC (“Hillwood”), the master developer of the former Norton Air Force Base for infrastructure improvements. Under the Hillwood agreement, upon closing, Markets will share costs associated with the infrastructure improvements for water, sewer, streets and utilities which will be required by the City of San Bernardino. Markets, after completion of the acquisition of the project property, will secure its commitment with Hillwood for infrastructure improvements by the posting of either cash or letters of credits in the amount of $10.8 million. The agreements with the IVDA and Hillwood are contingent upon Markets successfully negotiating the acquisition of all needed property.

This site will be used to relocate and consolidate Stater Bros.’ corporate headquarters and all warehousing and distribution facilities to a single integrated facility from the 13 warehouse buildings at 7 different locations currently in use. This site is located within eight miles of the main distribution facility in Colton and therefore there will be no material change in the average distance between the new facility and the retail supermarkets. The facility will consist of approximately 2.1 million square feet and will include Stater Bros.’ corporate headquarters, truck maintenance and other support facilities required for consolidation of all of its Southern California retail grocery operations. The net projected cost of the facility is approximately $200 million and completion of the construction of the facility is planned for the fall of 2006.

Southern California Labor Dispute

A major labor dispute involving three of Stater Bros.’ principal competitors that lasted from October 11, 2003 through February 29, 2004 had a materially positive effect on Stater Bros.’ results of operations during that period. On October 11, 2003, the United Food and Commercial Workers Union (the “UFCW”), declared a strike against Safeway, Inc. (“Vons”); in turn, Albertson’s, Inc. (“Albertson’s”) and The Kroger Co. (“Ralphs”) locked out all of their UFCW employees (the “labor dispute”). The UFCW did not strike against Stater Bros. as a result of an agreement that Stater Bros. would accept the same contract terms that the UFCW negotiated with Vons, Albertson’s and Ralphs.

On February 29, 2004, members of the UFCW in Southern California ratified new collective bargaining agreements and ended their strike. Under the new collective bargaining agreements, Stater Bros. made special contributions to the UFCW’s health and welfare fund totaling $29.3 million, and made strike ratification bonus payments to its employees totaling $4.7 million.

The impact of the labor dispute on Stater Bros. was unprecedented and is not expected to be repeated in the future. Following the settlement of the labor dispute, management has taken steps through price promotions, customer service and attention to detail to retain as much of the increased volume as possible. However, the ultimate amount of increased volume retained, if any, cannot be forecast with any degree of certainty.

Santee Settlement

Until February 2004, Santee was owned by subsidiaries of Stater Bros. and the Kroger Co., with each company owning a 50% interest. Each of the two owners was party to a product purchase agreement for the purchase of fluid milk and other products produced by Santee.

Disagreements and litigation concerning Santee arose between Stater Bros. and Santee on the one hand and Ralphs on the other. The litigation was settled in January 2004. In the settlement, the product purchase agreement between Santee and Ralphs, which accounted for approximately 12.3% of Santee’s sales during calendar year 2003, was terminated, and Ralphs agreed to purchase declining volumes of fluid milk and certain other products from Santee through July 31, 2007. In addition, Ralphs paid $1,550,000 to Stater Bros. and relinquished its ownership interest in Santee. Beginning with February 6, 2004, the financial position and results of operations of Santee have been consolidated with those of Stater Bros.

The Transactions

This offer to exchange (the “Exchange Offer”) is one of a series of related transactions designed to reduce the average interest rate payable on outstanding debt and provide financial flexibility to Stater Bros. The transactions include the following:

•

The Tender Offer, Consent Solicitation and Redemption. On May 14, 2004, Stater Bros. commenced a tender offer and solicitation of consents to purchase all of the $449.75 million outstanding principal amount of its 10 3/4% Senior Notes due 2006 (the “10 3/4% Notes”) which included $11.0 million in principal amount of 10 3/4% Notes owned by Stater Bros., and amend the indenture governing the 10 3/4% Notes to eliminate most of the covenants and certain events of default. On May 27, 2004, Stater Bros. received the required consents to the proposed amendments from holders of approximately 88.4% of the outstanding principal amount of the 10 3/4% Notes. The amendments became operative when Stater Bros. consummated the tender offer on June 17, 2004. Stater Bros. redeemed the remaining 10 3/4% Notes on August 16, 2004.

•	The Offering. On June 17, 2004, Stater Bros. issued an aggregate of $700.0 million principal amount of the unregistered 8 1/8% Senior Notes due 2012 (the “Old Fixed Rate Notes”) and unregistered Floating Rate Senior Notes due 2010 (the “Old Floating Rate Notes”) described in the offering memorandum dated June 9, 2004 (the “Offering Memorandum”) in a private offering (the “Offering”). The Old Fixed Rate Notes and the Old Floating Rate Notes will be referred to collectively as the “Old Notes.” The proceeds from the issuance of the Old Notes, together with cash on hand, have been and will be used to (i) pay for the purchase or redemption of all of the 10 3/4% Notes; (ii) pay costs associated with acquisition and construction of the proposed new distribution center described above; (iii) pay a dividend of $45 million; (iv) repay a subordinated promissory note representing debt incurred in connection with the purchase of a retired executive’s interest in La Cadena in the outstanding principal amount of $20 million; and (v) pay fees and expenses related to the Offering and the purchase or redemption of the 10 3/4% Notes.

•	The Registration of the Notes. The 8 1/8% Senior Notes due 2012 that are being registered in the registration statement of which this prospectus is a part (the “New Fixed Rate Notes”) will mature on June 15, 2012. The Old Fixed Rate Notes and the New Fixed Rate notes will be referred to collectively as the “Fixed Rate Notes.” The Floating Rate Senior Notes due 2010 that are being registered in the registration statement of which this prospectus is a part (the “New Floating Rate Notes”) will mature on June 15, 2010. The Old Floating Rate notes and the New Floating Rate Notes will be referred to collectively as the “Floating Rate Notes.” The New Floating Rate Notes and the New Fixed Rate Notes will be referred to collectively as the “New Notes,” and the Old Notes and the New Notes will be referred to collectively as the “Notes.”

•	The New Credit Facility. On June 17, 2004, Markets and Stater Bros. entered into a credit agreement with respect to a new senior unsecured revolving credit facility (the “New Credit Facility”) with Bank of America, N.A., as sole and exclusive administrative agent, and sole initial lender, consisting of a three-year revolving credit facility in a principal amount of up to $75.0 million, with the right to increase, under certain circumstances, the size of the revolving credit facility to an aggregate principal amount of $100.0 million. The New Credit Facility amended and restated the existing credit facility in its entirety. See “Description of Other Indebtedness.”

The principal executive office of Stater Bros. is located at 21700 Barton Road, Colton, California 92324, its telephone number is (909) 783-5000, and its mailing address is P.O. Box 150, Colton, California 92324.

SUMMARY OF THE EXCHANGE OFFER

The following is a summary of the principal terms of the Exchange Offer. More detailed information is found in the section “The Exchange Offer.” The term “Old Notes” refers to Stater Bros.’ outstanding 8 1/8% Senior Notes due 2012 and Floating Rate Senior Notes due 2010, and the term “New Notes” refers to Stater Bros.’ new 8 1/8% Senior Notes due 2012, and Floating Rate Senior Notes due 2010, being registered hereunder. The term “Notes” refers to the Old Notes and the New Notes collectively. The term “Indenture” refers to the Indenture dated as of June 17, 2004, among Stater Bros., the Guarantors named therein and The Bank of New York, as Trustee, that governs both the Old Notes and the New Notes. The form and terms of the New Notes will be the same as those of the Old Notes except that the New Notes will have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and hence will not be subject to transfer restrictions imposed by the Securities Act, registration rights and related liquidated damages provisions applicable to the Old Notes.

The Exchange Offer

Stater Bros. is offering to exchange an aggregate of $700,000,000 principal amount of New Notes for a like principal amount of Old Notes. The Old Notes may be exchanged only in multiples of $1,000 principal amount. Stater Bros. will issue the New Notes on or promptly after the Exchange Offer expires. See “The Exchange Offer.”

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on September 28, 2004, unless Stater Bros. extends it.

Conditions to the Exchange Offer

The Exchange Offer is subject to specified conditions, which Stater Bros. may waive in whole or in part and from time to time in Stater Bros.’ discretion. See “The Exchange Offer—Certain Conditions to the Exchange Offer.” The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

Procedures for Tendering Old Notes	If an investor wants to accept the Exchange Offer, such holder must:

•	complete and sign the letter of transmittal,

•	have the signature thereon guaranteed if required by the letter of transmittal, and

•	mail or deliver the letter of transmittal, together with the Old Notes or a notice of guaranteed delivery and any other required documents (such as evidence of authority to act satisfactory to Stater Bros. in Stater Bros.’ sole discretion, if the letter of transmittal is signed by someone acting in a fiduciary or representative capacity), to the exchange agent prior to 5:00 p.m. New York City time on the expiration date.

If the investor is the beneficial owner of the Old Notes and the Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and the investor wishes to tender Old Notes in the Exchange Offer, the investor should instruct such entity or person to promptly tender on the investor’s behalf. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures

If the investor holds Old Notes and wishes to tender such Old Notes and (i) such Old Notes are not immediately available or (ii) the investor cannot deliver the Old Notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), the investor may tender the Old Notes according to the guaranteed delivery procedures set forth in the letter of transmittal. See “The Exchange Offer—Guaranteed Delivery Procedures.”

The letter of transmittal provides that each investor of Old Notes (other than participating broker-dealers) will represent to Stater Bros. that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, that neither such holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such person is an “affiliate” of Stater Bros., as defined in Rule 405 under the Securities Act. Any tendered Old Notes not accepted for exchange for any reason will be returned promptly after the expiration or termination of the Exchange Offer. See “The Exchange Offer.”

Withdrawal Rights	A holder may withdraw the tender of the Old Notes at any time on or prior to the expiration date by delivering a written notice to the exchange agent. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Old Notes and Delivery of New Notes

Stater Bros. will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to the expiration date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Resales of New Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, Stater Bros. believes that an investor may offer for resale, resell or otherwise transfer New Notes issued pursuant to the Exchange Offer in exchange for Old Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the investor is acquiring the New Notes in the ordinary course of the investor’s business;

•	the investor has no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	the investor is not an affiliate of Stater Bros. within the meaning of Rule 405 under the Securities Act; and

•	the investor is not broker-dealer who purchases such New Notes directly from Stater Bros. to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and Stater Bros. cannot assure investors that the staff of the SEC would make a similar determination with respect to this exchange offer. If Stater Bros.’ belief is not accurate and an investor transfers a New Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, such investor may incur liability under the federal securities laws. Stater Bros. does not and will not assume, or indemnify any investor against, this liability.

Consequences of Failure to Exchange

If an investor does not exchange some or all of the investor’s Old Notes for New Notes pursuant to the Exchange Offer, the Old Notes that are not tendered will continue to be subject to the restrictions on transfer provided in the Old Notes and in the Indenture. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exception from, or in a transaction not subject to, the Securities Act and applicable state securities laws. If Stater Bros. completes the Exchange Offer, the investor will have no further rights to registration or liquidated damages pursuant to the registration rights agreement. See “The Exchange Offer—Consequences of Failure to Exchange” and “Description of New Notes.”

Material Tax Considerations

An investor’s acceptance of the Exchange Offer and the related exchange of the investor’s Old Notes for New Notes will not be a taxable exchange for United States federal income tax purposes, and the investor will have the same adjusted basis and holding period in the New Notes as in the Old Notes immediately before the exchange.

Exchange Agent	The Bank of New York is the exchange agent. The address and telephone number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent.”

THE NEW NOTES

Securities Offered	$525,000,000 principal amount of 8 1/8% Senior Notes due 2012 and $175,000,000 principal amount of Floating Rate Senior notes due 2010.

Maturity	The New Fixed Rate Notes will mature on June 15, 2012 and the New Floating Rate Notes will mature on June 15, 2010.

Interest Payment Dates	For the New Fixed Rate Notes: Semi-annually on June 15 and December 15 of each year, commencing on December 15, 2004.

For the New Floating Rate Notes: Quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2004.2

Guarantees

The Notes are guaranteed by Stater Bros.’ principal operating subsidiary, Markets, its other current direct subsidiary, Development, as well as its current indirect subsidiary, Santee. The guarantees are unsecured senior obligations of the guarantors and rank equally with all of the current and future unsecured senior debt of the guarantors and senior to all future subordinated debt of the guarantors. The guarantees effectively rank junior to any secured debt of the guarantors to the extent of the value of the assets securing such debt.

Optional Redemption

The New Fixed Rate Notes will be redeemable, in whole or in part, on or after June 15, 2008 at the redemption prices described in the section “Description of New Notes—Optional Redemption—Fixed Rate Notes.”

The New Floating Rate Notes will be redeemable in whole or in part, on or after June 15, 2006 at the redemption prices described in the section “Description of New Notes—Optional Redemption—Floating Rate Notes.”

Prior to June 15, 2007, Stater Bros. may redeem up to 35% of the New Fixed Rate Notes with the net cash proceeds from specified equity offerings at the redemption price described in the section “Description of New Notes—Optional Redemption—Redemption with the Proceeds of Certain Capital Contributions or Equity Issuances.” Stater Bros. may, however, only make these redemptions if at least 65% in aggregate of the originally issued principal amount of the Fixed Rate Notes remains outstanding after the redemptions.

Change of Control

If a change of control event occurs, as defined in the Indenture governing the New Notes and the Old Notes, each holder of notes may require Stater Bros. to purchase all or a portion of the holder’s notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest. See “Description of New Notes—Purchase at the Option of Holders—Change of Control.”

[2]	Interest on the Old Floating Rate Notes will be paid on September 15, 2004 to record holders of such Old Floating Rate Notes as of September 1, 2004.

Ranking

The New Notes and guarantees will be unsecured senior obligations of Stater Bros. and each of the guarantors and will rank equally with current and future unsecured senior debt and senior to future subordinated debt of Stater Bros. and the guarantors. The New Notes and guarantees will effectively rank junior to secured debt of Stater Bros. and the guarantors to the extent of the value of the assets securing the debt. As of June 27, 2004, after giving pro forma effect to the redemption of the remaining approximately $41.0 million principal amount of 10 3/4% Notes on August 16, 2004, the New Notes would have ranked equally with approximately $48.2 million of debt (representing letters of credit) of Stater Bros. and the guarantors and would have ranked junior to approximately $11.1 million of secured debt of Stater Bros. and the guarantors.

Covenants	The Indenture governing the New Notes limits Stater Bros.’ ability to:

•	incur additional debt;

•	create liens or other encumbrances;

•	pay dividends or make other restricted payments;

•	make investments, loans or other guarantees;

•	enter into transactions with affiliates;

•	issue or sell capital stock of restricted subsidiaries;

•	sell or otherwise dispose of a portion of its assets; or

•	make acquisitions or merge or consolidate with another entity.

The covenants are subject to a number of important qualifications and exceptions which are described in the section “Description of New Notes—Certain Covenants.”

Investors should refer to the section entitled “Risk Factors” for a discussion of factors that should be considered in connection with the New Notes.

Summary Historical Financial And Statistical Data Of Stater Bros.

The following table sets forth summarized historical financial and statistical data derived from the audited consolidated financial statements of Stater Bros. and the related notes thereto as of and for the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003. The financial statements of Stater Bros. and the related notes thereto appear elsewhere in this prospectus. The summary data for the 39-week periods are derived from unaudited financial statements which are included in this prospectus. In the opinion of management, such unaudited financial statements contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of this data. The information included in “Other Operating and Financial Data” and “Store Data” is unaudited. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the complete historical financial statements and related notes thereto contained elsewhere in this prospectus. The results for the 39 weeks ended June 29, 2003 and June 27, 2004 are not necessarily indicative of the results for a full year or for any future period. Investors should read the complete historical financial statements included elsewhere in this prospectus.

				Unaudited
	Fiscal Years Ended(1)			39 Weeks Ended
	Sept 30, 2001	Sept. 29, 2002	Sept. 28, 2003	June 29, 2003	June 27, 2004
	(in thousands of dollars except per share and store data)
Statement of Earnings Data:
Sales	$2,573,913	$2,666,346	$2,753,774	$2,046,776	$2,863,955
Cost of goods sold	1,911,065	1,957,526	1,999,361	1,484,710	2,038,011

Gross profit	662,848	708,820	754,413	562,066	825,944
Selling, general and administrative expenses	579,549	615,482	659,720	491,437	631,145
Depreciation and amortization	22,327	24,300	26,879	19,615	23,331

Total operating expenses	601,876	639,782	686,599	511,052	654,476

Operating profit	60,972	69,038	67,814	51,014	171,468
Interest income	3,409	1,721	1,049	770	1,005
Other expense—net	(258)	(1,579)	(1,093)	(756)	(1,017)
Interest expense	(52,410)	(52,814)	(53,254)	(39,898)	(39,416)
Interest expense related to debt purchase(2)	—	—	—	—	(34,017)
Equity in income from unconsolidated affiliate	1,584	2,914	1,330	1,196	929

Income before income taxes	13,297	19,280	15,846	12,326	98,952
Income taxes	5,452	7,491	5,719	4,798	39,803

Net income	$7,845	$11,789	$10,127	$7,528	$59,149

Earnings per common share	$156.90	$280.92	$264.41	$196.55	$1,544.32

Balance Sheet Data (end of period):
Working capital	$120,457	$119,643	$124,517	$126,384	$324,062
Total assets	629,294	634,130	667,826	670,561	1,043,879
Long-term notes	439,000	458,750	458,750	458,750	700,000
Long-term capitalized lease obligations	12,098	10,981	9,926	10,190	9,823
Other long-term liabilities	24,608	45,014	54,916	55,076	99,007
Common stockholder’s deficit	(41,409)	(74,121)	(63,994)	(66,593)	(49,845)
Dividends paid per share, Class A Common Stock	$—	$117.49	$—	$—	$1,174.90

(footnotes on following page)

Unaudited
Fiscal Years Ended(1)	39 Weeks Ended
Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003	June 29, 2003	June 27, 2004
(in thousands of dollars except per share and store data)
Cash Flow Data:
Cash provided by operating activities	$79,393	$51,168	$82,950	$75,868	$116,601
Cash provided by (used in) financing activities	(7,140)	(31,218)	(1,116)	(859)	144,423
Cash used in investing activities	(33,248)	(40,543)	(51,725)	(37,574)	(45,265)
Other Operating and Financial Data:
Sales increases:
Total stores	6.5%	3.6%	3.3%	2.9%	37.6%
Like stores (comparable period)(3)	4.5%	5.3%	2.8%	2.4%	36.2%
Operating profit	$60,972	$69,038	$67,814	$51,014	$171,468
Ratio of earnings to fixed charges(4)	1.19	x	1.25	x	1.21	x	1.22	x	2.08	x
Gross profit as a percentage of sales	25.75%	26.58%	27.40%	27.46%	28.84%
Selling, general and administrative expenses as a percentage of sales	22.51%	23.08%	23.96%	24.01%	22.04%
Store Data(5):
Number of stores (at end of period)	155	156	157	157	158
Average sales per store (000s)	$16,606	$17,092	$17,619	$13,120	$17,897
Average store size:
Total square feet	33,018	33,083	33,111	33,083	33,173
Selling square feet	23,639	23,675	23,693	23,675	23,727
Total square feet (at end of period) (000s)	5,118	5,161	5,205	5,161	5,248
Total selling square feet (at end of period) (000s)	3,664	3,693	3,724	3,693	3,752
Sales per total sq. ft.	$503	$517	$532	$397	$539
Sales per selling sq. ft.	$702	$722	$744	$554	$754

(1)	The fiscal year 2001 was a 53-week year, whereas fiscal years 2002 and 2003 were 52-week years.
(2)	Interest expense related to debt purchase for the thirty-nine weeks ended June 27, 2004 included a $16.9 million payment for tender premium and fees on the purchase of $397.8 million principal amount of the 10 3/4% Notes, a make whole payment by Santee of $8.5 million related to Santee’s redemption of all its outstanding Senior Secured 9.36% Notes due 2008 (the “Santee Notes”) and an $8.6 million charge for the write-off of deferred offering cost related to (i) the purchase of $397.8 million of the 10 3/4% Notes, (ii) the early retirement of the $20.0 million 5.0% Subordinated Note of Stater Bros. due 2007 and (iii) the redemption of the Santee Notes.
(3)	Like store sales are calculated by comparing year-to-year sales for stores that are opened in both years. For stores that were not opened for the entire previous year, only the current year’s weekly sales that correspond to the weeks the store was open in the previous year are used. All of the current year’s replacement store sales are included in the like store sales calculation. There were no stores closed in the periods considered in this table.
(4)	For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and amortization of previously capitalized interest. Fixed charges consist of interest expense whether expensed or capitalized, amortization of deferred debt expense, and such portion of rental expense as can be deemed by management to be representative of the interest factor in the particular case. Included in earnings and fixed charges is Stater Bros.’ 50% share of Santee. For the unaudited 39 weeks ended June 27, 2004, included in earnings and fixed charges is Stater Bros.’ 50% share of fixed charges and earnings of Santee through February 6, 2004. Santee has been consolidated into Stater Bros.’ consolidated results since that date.
(5)	Average sales per store, sales per total square feet and sales per selling square feet are calculated by prorating the number of stores, total square feet and selling square feet by the period of time the store was opened, for new stores, or the period of time the expanded square footage was in service, for expanded stores.

RISK FACTORS

In addition to the other information set forth in this prospectus, the investor should carefully consider the following risk factors prior to tendering the investor’s Old Notes in the Exchange Offer. This prospectus contains forward-looking statements which involve risks and uncertainties. Stater Bros.’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those described in the following risk factors and elsewhere in this prospectus.

Risks Related to the Exchange

Investors must comply with the procedures for the Exchange Offer in order to receive the New Notes.

The New Notes will be issued in exchange for Old Notes only after timely receipt by the exchange agent of the Old Notes. Therefore, if an investor desires to tender the Old Notes in exchange for New Notes, the investor should allow sufficient time to ensure timely delivery. The exchange agent does not have any duty to give notification of defects or irregularities, and neither does Stater Bros.

Old Notes that are not tendered will be subject to transfer restrictions and a limited trading market.

The Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, if an investor tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes, the investor will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.” To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See “The Exchange Offer.”

There may be no active trading market for the New Notes.

The liquidity of any trading market for the New Notes, and the market prices quoted for the New Notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in Stater Bros.’ financial performance or prospects or in the prospects for companies in the supermarket industry generally. As a result, Stater Bros. cannot assure investors that they will be able to sell the New Notes or that, if they can sell their New Notes, they will be able to sell them at acceptable prices.

The New Notes may be subject to transfer restrictions imposed by state securities laws.

In order to comply with the securities laws of some jurisdictions, investors may not offer or resell the New Notes unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration of qualification is available and the requirements of such exemption have been satisfied. Stater Bros. does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and some institutional buyers. Other exemptions under applicable state securities laws may also be available.

Risks Related to the Notes

Stater Bros.’ Substantial Indebtedness Could Adversely Affect its Financial Health and Prevent it From Fulfilling its Obligations Under the Notes

Stater Bros. has a significant amount of indebtedness and substantial debt service obligations. As of June 27, 2004, after giving pro forma effect to the redemption of the remaining approximately $41.0 million principal amount of 10 3/4% Notes on August 16, 2004, Stater Bros. will have total indebtedness of $711.1 million and negative net worth of $50.8 million. As of June 27, 2004, after giving pro forma effect to redemption of the remaining approximately $41.0 million principal amount of 10 3/4% Notes on August 16, 2004, Stater Bros. will also have $31.8 million of additional borrowing availability under its credit facilities and Stater Bros. may be able to incur substantial indebtedness in the future.

Stater Bros.’ substantial indebtedness could have important consequences to holders of the Notes. For example, it could:

•	increase Stater Bros.’ vulnerability to general adverse economic and industry conditions;

•	require Stater Bros. to dedicate a substantial portion of its cash flow from operations to payment of indebtedness, which would reduce the cash flow available to fund working capital, capital expenditures and other general corporate needs; and

•	place Stater Bros. at a competitive disadvantage compared to its competitors with less debt.

Stater Bros.’ ability to meet its expenses and make payments on its indebtedness will depend on its future cash flow, which could be affected by financial, business, economic and other factors, many of which are beyond its control. If Stater Bros. does not generate enough cash flow to pay its debt obligations and fund its other liquidity needs, it may be required to finance all or part of its debt, sell assets, or borrow more money. There can be no assurance that Stater Bros. will be able to accomplish any of these alternatives on terms acceptable to it, if at all.

Stater Bros. Operations are Subject to Limitations Imposed by its Debt Instruments

The Indenture governing the New Notes and Stater Bros.’ New Credit Facility each contain financial and other covenants that restrict, among other things, the ability of Stater Bros. to:

•	incur additional debt;

•	create liens or other encumbrances;

•	pay dividends or make other restricted payments;

•	make investments, loans or other guarantees;

•	enter into transactions with affiliates;

•	issue or sell capital stock of certain subsidiaries;

•	sell or otherwise dispose of a portion of its assets; or

•	make acquisitions or merge or consolidate with another entity.

In addition, Stater Bros.’ New Credit Facility contains financial covenants requiring Markets and its subsidiaries to meet minimum financial tests. The need for Stater Bros. to remain in compliance with its covenants may restrict its flexibility in managing and making changes in its business.

The Notes Will Not be Secured

The Notes will not be secured by any assets of Stater Bros. or its subsidiaries. Accordingly, although the Notes and the subsidiary guarantees will constitute senior indebtedness, they will be effectively subordinated to any secured indebtedness that Stater Bros. or its subsidiaries incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving Stater Bros. or its subsidiaries, the assets which serve as collateral securing the indebtedness of such entities will be available to satisfy their obligations under secured indebtedness. As of June 27, 2004, after giving pro forma effect to the redemption of the remaining approximately $41.0 million principal amount of 10 3/4% Notes on August 16, 2004, the Notes and subsidiary guarantees would have been effectively junior to approximately $11.1 million of secured indebtedness of Stater Bros. and its subsidiaries.

Fraudulent Conveyance Statutes Allow Courts, Under Specific Circumstances, to Avoid Subsidiary Guarantees

Various fraudulent conveyance and similar laws may be utilized by courts to avoid or limit the guarantees of the Notes by Stater Bros.’ subsidiaries. The requirements for establishing a fraudulent conveyance vary depending on the jurisdiction. Generally, if in a bankruptcy, reorganization, or other judicial proceeding, a court were to find that the guarantor received less than reasonably equivalent value or fair consideration for incurring indebtedness evidenced by guarantees, and that such guarantor

•	was insolvent at the time of the incurrence of such indebtedness,

•	was rendered insolvent by reason of incurring such indebtedness,

•	was at such time engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

such court could, with respect to such guarantor, declare void in whole or in part the obligations of such guarantor under a guarantee, as well as any liens granted by the guarantor securing such guarantee or the guaranteed obligations. Any payment by such guarantor pursuant to its guarantee could also be required to be returned to it, or to a fund for the benefit of its creditors. Generally, an entity will be considered insolvent if the sum of its debts is greater than (i) the fair saleable value of all of its property at a fair valuation, or (ii) if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature.

Stater Bros. is a holding company whose principal asset is the stock of Markets. Stater Bros. has no operations of its own, and derives all of its revenue from its subsidiaries. If a guarantee of the Notes by a subsidiary were avoided as a fraudulent transfer, holders of other indebtedness of, and trade creditors of, that subsidiary would generally be entitled to payment of their claims from the assets of the subsidiary before such assets could be made available for distribution to Stater Bros. to satisfy its obligations under the Notes.

Stater Bros. May Be Unable to Raise the Funds Necessary to Finance a Change of Control Offer Required by the Indenture

Upon the occurrence of certain change of control events, Stater Bros. will be required to offer to purchase all outstanding Notes at a price equal to 101% of the principal balance of the Notes, plus accrued and unpaid interest, if any. It is possible that Stater Bros. will not have sufficient funds at the time of the change of control to make the required purchase of the Notes. Indebtedness outstanding under the New Credit Facility may require prepayment before funds may be used to purchase the Notes in the event of a change of control.

Risks Related to the Supermarket Industry and Stater Bros.

Stater Bros.’ Results are Subject to Risks Relating to Intense Competition and Narrow Profit Margins in the Supermarket Industry

The supermarket industry is highly competitive and generally characterized by narrow profit margins. Stater Bros. competes with various types of retailers, including local, regional and national supermarket retailers, convenience stores, retail drug chains, general merchandisers and discount retailers, membership clubs, warehouse stores and independent and specialty grocers. Stater Bros. also faces increasing competition from restaurants and fast food chains due to the increasing portion of household food expenditures for food prepared outside the home.

Stater Bros.’ principal competitors include national and regional supermarket chains which compete with it on the basis of location, quality of products, service, price, product variety and store condition. An overall lack of inflation in food prices and increasingly competitive markets have made it difficult generally for grocery store operators to achieve comparable store sales gains. Because sales growth has been difficult to attain, Stater Bros.’ competitors have attempted to maintain market share through increased levels of promotional activities and discount pricing, creating a more difficult environment in which to consistently increase year-over-year sales gains.

Stater Bros. faces increased competitive pressure from existing competitors and from the threatened entry by one or more major new competitors. The supermarket industry has undergone substantial consolidation, resulting in competitors with increased financial resources and purchasing power. Some of Stater Bros.’ competitors have greater resources than Stater Bros. and are not unionized, resulting in lower labor costs. These competitors could use these resources to take measures which could adversely affect Stater Bros.’ competitive position. For example, Stater Bros. will face increased competitive pressures with the entry of Wal-Mart’s Super Center format stores in and near the geographic area Stater Bros. serves. Wal-Mart currently has a number of Wal-Mart discount locations and Sam’s Clubs within Stater Bros.’ marketing area selling a variety of grocery products.

The New Distribution Center May Not be Completed on Time and May Cost More Than Anticipated

Stater Bros. will use part of the proceeds of the Offering to fund the construction of a new distribution center in the Inland Empire. At this time, purchase of the land for the new center is subject to significant contingencies. If the projected site is not acquired, Stater Bros. will be required to locate alternate property for the new distribution center, potentially at a higher price. In addition, Stater Bros.’ estimates of the costs to complete the new distribution center are based on preliminary estimates and actual costs could be materially higher. In the event that the new distribution center’s management information systems and other technology do not perform as anticipated, the efficiency with which Stater Bros. distributes products to its stores may be impaired. Stater Bros. will incur potentially significant transition costs as it phases out its current distribution operation and integrates the new distribution center into its business.

Construction projects, such as the proposed distribution center, involve significant risks, including:

•	shortage of materials or skilled labor;

•	unforeseen engineering, environmental or geological problems;

•	weather interference; and

•	unanticipated cost increases, including costs associated with construction materials,

any of which can give rise to delays or cost overruns. The discovery of hazardous substances on the property could indefinitely postpone construction of the new facility.

The anticipated costs and construction period for the proposed distribution facility are based upon preliminary budgets, conceptual design documents and estimates prepared by Stater Bros. in consultation with its architects and contractors. Construction, equipment or staffing requirements, or difficulties in obtaining any of the requisite licenses, permits, allocations, or authorizations from regulatory authorities could increase the cost or delay the construction of the proposed new distribution facility or otherwise affect its planned design and features. The construction plans for the new distribution center are currently being developed and may change, and the scope and cost of the project may vary significantly from what is currently anticipated. Stater Bros. has not entered into firm contracts for the construction of the new distribution center and it cannot be sure that it will not exceed the budgeted cost of the project or that the project will commence operations within the contemplated time frame, if at all. Budget overruns and delays with respect to the new distribution center could have a material adverse impact on Stater Bros.’ results of operations.

Stater Bros. is Heavily Dependent on Key Personnel

Stater Bros.’ success is largely dependent upon its senior management team, led by Jack H. Brown, Stater Bros.’ Chairman of the Board, President and Chief Executive Officer, and other key managers. The loss of such persons could have a material adverse effect on Stater Bros.’ business and results of operations.

Stater Bros. May Not be Able to Retain the Volume Attributable to the Southern California Labor Dispute

The recent labor dispute involving three of Stater Bros.’ principal competitors had a materially positive effect on Stater Bros.’ results of operations in the period. During the labor dispute, many Vons, Ralphs, and Albertson’s customers chose to honor the picket lines and took their business to Stater Bros. and other supermarkets. As a result, Stater Bros.’ financial performance in the period was unprecedented and is not expected to be repeated in the future. However, the ultimate amount of increased volume retained, if any, cannot be forecast with any degree of certainty, and the end of the labor dispute may have a materially adverse impact on Stater Bros.’ results of operations as competitors take steps to regain business lost during the dispute.

Santee May Not be Able to Find a Replacement for Ralphs Under the Fluid Milk and Other Products Requirements Agreement

Pursuant to the January 29, 2004 settlement agreement reached among Stater Bros., Ralphs, and Santee, Ralphs relinquished to Markets all of its rights, title, and interest in Santee, and a product purchase agreement between Santee and Ralphs, which accounted for approximately 12.3% of Santee’s sales during calendar year 2003, was terminated, although Ralphs agreed to purchase declining volumes of fluid milk and certain other products from Santee through July 31, 2007. If Santee is unable to find other customers to replace the sales formerly made to Ralphs, results of operations of Santee will be adversely affected, which may have a material adverse effect on Stater Bros.’ results of operations.

Stater Bros. is Affected by Increases in Utility, Fuel and Commodity Prices

Stater Bros. is dependent on the use of trucks to distribute goods to its markets. Therefore, fluctuations in the price of fuel affect Stater Bros.’ cost of doing business. Additionally, increases in the cost of electricity and other utilities affect the cost of illuminating and operating Stater Bros.’ stores, warehouses, and distribution facilities and the cost of goods sold by Stater Bros. can be significantly impacted by increases in commodity prices. Stater Bros. may not be able to recover these rising costs through increased prices charged to its customers and its results of operations could be materially adversely affected by increases in the cost of one or more of these resources.

The Geographic Concentration of Stater Bros. Supermarkets Creates a Heavy Exposure to the Risks of the Local Economy and Other Local Adverse Conditions

Stater Bros. operates in Southern California, with a strong concentration in the Inland Empire, which is comprised primarily of San Bernardino and Riverside counties. Stater Bros.’ headquarters, warehouse and distribution facilities and a significant number of its stores are located within a relatively limited geographic area. As a result, Stater Bros.’ business is more susceptible to regional conditions than the operations of more geographically diversified competitors. These factors include, among other things, changes in the economy, weather conditions, demographics and population.

Stater Bros.’ performance is heavily influenced by economic developments in Southern California generally and in the Inland Empire in particular. Although this area has experienced economic and demographic growth over the past several years, a significant economic downturn in the region could have a material adverse effect on Stater Bros.’ business, financial condition, or results of operations. Further, a natural disaster or other catastrophic event, such as fire or earthquake, that impaired Stater Bros.’ current primary distribution center or, if and when completed, Stater Bros.’ new distribution center, could significantly disrupt its operations and have a material adverse effect on Stater Bros.’ business, financial condition and results of operations.

Prolonged Labor Disputes with Unionized Employees May Impede Stater Bros.’ Ability to Timely Pay Interest on the Notes

Substantially all of Stater Bros.’ employees are represented by unions and covered by collective bargaining or similar agreements that are subject to periodic renegotiations. Although Stater Bros. believes that it will successfully negotiate new collective bargaining agreements when the current agreements expire, these negotiations may not prove successful, may result in a significant increase in labor costs, or may result in a disruption of Stater Bros.’ operations. Stater Bros. expects that it would incur additional costs and face increased competition if it lost customers during a work stoppage or labor disturbance. For example, even though the UFCW agreed not to strike against Stater Bros. during the recent labor dispute in Southern California, under the new collective bargaining agreements, Stater Bros. was required to make special contributions to the UFCW’s health and welfare fund totaling $29.3 million, as well as strike ratification bonus payments to its employees totaling $4.7 million. Prolonged disputes between Stater Bros. and any of the unions representing its employees could have a material adverse effect on Stater Bros.’ cash flow from operations and, as a result, its ability to pay interest on the Notes in a timely manner.

USE OF PROCEEDS

Stater Bros. will not receive any proceeds from the Exchange Offer. The proceeds from the issuance of the Old Notes, together with cash on hand, have been and will be used to (i) pay for the purchase or redemption of all of the 10 3/4% Notes; (ii) pay costs associated with acquisition and construction of the proposed new distribution center described above; (iii) pay a dividend of $45 million; (iv) repay a subordinated promissory note representing debt incurred in connection with the purchase of a retired executive’s interest in La Cadena in the outstanding principal amount of $20 million; and (v) pay fees and expenses related to the Offering and the purchase or redemption of the 10 3/4% Notes.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the Old Notes in June 2004, Stater Bros. and Banc of America Securities LLC entered into a registration rights agreement dated as of June 17, 2004. Under that agreement, Stater Bros. must, among other things, file with the SEC a registration statement under the Securities Act covering the Exchange Offer and use its best efforts to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, Stater Bros. must also offer each holder of the Old Notes the opportunity to exchange its securities for an equal principal amount of the New Notes.

Stater Bros. is making the Exchange Offer to comply with its obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. This description of the registration rights agreement is qualified in its entirety by reference to such exhibit. The registration statement, of which this prospectus is a part, is intended to satisfy Stater Bros.’ registration obligations under the registration rights agreement.

In order to participate in the Exchange Offer, an investor must represent to Stater Bros., among other things, that the investor:

•	is not a broker-dealer;

•	is not participating in a distribution of the New Notes; and

•	is not an “affiliate” of Stater Bros., as the term is defined in Rule 144A under the Securities Act.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, Stater Bros. will accept any and all Old Notes validly tendered by persons who are not affiliates of Stater Bros. and not withdrawn prior to the expiration date (as defined below). As of the date of this prospectus, $700,000,000 aggregate principal amount of the Old Notes is outstanding and held by persons who are not affiliates of Stater Bros. This prospectus, together with the letter of transmittal, is first being sent on or about August 30, 2004 to all holders of Old Notes known to Stater Bros. Stater Bros.’ obligation to accept Old Notes for exchange pursuant to the Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Stater Bros. will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders who are not affiliates of Stater Bros. may tender some or all of their Old Notes pursuant to the Exchange Offer. See “Risk Factors—Failure to Exchange Old Notes.” However, Old Notes may be tendered only in integral multiples of $1,000.

The New Notes will evidence the same debt as the Old Notes for which they are exchanged, and are entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

Holders do not have any appraisal or dissenters’ rights under the Indenture or otherwise in connection with the Exchange Offer. Stater Bros. intends to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

Stater Bros. is considered to have accepted validly tendered Old Notes only when Stater Bros. has given notice to the exchange agent of acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from Stater Bros.

If Stater Bros. does not accept any tendered Old Notes for exchange because of an invalid tender, the occurrence of other events set forth herein or otherwise, such unaccepted tenders of Old Notes will be returned, without expense to the holder, as promptly as practicable after the expiration date.

Holders whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and subject to the limitations applicable thereto under the Indenture. After the Exchange Offer, the holders will continue to be subject to the existing restrictions upon transfer thereof and Stater Bros. will have no further obligation to the holders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See “Risk Factors—Restrictions Upon Transfer of and Limited Trading Market for Old Notes.”

Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. Stater Bros. will pay all charges and expenses, other than some taxes, in connection with the Exchange Offer. See “—Fees and Expenses; Solicitation of Tenders.”

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on September 28, 2004 unless Stater Bros. extends the Exchange Offer, in which case the term “expiration date” means the latest date and time to which the Exchange Offer is extended.

In order to extend the expiration date, Stater Bros. will notify the exchange agent of any extension and will make a release to the PR Newswire Service prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Stater Bros. reserves the right at its sole discretion to:

•	delay accepting any Old Notes;

•	extend the Exchange Offer;

•	terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have occurred and not been waived by Stater Bros., by giving notice of such delay, extension or termination to the exchange agent; or

•	amend the terms of the Exchange Offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by notice to the holders. If the Exchange Offer is amended in a manner determined by Stater Bros. to constitute a material change, Stater Bros. will promptly disclose such amendment by means of a prospectus supplement that will be distributed to all holders, and Stater Bros. will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders, if the Exchange Offer would otherwise expire during such five to ten business day period. During any extension of the expiration date, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Stater Bros.

Stater Bros. shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the PR Newswire Service.

Interest on the New Notes

The New Fixed Rate Notes will pay interest semi-annually in cash in arrears on June 15 and December 15 of each year, starting on December 15, 2004. The New Floating Rate Notes will pay interest quarterly in cash in arrears on March 15, June 15, September 15 and December 15 of each year, starting on December 15, 2004.3 No interest is payable on the Old Notes on the date of the exchange for the New Notes and therefore no interest will be paid thereon to the Holders at such time.

Procedures for Tendering Old Notes

Except as stated below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at one of the addresses listed under “Exchange Agent” on or prior to the expiration date. In addition, one of the following must occur:

•	certificates for the tendered Old Notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of the tendered Old Notes into the exchange agent’s account at The Depository Trust Company (the “DTC”), pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, STATER BROS. RECOMMENDS THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT DIRECTLY TO STATER BROS.

Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or otherwise an “eligible guarantor institution” within the meaning of Rule 17Ad- 15 under the Exchange Act.

In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by an eligible institution. If Old Notes are registered in the name of a person other than the person signing the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by Stater Bros. in its sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

[3]	Interest on the Old Floating Rate Notes will be paid on September 15, 2004 to record holders of such Old Floating Rate Notes as of September 1, 2004.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the tendered Old Notes must be endorsed by the registered holder with the signature guaranteed by an eligible institution or accompanied by appropriate powers of attorney with the signature guaranteed by an eligible institution, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and proper evidence satisfactory to Stater Bros. of such person’s authority so to act must be submitted with the letter of transmittal, unless Stater Bros. waives this requirement.

By tendering, each holder will represent to Stater Bros. that, among other things:

•	the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes;

•	if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes; and

•	neither the holder nor any such other person is an “affiliate” of Stater Bros., as defined under Rule 405 of the Securities Act.

If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

DELIVERY OF DOCUMENTS TO STATER BROS. DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by Stater Bros. in its sole discretion, which determination shall be final and binding. Stater Bros. reserves the right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes when acceptance might, in the judgment of Stater Bros. or the judgment of the counsel to Stater Bros., be unlawful. Stater Bros. also reserve the right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer, except that Stater Bros. will not waive the requirement that a holder of Old Notes seeking to participate in the Exchange Offer not be an affiliate of Stater Bros.). Stater Bros.’ interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the expiration date (including the letter of transmittal and instructions thereto) is final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within a reasonable period of time as Stater Bros. determines. Stater Bros., the exchange agent or any other person are not, individually or collectively, required to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor will Stater Bros., the exchange agent or any other person incur any liability for failure to so notify.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Stater Bros. will accept, promptly after the expiration date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See “—Certain Conditions to the Exchange Offer” below. For purposes of the Exchange Offer, Stater Bros. is considered to have accepted properly tendered Old Notes for exchange only when Stater Bros. has given notice to the exchange agent of acceptance.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of certificates for the Old Notes or a timely book-entry confirmation of the Old Notes into the exchange agent’s account at the DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at the DTC, such non-exchanged Old Notes will be credited to an account maintained with the DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

The exchange agent will make a request to establish an account with respect to the Old Notes at the DTC for purposes of the Exchange Offer promptly after the date of this prospectus. Any financial institution that is a participant in the DTC’s systems may make book-entry delivery of Old Notes by causing the DTC to transfer such Old Notes into the exchange agent’s account at the DTC in accordance with the DTC’s procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of such book-entry transfer of Old Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below. The term “agent’s message” means a message, transmitted by the DTC and received by the exchange agent and forming a part of a book-entry confirmation, which states that the DTC has received an express acknowledgment from a participant tendering Old Notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that Stater Bros. may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If a registered holder of the Old Notes wants to tender such Old Notes and the Old Notes are not immediately available, or time does not permit the holder’s Old Notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by Stater Bros. (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of Old Notes may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under “Exchange Agent.” Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and where certificates for Old Notes have been transmitted, and specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Stater Bros. and Stater Bros.’ determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer procedures, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Certain Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, Stater Bros. will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, if:

•	there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof resulting in a material delay in Stater Bros.’ ability to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or

•	any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of Stater Bros.:

•	might directly or indirectly result in the restraint or prohibition of the making or consummation of the Exchange Offer or any transaction contemplated by the Exchange Offer, or the assessment of any damages as a result thereof;

•	might directly or indirectly result in a material delay in Stater Bros.’ ability to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer;

•	might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which exceed those described herein; or

•	would otherwise make it inadvisable to proceed with the Exchange Offer.

If Stater Bros. determines in good faith that any of the conditions are not met, Stater Bros. may

•	refuse to accept any Old Notes and return all tendered Old Notes to exchanging holders;

•	extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see “—Withdrawal Rights”); or

•	waive some of such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, Stater Bros. will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all holders.

The foregoing conditions are for the benefit of Stater Bros. and may be asserted by Stater Bros. in good faith regardless of the circumstances giving rise to them or may be waived by Stater Bros. at any time in Stater Bros.’ discretion. The failure by Stater Bros. at any time to exercise the foregoing rights shall not be deemed a waiver of any such right.

Exchange Agent

The Bank of New York has been appointed as exchange agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

THE BANK OF NEW YORK

By mail, hand delivery or overnight courier:

The Bank of New York

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Mr. David A. Mauer

By facsimile transmission:

(for eligible institutions only)

(212) 298-1915

Confirm by telephone:

(212) 815-2548

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses; Solicitation of Tenders

The expenses of soliciting tenders will be borne by Stater Bros. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by the officers and regular employees of Stater Bros. and the affiliates of Stater Bros.

Stater Bros. has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. However, Stater Bros. will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Stater Bros. will pay the cash expenses to be incurred in connection with the Exchange Offer.

Stater Bros. will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted to the exchange agent, the amount of such transfer taxes will be billed directly to such tendering holder.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by Stater Bros. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Stater Bros. since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Exchange Offer is also not being made to holders of Old Notes who are “affiliates” of Stater Bros., as such term is defined in Rule 405 under the Securities Act.

Accounting Treatment

Stater Bros. will record the New Notes at the same carrying value as the Old Notes, which is face value, as reflected in the accounting records of Stater Bros. on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the Exchange Offer will be expensed over the term of the New Notes.

Consequences of Failure to Exchange

Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than the registration for resale of Old Notes held by Stater Bros.’ affiliates, Stater Bros. does not intend to register the Old Notes under the Securities Act. Stater Bros. believes that, based upon interpretations contained in no-action letters issued to third parties by the staff of the SEC, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an “affiliate” of Stater Bros. within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement with any person to participate in the distribution of such New Notes, and provided, further, that each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.” If any holder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and Stater Bros. cannot assure investors that the staff of the SEC would make a similar determination with respect to this exchange offer. If Stater Bros.’ belief is not accurate and an investor transfers a New Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, such investor may incur liability under the federal securities laws. Stater Bros. does not and will not assume, or indemnify any investor against, this liability. In addition, to comply with the securities laws of some jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. See “Risk Factors—Restrictions upon Transfer of and Limited Trading Market for Old Notes”.

CAPITALIZATION

The following table sets forth the unaudited capitalization of Stater Bros. as of June 27, 2004 on an actual and on a pro forma basis after giving effect to the redemption of the remaining approximately $41.0 million principal amount of 10 3/4% Notes on August 16, 2004. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Stater Bros.’ consolidated financial statements.

	As of June 27, 2004
	Actual	Pro Forma
	(In thousands)
Cash and cash equivalents(1)(2) :	$346,911	$302,648

Long-term debt (including current maturities):
Capitalized lease obligations	11,123	11,123
Revolving Credit Facility	—	—
10 3/4% Senior Notes due 2006(2)	40,950	—
8 1/8% Senior Notes due 2012	525,000	525,000
Floating Rate Senior Notes due 2010	175,000	175,000

Total long-term debt	752,073	711,123
Total stockholder’s deficit(3)	(49,845)	(50,767)

Total capitalization	$702,228	$660,356

(1)	Includes $20.0 million in restricted cash.
(2)	Pro forma assumes the redemption of the remaining 10 3/4% Notes which occurred on August 16, 2004 at a price of $1,026.875 per $1,000 principal amount, plus accrued interest.
(3)	Pro forma amount includes redemption premium (before tax) of $1.1 million, and deferred debt issuance cost of $456,000 (before tax) on the redemption of the remaining approximately $41.0 million principal amount of 10 3/4% Notes that were redeemed on August 16, 2004.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table shows selected consolidated financial data and other information. The annual data for 1999 and 2000 are derived from audited consolidated financial statements not included in this prospectus. The annual data for 2001, 2002, and 2003 are derived from the audited consolidated financial statements of Stater Bros. and the related notes which appear elsewhere in this document. The information for the 39-week periods is derived from unaudited consolidated financial statements contained elsewhere in this document. In the opinion of management, such unaudited consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of this data. The results for the 39 weeks ended June 29, 2003 and June 27, 2004 are not necessarily indicative of the results for a full year or for any future period. Investors should read the complete historical financial statements included elsewhere in this prospectus and the registration statement and should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which appears elsewhere in the prospectus.

						Unaudited
	Fiscal Years Ended(1)					39 Weeks Ended
	Sept. 26, 1999	Sept. 24, 2000	Sept 30, 2001	Sept. 29, 2002	Sept. 28, 2003	June 29, 2003	June 27, 2004
	(in thousands of dollars except per share and store data)
Statement of Earnings Data:
Sales	$1,830,195	$2,417,710	$2,573,913	$2,666,346	$2,753,774	$2,046,776	$2,863,955
Cost of goods sold	1,387,619	1,819,068	1,911,065	1,957,526	1,999,361	1,484,710	2,038,011

Gross profit	442,576	598,642	662,848	708,820	754,413	562,066	825,944
Selling, general and administrative expenses	380,663	537,370	579,549	615,482	659,720	491,437	631,145
Depreciation and amortization	13,123	20,357	22,327	24,300	26,879	19,615	23,331
Acquisition integration expenses	5,590	4,594	—	—	—	—	—

Total operating expenses	399,376	562,321	601,876	639,782	686,599	511,052	654,476

Operating profit	43,200	36,321	60,972	69,038	67,814	51,014	171,468
Interest income	3,308	3,244	3,409	1,721	1,049	770	1,005
Other expense—net	(357)	(27)	(258)	(1,579)	(1,093)	(756)	(1,017)
Interest expense(2)	(33,630)	(51,784)	(52,410)	(52,814)	(53,254)	(39,898)	(39,416)
Interest expense related to debt purchase(3)(4)(5)	(28,544)	1,896	—	—	—	—	(34,017)
Equity in income from unconsolidated affiliate	1,130	1,483	1,584	2,914	1,330	1,196	929

Income (loss) before income taxes (benefit)	(14,893)	(10,763)	13,297	19,280	15,846	12,326	98,952
Income taxes (benefit)(2)	(5,861)	(4,596)	5,452	7,491	5,719	4,798	39,803

Net income (loss)	$(9,032)	$(6,167)	$7,845	$11,789	$10,127	$7,528	$59,149

Earnings (loss) per common share	$(180.64)	$(123.34)	$156.90	$280.92	$264.41	$196.55	$1,544.32

Balance Sheet Data (end of period):
Working capital	$127,029	$107,907	$120,457	$119,643	$124,517	$126,384	$324,062
Total assets	603,917	595,288	629,294	634,130	667,826	670,561	1,043,879
Long-term notes	455,048	439,000	439,000	458,750	458,750	458,750	700,000
Long-term capitalized lease obligations	15,625	13,679	12,098	10,981	9,926	10,190	9,823
Other long-term liabilities	10,960	14,070	24,608	45,014	54,916	55,076	99,007
Common stockholder’s deficit	(43,087)	(49,254)	(41,409)	(74,121)	(63,994)	(66,593)	(49,845)
Dividends paid per share, Class A Common Stock	$—	$—	$—	$117.49	$—	$—	$1,174.90
Cash Flow Data:
Cash provided by operating activities	59,296	15,385	79,393	51,168	82,950	75,868	116,601
Cash provided by (used in) financing activities	152,912	(10,664)	(7,140)	(31,218)	(1,116)	(859)	144,423
Cash used in investing activities	(176,137)	(35,442)	(33,248)	(40,543)	(51,725)	(37,574)	(45,265)

(footnotes on following page)

											Unaudited
	Fiscal Years Ended(1)										39 Weeks Ended
	Sept. 26, 1999		Sept. 24, 2000		Sept 30, 2001		Sept. 29, 2002		Sept. 28, 2003		June 29, 2003		June 27, 2004
	(in thousands of dollars except per share and store data)
Other Operating and Financial Data:
Sales increases:
Total stores	6.0%		32.1%		6.5%		3.6%		3.3%		2.9%		37.6%
Like stores (comparable period)(6)	1.9%		1.4%		4.5%		5.3%		2.8%		2.4%		36.2%
Operating profit	$43,200		$36,321		$60,972		$69,038		$67,814		$51,014		$171,468
Ratio of earnings to fixed charges(2)(7)	0.83	x	0.87	x	1.19	x	1.25	x	1.21	x	1.22	x	2.08	x
Gross profit as a percentage of sales	24.18%		24.76%		25.75%		26.58%		27.40%		27.46%		28.84%
Selling, general and administrative expenses as a percentage of sales	20.79%		22.23%		22.51%		23.08%		23.96%		24.01%		22.04%
Store Data(8):
Number of stores (at end of period)	155		155		155		156		157		157		158
Average sales per store (000s)	$15,741		$15,598		$16,606		$17,092		$17,619		$13,120		$17,897
Average store size:
Total square feet	32,895		32,910		33,018		33,083		33,111		33,083		33,173
Selling square feet	23,570		23,570		23,639		23,675		23,693		23,675		23,727
Total square feet (at end of period) (000s)	5,099		5,101		5,118		5,161		5,205		5,161		5,248
Total selling square feet (at end of period) (000s)	3,653		3,653		3,664		3,693		3,724		3,693		3,752
Sales per total sq. ft.	$531		$474		$503		$517		$532		$397		$539
Sales per selling sq. ft.	$736		$662		$702		$722		$744		$554		$754

(1)	The fiscal year 2001 was a 53-week year, whereas fiscal years 1999, 2000, 2002 and 2003 were 52-week years.
(2)	Effective September 30, 2002, Stater Bros. adopted FASB Statement 145, “Rescission of FASB Statements 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Correction” (“SFAS 145”). SFAS 145 rescinds FASB Statement 4, “Reporting Gains and Losses from Extinguishment of Debt”. Under SFAS 145, gains and losses from extinguishment of debt previously reported as extraordinary items were reclassified to continuing operations. For fiscal 1999, a $17.3 million ($28.5 million less tax effect of $11.2 million) extraordinary loss from the early retirement of 9% Senior Subordinated Notes due 2004 and 11% Senior Notes due 2001 was reclassified to continuing operations. For fiscal 1999, $28.5 million was reclassified to interest expense related to debt purchase and $11.2 million was reclassified as a reduction to income taxes. For fiscal 2000, a $1.1 million ($1.9 million less tax effect of $0.8 million) extraordinary gain from the early retirement of $11 million of 10 3/4% Notes was reclassified to continuing operations. For fiscal 2000, $1.9 million was reclassified to interest expense related to debt purchase, as a reduction in expenses, and $0.8 million was reclassified as an increase to income taxes.
(3)	Interest expense related to debt purchase for fiscal year 1999 included $18.7 million for tender premium and fees related to the purchase of Stater Bros.’ 11% Senior Notes due 2001 and 9% Senior Subordinated Notes due 2004 and a charge of $9.8 million for the write-off of deferred offering cost related to these Notes.
(4)	Interest expense related to debt repurchase for fiscal year 2000 includes a reduction in interest expense related to the gain of $1.9 million for the early retirement of $11 million of 10 3/4% Notes.
(5)	Interest expense related to debt purchase for the thirty-nine weeks ended June 27, 2004 included a $16.9 million payment for tender premium and fees on the purchase of $397.8 million principal amount of the 10 3/4% Notes, a make whole payment by Santee of $8.5 million related to Santee’s redemption of all the outstanding Santee Notes and an $8.6 million charge for the write-off of deferred offering cost related to (i) the purchase of the 10 3/4% Notes, (ii) the early retirement of the $20.0 million 5.0% Subordinated Note of Stater Bros. due 2007 and (iii) the redemption of the Santee Notes.
(6)	Like store sales are calculated by comparing year-to-year sales for stores that are opened in both years. For stores that were not opened for the entire previous year, only the current year’s weekly sales that correspond to the weeks the store was open in the previous year are used. All of the current year’s replacement store sales are included in the like store sales calculation. There were no stores closed in the periods considered in this table.
(7)	For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and amortization of previously capitalized interest. Fixed charges consist of interest expense whether expensed or capitalized, amortization of deferred debt expense, and such portion of rental expense as can be deemed by management to be representative of the interest factor in the particular case. Included in earnings and fixed charges is Stater Bros.’ 50% share of Santee. For the unaudited 39 weeks ended June 27, 2004, included in earnings and fixed charges is Stater Bros.’ 50% share of fixed charges and earnings of Santee through February 6, 2004. Santee has been consolidated into Stater Bros.’ consolidated results since that date.
(8)	Average sales per store, sales per total square feet and sales per selling square feet are calculated by prorating the number of stores, total square feet and selling square feet by the period of time the store was opened, for new stores, or the period of time the expanded square footage was in service, for expanded stores.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Selected Consolidated Financial Data” and Stater Bros.’ audited Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

Ownership of Stater Bros.

La Cadena Investments (“La Cadena”) is the sole shareholder of Stater Bros. and holds all of the shares of Stater Bros.’ Class A Common Stock. La Cadena is a California general partnership whose partners include Jack H. Brown, Chairman of the Board, President and Chief Executive Officer of Stater Bros. and a former member of senior management of Stater Bros. Jack H. Brown has a majority interest in La Cadena and is the managing general partner with the power to vote the shares of Stater Bros. held by La Cadena.

Results of Operations

13 Weeks and 39 weeks Ended June 27, 2004 and June 29, 2003

The following table sets forth certain income statement components expressed as a percent of sales for the thirteen and thirty-nine weeks ended June 29, 2003 and June 27, 2004.

	Thirteen Weeks		Thirty-Nine Weeks
	2003	2004	2003	2004
Sales	100.00%	100.00%	100.00%	100.00%
Gross profit	27.50	26.50	27.46	28.84
Operating expenses:
Selling, general and administrative expenses	24.44	22.21	24.01	22.04
Depreciation and amortization	1.00	0.96	0.96	0.81
Operating profit	2.06	3.33	2.49	5.99
Interest income	0.04	0.02	0.04	0.04
Interest expense	(1.94)	(4.55)	(1.95)	(2.56)
Equity in unconsolidated affiliate	0.03	—	0.06	0.03
Other expenses—net	(0.02)	(0.04)	(0.04)	(0.04)
Income (loss) before income taxes (benefit)	0.17%	(1.24)%	0.60%	3.46%

As of February 6, 2004, the results of Santee, previously accounted for under the equity method of accounting, have been consolidated in Stater Bros.’ results of operations and all inter-company transactions have been eliminated.

The labor dispute involving three of Stater Bros.’ principal competitors from October 11, 2003 through February 29, 2004, had a materially positive effect on Stater Bros.’ results of operations in the period. On October 11, 2003, the UFCW declared a strike against Vons; in turn, Albertson’s and Ralphs locked out all of their UFCW employees. The UFCW did not strike against Stater Bros. as a result of an agreement whereby Stater Bros. agreed to accept the same contract terms that the UFCW negotiated with Vons, Albertson’s and Ralphs.

On February 29, 2004, members of the UFCW in Southern California ratified new collective bargaining agreements and ended their strike. Under the new collective bargaining agreements, Stater Bros. made special contributions to the UFCW’s health and welfare fund totaling $29.3 million, and made strike ratification bonus payments to its employees totaling $4.7 million.

During the labor dispute, many of the former Vons, Albertson’s and Ralphs customers chose to honor the picket lines and took their business to Stater Bros. Markets and other grocery retailers. Subsequent to the labor dispute, Stater Bros. has been able to retain some of these additional customers. The labor dispute had both a significant and material effect on the Stater Bros.’ sales volume, results of operations and financial position.

The increased sales volume has had a positive effect on results of operations as Stater Bros. has been able to realize some economics of scale from the increased sales volume. As a result, cost of goods sold, labor and other operating expenses, as a percentage of sales, have decreased for the thirty-nine weeks ended June 27, 2004 when compared with the corresponding period of fiscal 2003.

The impact of the labor dispute on Stater Bros. was unprecedented and is not expected to be repeated in the future. As of June 27, 2004, Stater Bros. has been able to retain some of the increased volume gained during the labor dispute. Management has taken steps through price promotions, customer service and attention to detail to retain as much of the increased volume as possible. Management anticipates that some of the retained volume realized to date will be lost as its major competitors take continued marketing steps of their own to win back the business lost during the labor dispute. The ultimate amount of increased volume retained, if any, cannot be forecast with any degree of certainty.

Like store sales are calculated by comparing year-to-year sales for stores that are opened in both years. For stores that were not opened for the entire previous year periods, only the current year’s weekly sales that correspond to the weeks the stores were opened in the previous year are used. All of the current year’s replacement store sales are included in the like store sales calculation.

Sales for the thirteen weeks ended June 27, 2004, the third quarter of fiscal 2004, increased $159.9 million or 23.24% and amounted to $848.0 million compared to $688.1 million for the same period in the prior year. The consolidation of Santee in fiscal 2004 increased sales by $30.6 million or 4.45% over prior year sales. Like store sales increased $117.9 million or 17.13% over the prior year. The increase in like store sales for the thirteen weeks ended June 27, 2004 is primarily the result of Stater Bros.’ ability to retain some of the increased sales volume generated during the labor dispute. The remaining increase in total sales is due to the opening of a new store in Corona, California in June of 2003 and the opening of a new store in Moreno Valley, California in March of 2004.

Sales for the thirty-nine weeks ended June 27, 2004, increased $817.2 million or 39.93% and amounted to $2.864 billion compared to $2.047 billion for the same period in the prior year. The consolidation of Santee in fiscal 2004 increased sales by $47.0 million or 2.30% over prior year sales. Like store sales increased $739.8 million or 36.15% over the prior year. The increase in like store sales for the thirty-nine weeks ended June 27, 2004 is due primarily to the increased sales volume during the labor dispute and to Stater Bros.’ ability to retain some of the increased sales volume after the labor dispute. For the portion of the thirty-nine week period during the labor dispute, like store sales increased $576.2 million or 54.52% over the same time frame of fiscal 2003. For the portion of the thirty-nine week period after the labor dispute, like store sales increased $158.9 million or 17.75% over the same time frame of fiscal 2003. The remaining increase in sales is due to the opening of a new store in Corona, California in June of 2003 and the opening of a new store in Moreno Valley, California in March of 2004.

Gross profit for the thirteen weeks ended June 27, 2004, amounted to $224.7 million or 26.50% of sales compared to $189.2 million or 27.50% of sales in the same period of the prior year. Gross profit, as a percentage of sales, in the current year compared to the prior year decreased 1.00%. Store gross margins, as a percentage of sales, decreased 0.87% compared to the prior year and is attributed to pricing steps taken by Stater Bros. to retain volume gained during the labor dispute. Offsetting the reduction in store margins from pricing were favorable reductions in warehousing and transportation costs, as a percentage of sales, of approximately 0.52% attributed to the leveraging of fixed costs over the increased sales volume. The consolidation of Santee in fiscal 2004 contributed to reduction in gross profit, as a percentage of sales, of approximately 0.51%.

Gross profit for the thirty-nine weeks ended June 27, 2004, amounted to $825.9 million or 28.84% of sales compared to $562.1 million or 27.46% of sales in the same period of the prior year. Gross profit, as a percentage of sales, for the thirty-nine week period increased 1.38% compared to the prior year. The increase in the year-to-date gross profit is comprised of increased store gross profit of 0.93% attributed primarily to reduced shrink in the perishable departments during the labor dispute, a reduction, as a percentage of sales, of 0.88% in warehouse and transportation costs attributed to the leveraging of fixed costs over the increased sales volume offset by the consolidation of Santee in fiscal 2004 which created a reduction in gross profit, as a percentage of sales, for the year-to-date period of 0.27%.

Operating expenses include selling, general and administrative expenses, and depreciation and amortization. For the thirteen weeks ended June 27, 2004, selling, general and administrative expenses amounted to $188.4 million or 22.21% of sales compared to $168.2 million or 24.44% of sales for the thirteen weeks ended June 29, 2003. For the thirty-nine weeks ended June 27, 2004, selling, general and administrative expenses amounted to $631.1 million or 22.04% of sales compared to $491.4 million or 24.01% of sales for the thirty-nine weeks ended June 29, 2003.

The reduction in selling, general and administrative expenses, as a percentage of sales, for the thirteen week period of the current year compared to the prior year included a 0.53% reduction, as a percentage of sales, in labor expense due to changes to the new collective bargaining agreement with the UCFW and the ability to leverage labor expense against increased sales volume; a 0.40% reduction, as a percentage of sales, in workers’ compensation costs; and a 0.41% reduction, as a percentage of sales, in utility cost due both to reduced electric rates and continued energy conservations programs by Stater Bros. The consolidation of Santee in fiscal 2004 caused a reduction in selling general and administrative expenses, as a percentage of sales, of 0.56% in the current thirteen week period compared to the thirteen week period of the previous year.

Included in selling, general and administrative expenses for the thirty-nine week fiscal 2004 is a $22.4 million gain from a settlement agreement reached with Ralphs. The gain from litigation settlement reduced selling, general and administrative expenses, as a percentage of sales, by 0.81% for the thirty-nine week fiscal 2004.

Also, included in the thirty-nine week fiscal 2004 selling, general and administrative expenses is $34.0 million for special payments related to the labor dispute and contract ratification. Stater Bros. made special payments of approximately $29.3 million to UFCW union trust funds to bring the funds up to levels negotiated during collective bargaining contract negotiations. Under the new negotiated collective bargaining agreement, future union insurance payments by Stater Bros. are proscribed at specified hourly rates. In addition, Stater Bros. paid approximately $4.7 million to UFCW union members as a contract ratification bonus. The reduction in selling, general and administrative expenses, as a percentage of sales, for the thirty-nine week period is also attributed to Stater Bros. being able to leverage direct labor costs and fixed facility costs over the increased sales volume resulting from the labor dispute.

The amount of salaries, wages and administrative costs associated with the purchase of Stater Bros.’ products included in selling, general and administrative expenses for the fiscal third quarters of fiscal 2004 and fiscal 2003 is $245,000 and $217,000, respectively, and the amount in the thirty-nine week fiscal 2004 and fiscal 2003 is $767,000 and $658,000, respectively.

Depreciation and amortization expenses amounted to $8.1 million for the thirteen weeks ended June 27, 2004 and $6.9 million for the thirteen weeks ended June 29, 2003. Depreciation and amortization expense was $23.3 million and $19.6 million for the thirty-nine week periods ended June 27, 2004 and June 29, 2003, respectively. The increase in depreciation and amortization expense in fiscal 2004 was primarily due to an increase in fixed assets. Included in cost of goods sold is $3.1 million and $1.9 million of depreciation in the third quarters of fiscal 2004 and fiscal 2003, respectively, and $7.2 million and $5.6 million of depreciation in the thirty-nine week fiscal 2004 and fiscal 2003, respectively, related to dairy production and warehousing and distribution activities for the stores.

Interest expense amounted to $13.1 million for the third quarter of 2004 compared to $13.3 million for the third quarter of 2003. For the fiscal year-to-date of 2004 and 2003, interest expense amounted to $39.4 million and $39.9 million, respectively. Interest expense related to debt purchase was $25.5 million and $34.0 million for the thirteen and thirty-nine weeks ended June 27, 2004, respectively. Interest expense related to debt purchase for the thirteen weeks ended June 27, 2004 included a $16.9 million payment for tender premium and fees on the purchase of $397.8 million of the 10 3/4% Notes and an $8.6 million charge for the write-off of deferred offering cost related to i) the purchase of $397.8 million of the 10 3/4% Notes, ii) the early retirement of the $20.0 million 5.0% Subordinated Note due 2007 and iii) the redemption of the Santee Notes. In addition to the above items, interest expense related to debt purchase for the thirty-nine weeks of fiscal 2004 included a make whole payment by Santee of $8.5 million related to Santee’s redemption of all outstanding Santee Notes.

Stater Bros.’ equity in earnings from unconsolidated affiliate amounted to $217,000 for the third quarter of fiscal 2003. There was no equity in earnings from unconsolidated affiliate in the third quarter of fiscal 2004. For the fiscal year-to-date periods of 2004 and 2003, Stater Bros.’ equity in earnings from unconsolidated affiliate amounted to $929,000 and $1,196,000, respectively. On February 6, 2004, Stater Bros. acquired 100% ownership of Santee as part of a litigation settlement and Santee has been consolidated into Stater Bros.’ results of operations subsequent to that date.

Income (loss) before income taxes (benefit) amounted to a loss of $10.5 million in the third quarter of 2004 and income of $1.2 million for the third quarter of 2003, respectively. Income before income taxes amounted to $99.0 million and $12.3 million for the thirty-nine weeks year-to-date periods of 2004 and 2003, respectively.

Net income (loss) for the third quarter of 2004 amounted to a loss of $5.8 million and net income of $769,000 for the third quarter of 2003, respectively. Net income for the fiscal year-to-date periods amounted to $59.1 million and $7.5 million for 2004 and 2003, respectively.

Fiscal Years Ended September 28, 2003, September 29, 2002, and September 30, 2001

The following table sets forth certain income statement components of Stater Bros. expressed as a percent of sales for the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003. The fiscal year ended September 30, 2001 was a 53-week year whereas fiscal years ended September 29, 2002 and September 28, 2003 were 52-week years.

	Fiscal Years Ended
	2001	2002	2003
Sales	100.00%	100.00%	100.00%
Gross profit	25.75	26.58	27.40
Operating expenses:
Selling, general and administrative expenses	22.51	23.08	23.96
Depreciation and amortization	0.87	0.91	0.98
Operating profit	2.37	2.59	2.46
Interest income	0.13	0.06	0.04
Interest expense	(2.04)	(1.98)	(1.93)
Equity in income from unconsolidated affiliate	0.06	0.11	0.05
Other expenses—net	—	(0.06)	(0.04)
Income before income taxes	0.52%	0.72%	0.58%

Total sales amounted to $2.754 billion in 2003 compared to $2.666 billion in 2002 and $2.574 billion in 2001. Like store sales increased $74.1 million or 2.78% in fiscal 2003, compared to $133.6 million or 5.30% in fiscal 2002 and $156.2 million or 4.50% (52-week basis) in fiscal 2001. The increase in sales in fiscal 2003 was due to favorable customer response to Stater Bros.’ marketing plan and to the addition of a new store in Corona, California. The increase in sales during fiscal 2002 was due to favorable customer response to Stater Bros.’ marketing plan and to the addition of a new store in Chino Hills, California.

Gross profits increased to $754.4 million or 27.40% of sales in 2003 compared to $708.8 million or 26.58% of sales in 2002 and $662.8 million or 25.75% of sales in 2001. The increase in gross profits, as a percent of sales, during the last three fiscal years was due in large part to the introduction of higher gross margin products achieved through Stater Bros.’ merchandising expansion and upgrading programs including significant investments in product display fixtures. Also contributing to the increased gross profits in fiscal 2003 over fiscal 2002 was a $4.6 million reduction in cost of goods sold caused by the reclassification of the amount of vendor co-operative advertising allowances in excess of the fair value of advertising. This reclassification resulted from Stater Bros.’ adoption in fiscal 2003 of EITF Issue No. 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.” Prior year cost of goods sold were not reclassified. Stater Bros. adjusts its pricing strategy as necessary to retain its aggressive every day low price market position.

Operating expenses include selling, general and administrative expenses, and depreciation and amortization. In fiscal year 2003, selling, general and administrative expenses amounted to $659.7 million or 23.96% of sales compared to $615.5 million or 23.08% of sales in 2002 and $579.5 million or 22.51% of sales in 2001. Selling, general and administrative expenses, as a percentage of sales, increased for both fiscal 2003 over fiscal 2002 and for fiscal 2002 over fiscal 2001. The increase in selling, general and administrative expenses in fiscal 2003 over fiscal 2002 was due primarily to an increase of approximately $14.0 million in union insurance costs, an increase of approximately $6.3 million in union pension cost and to the reclassification of $4.6 million of vendor co-operative advertising allowances that were in excess of the fair value of advertising from selling, general and administrative expenses to cost of goods sold. The increase in selling, general and administrative expenses in fiscal 2002 over fiscal 2001 was due primarily to an increase of approximately $10.1 million in union pension cost and an increase of approximately $7.6 million in union insurance costs.

Depreciation and amortization expenses amounted to $26.9 million in 2003 compared to $24.3 million in 2002 and $22.3 million in 2001. Depreciation and amortization expense, as a percentage of sales, was 0.98%, 0.91% and 0.87% for fiscal years 2003, 2002 and 2001, respectively. The changes in depreciation expense from year-to-year are due primarily to store additions, remodels and store and warehouse expenditures.

Operating profits amounted to $67.8 million or 2.46% of sales in 2003 compared to $69.0 million or 2.59% of sales in 2002 and $61.0 million or 2.37% of sales in 2001.

Interest expense amounted to $53.3 million, $52.8 million and $52.4 million for the 2003, 2002 and 2001 fiscal years, respectively. The increase in interest expense in fiscal 2003 compared to fiscal 2002 was primarily due to the full year interest expense on the 5% subordinated promissory note in fiscal 2003 versus interest from only January 2002 in fiscal 2002. The increase in interest expense in fiscal 2002 over fiscal 2001 was due primarily to the issuance, in January 2002, of the $20 million subordinated promissory note due March 2007.

Equity in income from Santee amounted to $1.3 million in fiscal 2003 compared to $2.9 million in 2002 and $1.6 million in 2001. The decrease in income from Santee in fiscal 2003 was due primarily from a $1.1 million deferred tax revaluation, by Santee, in fiscal 2002 that was not present in fiscal 2003. Also, net sales and operating profits decreased at Santee in fiscal 2003 versus fiscal 2002. The increase in income from Santee in fiscal 2002 over fiscal 2001 was due primarily to the $1.1 million deferred tax revaluation in fiscal 2002.

Income before income taxes amounted to $15.9 million, $19.3 million and $13.3 million in fiscal 2003, fiscal 2002 and fiscal 2001, respectively.

Net income, for fiscal 2003, amounted to $10.1 million, compared to $11.8 million in fiscal 2002 and $7.8 million in fiscal 2001.

Liquidity and Capital Resources

Stater Bros. historically has funded its daily cash flow requirements through funds provided by operations and through borrowings from short-term revolving credit facilities. Stater Bros.’ credit agreement, as amended and restated on June 17, 2004 expires in May 2007 and consists of a revolving loan facility for working capital and letters of credit of $75.0 million. As of June 27, 2004, Stater Bros. had $46.9 million of outstanding letters of credit and had $28.1 million available under the revolving loan facility. The letter of credit facility is maintained pursuant to Stater Bros.’ workers’ compensation and general liability self-insurance requirements.

Santee’s credit agreement, as amended, became effective December 1999, expires on September 1, 2004 and consists of a revolving loan facility for working capital of $5.0 million of which $2.0 million may be used to secure letters of credit issued to support workers’ compensation liabilities. The revolver is limited to a borrowing base equivalent to 75% of Santee’s outstanding accounts receivable, excluding balances owed by Markets, less the total amount of outstanding letters of credit. Borrowings under the revolver are secured by the receivables of Santee. Advances under the revolver bear interest at Bank of America’s prime rate plus 0.5% with interest due monthly or, if elected by Santee, at the Interbank Offered Rate plus 1.75%. The outstanding undrawn portion of the workers’ compensation letter of credit is subject to an annual commitment fee of 1.25%. As of June 27, 2004, Santee had $1.4 million of outstanding letters of credit and had $3.6 million available under the revolving loan facility.

The following table sets forth Stater Bros.’ contractual cash obligations and commercial commitments as of June 27, 2004.

	Contractual Cash Obligations (In thousands)
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
8 1/8% Senior Notes due June 2012
Principal	$525,000	$—	$—	$—	$525,000
Interest	341,013	42,419	85,313	85,313	127,968

	866,013	42,419	85,313	85,313	652,968

Floating Rate Senior Notes due June 2010(1)
Principal	175,000	—	—	—	175,000
Interest	53,081	8,806	17,710	17,710	8,855

	228,081	8,806	17,710	17,710	183,855

10 3/4% Senior Notes due August 2006(2)
Principal	40,950	40,950	—	—	—
Interest	3,314	3,314	—	—	—

	44,264	44,264	—	—	—

Capital Lease Obligations(3)
Principal	11,123	1,300	2,353	2,063	5,407
Interest	8,433	1,623	2,716	2,126	1,968

	19,556	2,923	5,069	4,189	7,375
Operating Leases(3)	240,247	33,354	56,979	39,532	110,382

Total Contractual Cash Obligations	$1,398,161	$131,766	$165,071	$146,744	$954,580

	Other Commercial Commitments (In thousands)
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Standby Letters of Credit(4)	$48,240	$48,240	$—	$—	$—

Total Other Commercial Commitments	$48,240	$48,240	$—	$—	$—

(footnotes on following page)

(1)	Interest on the Floating Rate Notes is based on the Three-month LIBOR plus 3.50% and is set quarterly based on the Three-month LIBOR rate for the second London Banking Day proceeding each interest period. The floating interest rate at June 27, 2004 was 5.06%.
(2)	On June 29, 2004, Stater Bros. elected to redeem the remaining $41.0 million outstanding 10 3/4% Notes on August 16, 2004. The outstanding notes will be redeemed at a price of $1,026.875 per $1,000 plus accrued interest. The redemption premium has been included with interest for purposes of this contractual cash obligations disclosure.
(3)	Stater Bros. leases the majority of its retail stores, offices, warehouses and distribution facilities. Certain leases provide for additional rents based on sales. Primary lease terms range from 3 to 55 years and substantially all leases provide for renewal options.
(4)	Standby letters of credit are committed as security for workers’ compensation obligations. Outstanding letters of credit expire between September 2004 and February 2005.

Working capital amounted to $324.1 million at June 27, 2004 and $124.5 million at September 28, 2003, and Stater Bros.’ current ratios were 2.14:1, and 1.60:1, respectively. Fluctuations in working capital and current ratios are not unusual in the industry.

Net cash provided by operating activities in the thirty-nine weeks ended June 27, 2004 improved significantly over the thirty-nine weeks ended June 29, 2003, primarily as a result of the increase in net income for such period attributable mainly to the labor dispute. Net cash provided by operating activities for the thirty-nine weeks ended June 27, 2004 amounted to $116.6 million compared to $75.9 million for the thirty-nine weeks ended June 29, 2003. In addition to the substantial increase in net income of $59.1 million in the current year compared to $7.5 million in the prior year, cash provided by operating activities in fiscal 2004 of $116.6 million reflected a $52.4 million increase in accrued liabilities, self-insurance reserves and other liabilities, an increase of $26.7 million in accounts payable, a $12.9 million decrease in other assets and $30.6 million of depreciation and amortization; partially offset by a $20.0 million increase in restricted cash, a $15.3 million increase in inventory and a $22.4 million gain from litigation settlement. Cash provided by operating activities in fiscal 2003 of $75.9 million consisted of a $22.3 million increase in accrued liabilities, self-insurance reserves and other liabilities, an increase of $7.5 million in accounts payable, a decrease in income tax receivables of $5.8 million, a decrease of $5.1 million in inventory and $25.2 million of depreciation and amortization. Fluctuations in cash provided by operating activities are not unusual in the industry.

Net cash used in investing activities for the thirty-nine weeks ended June 27, 2004, amounted to $45.3 million compared to $37.6 million for the thirty-nine weeks ended June 29, 2003. The difference in net cash used in investing activities between the comparable periods is due to Stater Bros.’ capital expenditures during such periods, net of proceeds from asset disposals. Capital expenditures amounted to $45.4 million in the fiscal year-to-date of 2004 compared to $37.7 million in the fiscal year-to-date of 2003.

Net cash provided by financing activities amounted to $144.4 million for the thirty-nine weeks ended June 27, 2004 and net cash used in financing activities amounted to $0.9 million in the thirty-nine weeks ended June 29, 2003. In the thirty-nine weeks to date of 2004, Stater Bros. issued $525.0 million of 8 1/8% Senior Notes due June 2012, issued $175.0 million of Floating Rate Senior Notes due June 2010, purchased $397.8 million of 10 3/4% Notes, retired the $20 million 5.0% Subordinated Note due March 2007, redeemed $53.5 million of outstanding Santee Notes, paid $16.9 million in tender premium and fees for the purchase of the 10 3/4% Notes, paid a make-whole payment of $8.5 million for the redemption of the Santee Notes, paid a dividend of $45.0 million to La Cadena, incurred fees of $22.3 million associated with the issuance of the 8 1/8% Senior Notes and Floating Rate Senior Notes and amortized remaining deferred offering costs of $8.6 million related to i) the purchase 10 3/4% Notes, ii) the early retirement of the 5.0% Subordinated Note and iii) the redemption of the Santee Notes, executed a new capital lease for $0.7 million and had payments on capitalized leases of $0.9 million. The cash used in financing activities in the thirty-nine weeks to date of 2003 of $0.9 million consisted of payments on Stater Bros.’ capitalized lease obligations.

Issuance of Debt and Early Retirement of Debt

On June 17, 2004, Stater Bros. issued $525.0 million of 8 1/8% Senior Notes due June 15, 2012 and $175.0 million Floating Rate Senior Notes due June 15, 2010. The 8 1/8% Senior Notes and the Floating Rate Senior Notes are unregistered. The interest rate on the Floating Rate Senior Notes as of June 27, 2004 was 5.06%. Stater Bros. incurred $22.3 million of debt issuance cost related to the issuance of these notes which will be amortized over the term of the respective notes.

On June 17, 2004, Stater Bros. used part of the proceeds from the issue of these notes for the purchase of $397.8 million of the 10 3/4% Notes, the payment of $16.9 million for tender premium and fees on the purchased 10 3/4% Notes, the early retirement of the $20.0 million 5.0% Subordinated Note due March 2007 and to pay accrued interest on the purchased 10 3/4% Notes and the retired 5.0% Subordinated Note.

On June 29, 2004, Stater Bros. advised the trustee of the 10 3/4% Notes that Stater Bros. has elected to redeem the remaining outstanding 10 3/4% Notes due August 2006 at a price of $1,026.875 per $1,000 plus accrued interest.

The Credit Facilities

For a discussion of the credit facilities, see “Description of Certain Indebtedness.”

Labor Relations

Stater Bros.’ collective bargaining contract with the UFCW was ratified during the second quarter of fiscal 2004 and extends through March 2007. Stater Bros.’ collective bargaining agreement with the International Brotherhood of Teamsters was renewed in September 2002 and expires in September 2005. Santee’s collective bargaining agreement with the International Brotherhood of Teamsters was renewed in March 2004 and expires in March 2007. Management believes it has good relations with its employees.

Effect of Inflation and Competition

Stater Bros.’ performance is affected by inflation. In recent years the impact of inflation on the operations of Stater Bros. has been moderate. As inflation has increased expenses, Stater Bros. has recovered, to the extent permitted by competition, the increase in expenses by increasing prices over time. However, the economic and competitive environment in Southern California continues to challenge Stater Bros. to become more cost efficient as its ability to recover increases in expenses through price increases is diminished. The future results of operations of Stater Bros. will depend upon the ability of Stater Bros. to adapt to the current economic environment as well as the current competitive conditions.

Stater Bros.’ primary business function is the operation of retail food supermarkets, which offer for sale to the public most merchandise typically found in supermarkets. The supermarket industry is highly competitive and is characterized by low profit margins. Stater Bros.’ primary competitors include Vons, Albertson’s, Ralphs and a number of independent supermarket operators. Competitive factors typically include the price, quality and selection of products offered for sale, customer service, and the convenience and location of retail facilities. Through its wholly-owned subsidiary Santee, Stater Bros. operates one of the largest dairy plants in California, based on fluid production. Markets is the primary customer of Santee. Santee also sells to Ralphs, unaffiliated supermarkets, independent food distributors, military bases and food service providers in Southern California. Stater Bros.’ captive purchases limit the effect of competition on dairy operations. However, sales to nonrelated parties is highly competitive with competitive factors including price, quality and timely delivery of product. Stater Bros. monitors competitive activity and Senior Management regularly reviews Stater Bros.’ marketing and business strategy and periodically adjusts them to adapt to changes in Stater Bros.’ primary trading area.

Critical Accounting Policies and Estimates

Stater Bros. discussion and analysis of financial condition and results of operations are based upon Stater Bros.’ unaudited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires the use of estimates and judgments on the part of management. Stater Bros. based its estimates on Stater Bros.’ historical experience combined with management’s understanding of current facts and circumstances. Stater Bros. believes that the following critical accounting policies are the most important to Stater Bros.’ consolidated financial statements presentation and require the most difficult, subjective and complex judgments on the part of management.

Revenue Recognition

Markets, Stater Bros.’ principal operating entity, recognizes revenue from the sale of its products at the point of sale to the customer. Sales are recognized net of any discounts given to the customer. Santee recognizes revenue as shipments are received by its customers. Sales are recognized net of promotional discounts.

Cost of Goods Sold

Included in cost of goods sold are all manufacturing cost, direct product purchase costs, except for certain salary, wages and administration cost associated with the procurement of purchased products; all in-bound freight costs; all direct receiving and inspection costs; all quality assurance costs; all warehousing costs and all costs associated with transporting goods from Stater Bros.’ warehouses to its stores, net of earned vendor rebates and allowances. Stater Bros. recognizes, as a reduction to cost of goods sold, certain rebates and allowances (“allowances”) from its vendors as the allowances are earned. Allowances are earned by promoting certain products or by purchasing specified amounts of product. Stater Bros. records a liability for allowance funds that have been received but not yet earned.

Within the supermarket industry, there are a wide range of differences in the disclosure of costs related to the purchasing and distribution of products sold. Some companies include all of their purchasing and distribution costs in cost of goods sold while others include a portion of the costs in selling, general and administrative expenses. Therefore, Stater Bros.’ gross margins and selling, general and administrative expenses may not be comparable to those of other companies within the supermarket industry.

Inter-Company Eliminations

Markets is a significant customer of Santee, which supplies Markets with a significant portion of its fluid milk and dairy products. Santee pays interest and principal payments to Markets on a $55.0 million 5.25% Inter-Company Note due 2008. All inter-company transactions are eliminated in consolidation.

Selling, General and Administrative Expenses

Included in selling, general and administrative expenses are all store operating costs which includes all store labor costs associated with receiving, displaying and selling Stater Bros.’ products at the store level; all advertising costs, net of the portion of co-operative advertising allowances directly related to the fair value of the advertising; certain salary, wages and administrative costs associated with the purchasing of Stater Bros.’ products and all security, management information services, accounting and corporate management costs.

As noted under “Cost of Goods Sold”, Stater Bros. includes all purchasing and distribution costs to deliver the product for sale to its stores in cost of goods sold, except for certain salary, wages and administrative costs associated with the procurement of purchased products. As certain salary, wages and administrative cost associated with the purchase of Stater Bros.’ products is included in selling, general and administrative expenses, Stater Bros.’ gross margin and selling, general and administrative expenses may not be comparable to companies who disclose these costs differently.

Vendor Rebates and Allowances

Stater Bros. receives certain allowances from its vendors that relate to the purchase and promotion of certain products. All allowances, except for advertising allowances described under “Advertising Allowances,” are recognized as a reduction in cost of goods sold as the performance is completed and inventory sold. Allowances, such as slotting fees, which are tied to the promotion of certain products, are recognized as reductions in cost of goods sold as Stater Bros. meets the required performance criteria.

Allowances that are based upon purchase or sales volumes are recognized as reductions in cost of goods sold as the products are sold. Stater Bros. receives lump-sum payments from vendors for the promotion or purchase of products over multi-year periods. Stater Bros. records a liability for unearned allowances and recognizes, as a reduction in cost of goods sold, these allowances over time as the criteria of these contracts are met.

Advertising Allowances

Stater Bros. receives co-operative advertising allowances from vendors for advertising specific vendor products over specific periods of time. Stater Bros. recognizes the portion of co-operative advertising allowances directly related to the fair value of the advertising as a reduction in advertising costs. A significant portion of Stater Bros.’ advertising expenditures is in the form of twice weekly print advertisements. Stater Bros. distributes its print ads through inserts in local newspapers, in direct mailers and as handouts distributed in its stores. Stater Bros. analyzes, on a monthly basis, the direct out-of-pocket costs for printing and distributing its print ads. Using the number of ads in a typical twice weekly advertisement, the actual direct cost of an individual advertisement is determined. The cost determined is deemed to be the fair value of advertising. The amount of co-operative advertising allowances in excess of the direct fair value of the advertising is recognized as a reduction in cost of goods sold.

Advertising

Stater Bros.’ advertising costs, net of vendor allowances for co-operative advertising, are recognized in the period the advertising is incurred and are included in selling, general and administrative expenses.

Leases

Certain of Stater Bros.’ operating leases provide for minimum annual payments that change over the life of the lease. The aggregate minimum annual payments are expensed on a straight-line basis over the minimum lease term. Stater Bros. recognizes a liability for minimum step rents when the amount of straight-line rent expense exceeds the actual lease payment and it reduces the step rent liability when the actual lease payment exceeds the amount of straight-line rent expense.

Self-Insurance Reserves

Stater Bros. is primarily self-insured, subject to certain retention levels for workers’ compensation, automobile and general liability costs. Stater Bros. is covered by umbrella insurance policies for catastrophic events. Stater Bros. records its self-insurance liability based on the claims filed and an estimate of claims incurred but not yet reported. The estimates used by management are based on Stater Bros.’ historical experiences as well as current facts and circumstances. Stater Bros. uses third party actuarial analysis in making its estimates. Actuarial projections and Stater Bros.’ estimate of ultimate losses are subject to a high degree of variability. The variability in the projections and estimates are subject to, but not limited to, such factors as judicial and administrative rulings, legislative actions, and changes in compensation benefits structure. In recent years, Stater Bros. and employers within the State of California as a whole have seen significant increases in the severity of workers’ compensation claims. While Stater Bros. has factored these increases into its estimates of ultimate loss, no assurance can be given that future events will not require a change in these estimates. Stater Bros. discounts its workers’ compensation, automobile and general liability insurance reserves at a discount rate of approximately 7.5%.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Management believes that its inventory turns and inventory controls are sufficient and that reserves are not needed for excess, obsolete or discontinued inventory.

Deferred Debt Issuance Costs

Direct costs incurred as a result of financing transactions are capitalized and amortized to expense over the term of the applicable debt agreements.

Deferred Income Taxes

Although there can be no assurances as to future taxable income of Stater Bros., Stater Bros. believes that its expectations of future taxable income, when combined with the income taxes paid in prior years, will be adequate to realize its deferred tax assets.

Phantom Stock Plan

It is Stater Bros.’ policy to expense phantom stock units to the extent that they vest and appreciate during the accounting period.

Quantitative and Qualitative Disclosures About Market Risk

Stater Bros. is subject to interest rate risk on its Floating Rate Senior Notes due June 2010. Stater Bros.’ interest expense on the Floating Rate Senior Notes due June 2010 will increase as interest rates rise and will decrease as interest rates decline. Interest on the Floating Rate Senior Notes due June 2010 is based upon the Three-month LIBOR plus 3.50%. As of June 27, 2004, the floating interest rate was 5.06%. In addition, Stater Bros. is subject to interest rate risk on its fixed interest rate debt obligations. Stater Bros.’ fixed rate debt obligations are comprised of the 8 1/8% Senior Notes due June 2012, the 10 3/4% Notes and capital lease obligations. In general, the fair value of fixed rate debt will increase as the market rate of interest decreases and will decrease as the market rate of interest increases. Stater Bros. has not engaged in any interest swap agreements, derivative financial instruments or other type of financial transactions to manage interest rate risk.

BUSINESS

General

Stater Bros. was incorporated in Delaware in 1989 and together with its wholly-owned subsidiaries, Markets and Development, were founded in 1936 when the first market opened in Yucaipa, California. Stater Bros. is a leading supermarket chain in Southern California and operates 159 supermarkets under the Stater Bros. Markets name, and anticipates opening one new store by the end of calendar year 2004. Markets owns 100% of Santee.

Stater Bros. has grown primarily by constructing supermarkets in its primary trading areas, as well as through the enlargement of existing supermarkets and through a strategic acquisition in August 1999 of 43 supermarkets in Southern California. Stater Bros.’ supermarkets consist of approximately 5.2 million total square feet including approximately 3.8 million selling square feet. Stater Bros.’ supermarkets offer its customers a high level of customer service, broad selections of grocery, meat, produce, liquor and general merchandise. All of Stater Bros.’ supermarkets have expanded selections of produce and full-service meat departments. Nearly all of the supermarkets have hot service delicatessens and many have bakery departments and full-service seafood counters.

Stater Bros. currently distributes its products from a primary distribution center at Stater Bros.’ headquarters in Colton, California, and six satellite facilities. Approximately 77% of the merchandise sold in Stater Bros.’ supermarkets is processed through these facilities which are located an average of 39 miles from Stater Bros.’ 159 supermarket locations. Due to the close proximity of Stater Bros.’ distribution facilities to store locations, Stater Bros.’ supermarkets operate with minimal back-room storage space. Stater Bros.’ ratio of retail selling space to total store square footage is approximately 72%.

Ownership of Stater Bros.

La Cadena is the sole shareholder of Stater Bros. and holds all of the shares of Stater Bros.’ Class A Common Stock. La Cadena is a California General Partnership whose partners include Jack H. Brown, Chairman of the Board, President and Chief Executive Officer of Stater Bros. and a former member of the senior management of Stater Bros. Jack H. Brown has a majority interest in La Cadena and is the Managing General Partner with the power to vote the shares of Stater Bros. held by La Cadena.

Store Profile and Locations

Stater Bros.’ supermarkets have well-established locations and low overhead expenses, including fixed rent payments in most supermarkets. In addition, Stater Bros. believes that its existing supermarkets are well maintained and generally require capital expenditures only for customary maintenance. An average supermarket is approximately 33,200 square feet, while newly constructed supermarkets range from approximately 40,000 square feet to 46,000 square feet. Stater Bros. supermarkets typically utilize approximately 72% of total square feet for retail selling space. Stater Bros. operates its supermarkets with minimal back-room storage space because of the close proximity of its distribution facility to its store locations. Generally, all Stater Bros. supermarkets are similarly designed and stocked thereby allowing Stater Bros.’ customers to find items easily in any of Stater Bros.’ supermarkets.

Substantially all of Stater Bros.’ 159 supermarkets are located in neighborhood shopping centers in well populated residential areas. Stater Bros. endeavors to locate its supermarkets in growing areas that will be convenient to potential customers and will accommodate future supermarket expansion.

Management actively pursues the acquisition of sites for new supermarkets. In an effort to determine sales potential, new supermarket sites are carefully researched and analyzed by management for population shifts, zoning changes, traffic patterns, nearby new construction and competitive locations. Stater Bros. works with developers to attain Stater Bros.’ criteria for potential supermarket sites, and to insure adequate parking and a complementary co-tenant mix.

Store Expansion and Remodeling

Stater Bros. has historically focused its expansion in the San Bernardino, Riverside, Orange, Los Angeles, San Diego and Kern counties of Southern California. Such expansion has been accomplished through improving and remodeling existing stores, constructing new supermarkets, and the acquisition of other supermarket operations. The number of supermarkets operated by Stater Bros. was 158 as of June 27, 2004. Stater Bros. intends to continue to expand its existing supermarket operations by enlarging and remodeling existing supermarkets and constructing new supermarkets. Stater Bros. may also make strategic acquisitions of existing supermarkets, if such opportunities arise.

Stater Bros. monitors sales and profitability of its operations on a store-by-store basis and enlarges, remodels or replaces stores in light of their performance and management’s assessment of their future potential. Approximately 75% of Stater Bros.’ supermarkets have been either newly constructed or remodeled within the last five years. Minor remodels cost between $100,000 and $500,000 and typically include new fixtures and may include a change in decor. Major remodels cost in excess of $500,000 and typically involve more extensive refurbishment of the store’s interior and may include the addition of one or more specialty service departments such as a hot service delicatessen or a bakery. Expansions entail enlargement of the store building and typically includes breaking through an exterior wall. The primary objectives of remodelings and expansions are to improve the attractiveness of supermarkets, increase sales of higher margin product categories and, where feasible, to increase selling area. Stater Bros. conducts all of its new construction and most of its remodeling through its wholly owned subsidiary, Development, which serves as the general contractor for all of Stater Bros.’ store construction projects.

The following table sets forth certain statistical information with respect to Stater Bros.’ supermarket expansion and remodeling for the periods indicated.

	Fiscal Year Ended					39 Weeks Ended
	Sept. 26, 1999	Sept. 24, 2000	Sept 30, 2001	Sept. 29, 2002	Sept. 28, 2003	June 27, 2004
Number of supermarkets:
Opened	1	—	1	1	1	1
Acquired	43	—	—	—	—	—
Replaced	(1)	—	(1)	—	—	—
Total at end of year	155	155	155	156	157	158	*
Minor Remodel	7	17	10	11	20	26
Major Remodel	10	2	2	3	4	4
Expansion	—	1	—	—	—	—

*	Stater Bros. opened a store in Corona, California on July 21, 2004, which has increased the total number of stores to 159 as of the date of this prospectus.

Beyond 2004, Stater Bros. plans to open approximately three to six new stores per year, based upon a number of factors, including customer demand, market conditions, profitability, costs of opening, and availability of financing for such new stores. Stater Bros.’ plans with respect to major and minor remodels, expansion and new construction are reviewed continually and are revised, if appropriate, to take advantage of marketing opportunities. Stater Bros. finances its new store construction primarily from cash provided by operating activities and short-term borrowings under its credit facilities. Long-term financing of new stores generally will be obtained through either sale and leaseback transactions or secured long-term financings. However, no assurances can be made as to the availability of such financings.

Warehouse and Distribution Facilities

Stater Bros.’ primary warehouse and distribution facilities and administrative offices are located in Colton, California and, along with its satellite facilities, encompass approximately 1,660,000 square feet. The facilities include warehouses for grocery, deli, produce, meat, meat deli, frozen, bakery, health and beauty care, and general merchandise products. Management believes that its existing warehouse and distribution facilities are adequate to meet its current volume. Approximately 77% of the volume of the products offered for sale in Stater Bros.’ supermarkets are processed through Stater Bros.’ warehouse and distribution facilities.

Stater Bros.’ warehouse and distribution facilities are centrally located to its retail operations and are an average distance of approximately 39 miles from its supermarkets. Most supermarkets can be reached without using the most congested portions of the Southern California freeway system.

Markets is currently in negotiations to acquire approximately 160 acres located on the former Norton Air Force Base in the City of San Bernardino, California. Markets has reached an agreement with the Inland Valley Development Agency (“IVDA”), which is the entity responsible for the redevelopment of the former Norton Air Force Base, on an Owner Participation Agreement. The IVDA owns approximately 93 acres of the project property and is negotiating with another governmental agency for an additional 51 acres that would be transferred to Markets or leased with a purchase option. Additionally, Markets is negotiating the acquisition of four privately held parcels consisting of approximately 16 acres. The agreement with the IVDA requires Markets to acquire those parcels not owned by the IVDA, to relocate all tenants and other business owners requiring relocation, to commit to construct and complete the corporate and warehouse facilities and to obtain all City of San Bernardino building permits and entitlements required for the facility. Markets has reached an agreement with Hillwood/San Bernardino LLC (“Hillwood”), the master developer of the former Norton Air Force Base for infrastructure improvements. Under the Hillwood agreement, upon closing, Markets will share costs associated with the infrastructure improvements for water, sewer, streets and utilities which will be required by the City of San Bernardino. Markets, after completion of the acquisition of the project property, will secure its commitment with Hillwood for infrastructure improvements by the posting of either cash or letters of credits in the amount of $10.8 million. The agreements with the IVDA and Hillwood are contingent upon Markets successfully negotiating the acquisition of all needed property.

This site will be used to relocate and consolidate Stater Bros.’ corporate headquarters and all warehousing and distribution facilities to a single integrated facility from the 13 warehouse buildings at 7 different locations currently in use. This site is located within eight miles of the main distribution facility in Colton and therefore there will be no material change in the average distance between the new facility and the retail supermarkets. The facility will consist of approximately 2.1 million square feet and will include Stater Bros.’ corporate headquarters, truck maintenance and other support facilities required for consolidation of all of its Southern California retail grocery operations. The net projected cost of the facility is approximately $200 million and completion of the construction of the facility is planned for the fall of 2006.

Stater Bros.’ transportation fleet consists of modern well-maintained vehicles. As of June 27, 2004, Stater Bros. operated approximately 145 tractors, 108 which were owned and 37 which were leased and 426 trailers, all of which were owned.

Purchasing and Marketing

Stater Bros. uses an “Aggressive Everyday Low Price” format supported heavily by radio, TV, newspaper and direct mail advertising programs as an integral part of its purchasing and marketing strategy to provide its customers with the best overall supermarket value in its primary market areas. Stater Bros. supplements its everyday low price structure with chain-wide temporary price reductions (“Stater Savers”) on selected food and non-food merchandise. The geographic location of Stater Bros.’ supermarkets allows it to reach its target consumers through a variety of media and Stater Bros. aggressively advertises its everyday low prices through local and regional newspapers, direct mail and printed circulars as well as extensive advertisements on radio and television.

A key factor in Stater Bros.’ business strategy is to provide its customers with a variety of quality brand name merchandise as well as alternative selections of high-quality private label merchandise. To meet the needs of customers, most supermarkets are stocked with approximately 35,000 items. Stater Bros. places particular emphasis on the freshness and quality of its meat and produce merchandise and maintains high standards for these perishables by distributing the merchandise through its perishable warehouses and distribution facilities.

Retail Operations

Stater Bros.’ supermarkets are well maintained, have sufficient off-street parking and generally are open from 6:00 a.m. or 7:00 a.m. until 10:00 p.m. or 11:00 p.m., seven days a week, including all holidays with the exception of Christmas Day. Because Stater Bros. operates its supermarkets under similar formats, management believes it is able to achieve certain operating economies.

Store Management. Each supermarket is managed by a store manager and an assistant manager, each of whom receives a base salary and may receive a bonus based on the individual supermarket’s overall performance and management of labor costs within the supermarket. The store manager and assistant manager are supported by their store management staff who have the training and skills necessary to provide proper customer service, operate the store and manage personnel in each department. Each store has individual department managers for grocery, meat, produce, and where applicable, bakeries, hot service delicatessens and seafood. Store managers report to one of nine district managers, each of whom is responsible for an average of 18 supermarkets. District managers report to one of three Regional Vice Presidents.

Customer Service. Stater Bros. considers customer service and customer confidence to be critical to the success of its business strategy. This strategy, to provide courteous and efficient customer service through specific programs and training, is a focus of the Senior Management and is implemented by employees at all levels of Stater Bros. Stater Bros. maintains an intensive checker training school to train prospective checkers and to provide a refresher program for existing checkers. All of Stater Bros.’ supermarkets provide customers with carry-out service and have express checkout lanes.

Santee

Pursuant to the settlement agreement reached among Markets, Hughes Markets, Inc. (“Hughes”), Quality Food Centers, Inc., Ralphs, Fred Meyer, Inc., and the Kroger Co., Hughes relinquished to Markets its ownership in Santee, giving Markets 100% ownership of Santee. Santee had been jointly owned by Hughes and Markets since 1986.

Santee operates one of the largest dairy plants in California, based on fluid production, and provides fluid milk products to Stater Bros., Ralphs, and other customers in Southern California. Santee processes, packages and distributes whole, low-fat and non-fat milk, as well as orange juice, fruit drinks and certain other cultured milk products under the Knudsen®, Foremost® and certain other brand names, as well as store brand names. Santee is the exclusive licensee of the Knudsen® trademark from Kraft Foods, Inc. for fluid milk, juices and certain other cultured milk products in the Southern California market. In addition, Santee is the exclusive licensee for Foremost Farms USA, cooperative of the Foremost trademark for fluid milk in Southern California. In calendar year 2003, Santee processed approximately 73.1 million gallons of fluid products, including 59.4 million gallons of fluid milk. Total revenues in Santee’s 52-week fiscal year ended January 3, 2004 were $190.4 million, of which approximately $99.8 million were sales to Markets and Ralphs. Ralphs has agreed to purchase fluid milk and certain other products from Santee in declining volumes through July 31, 2007. Santee also sells to unaffiliated supermarkets, independent food distributors, military bases and foodservice providers in Southern California.

The dairy’s capacity to process milk is approximately 250,000 to 350,000 gallons per day, with the ability to expand capacity to approximately 500,000 gallons per day.

Management Information Systems

Stater Bros.’ management information systems and point-of-sale scanning technology reduce the labor costs attributable to product pricing and customer checkout, and provide management with information that facilitates purchasing, receiving and management of inventory and accounts payable. Stater Bros. has point-of-sale scanning checkout technology in all of its stores. All stores use electronic systems for employee time and attendance records, inventory orderings, and labor scheduling, which assist store management in developing a more efficient and customer-sensitive work schedule.

Stater Bros. uses the Stater Express system in all of Stater Bros.’ supermarkets. Stater Express is a combined supermarket technology platform that includes enhanced systems for check verification and acceptance and provides alternative pay choices such as most nationally recognized financial institution debit and credit cards. Stater Express also provides each supermarket with the technology required to print in-store-advertising signs and connects each supermarket to Stater Bros.’ host computer which provides certain efficiencies in data transfers between the supermarkets and Stater Bros.’ main office.

Employees

Stater Bros. has approximately 15,200 employees as of June 27, 2004, approximately 800 of whom are management and administrative employees and approximately 14,400 of whom are bargaining unit employees. Approximately 74% of Stater Bros.’ employees work part-time. Substantially all of Stater Bros.’ hourly employees are members of either the UFCW or International Brotherhood of Teamsters labor unions and are represented by several different collective bargaining agreements.

Stater Bros. values its employees and believes its relationship with them is good and that employee loyalty and enthusiasm are key elements of its operating performance.

Competition

Stater Bros. operates in a highly competitive industry characterized by narrow profit margins. Competitive factors include price, quality and variety of products, customer service, and store location and condition. Stater Bros. believes that its competitive strengths include its specialty services, everyday low prices, breadth of product selection, high product quality, one-stop shopping convenience, attention to customer service, convenient store locations, a long history of community involvement, established long-term customer base in the Inland Empire and a growing customer awareness in the counties of Orange, San Diego, Los Angeles, and Kern.

Given the wide assortment of products it offers, Stater Bros. competes with various types of retailers, including local, regional and national supermarket retailers, convenience stores, retail drug stores, national general merchandisers and discount retailers, membership clubs and warehouse stores. Stater Bros.’ primary competitors include Vons, Albertson’s, Ralphs, and a number of independent supermarket operators. Stater Bros., and its competitors, will be faced with additional competitive pressures with the entry in the geographic market area of Wal-Mart’s Super Center format stores. Wal-Mart currently has a number of Wal-Mart discount locations and Sam’s Clubs within Stater Bros.’ marketing area selling a variety of grocery products. Stater Bros. believes that its everyday low prices, breadth of product offering, specialty service departments and long-term customer relationships will help it withstand the increased competitive environment.

Government Regulation

Stater Bros. is subject to regulation by a variety of governmental authorities, including federal, state and local agencies that regulate trade practices, building standards, labor, health, safety and environmental matters. Stater Bros. is also subject to agencies that regulate the distribution and sale of alcoholic beverages, tobacco products, milk and other agricultural products and other food items.

Santee is subject to periodic inspections by personnel from the California Department of Food and Agriculture, as well as the United States Food and Drug Administration, who test, among other things, Santee’s pasteurization and homogenization equipment, storage tanks, and bottling apparatuses to ensure compliance with applicable health and safety regulations. The price of raw milk is regulated by the federal government through federal market orders and price support programs, and by the State of California. The price of raw milk can fluctuate widely.

Environmental

Environmental remediation costs incurred over the past five years were approximately $1.5 million, in the aggregate, including remediation costs of approximately $101,000 in 1999, $198,000 in 2000, $495,000 in 2001, $324,000 in 2002, and $395,000 in 2003. For the thirty-nine weeks ended June 27, 2004, the costs were approximately $191,000. Management believes that any such future remediation costs will not have a material adverse effect on the financial condition or results of operations of Stater Bros.

Legal Proceedings

In the ordinary course of its business, Stater Bros. is party to various legal actions which Stater Bros. believes are incidental to the operation of the business of Stater Bros. and its subsidiaries. Stater Bros. records an appropriate provision when the occurrence of loss is probable and can be reasonably estimated. Stater Bros. believes that the outcome of such legal proceedings to which Stater Bros. is currently a party will not have a material adverse effect upon its results of operations or its consolidated financial condition.

For a discussion of the Santee Settlement, see “Recent Developments—Santee Settlement.”

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to the current executive officers and directors of Stater Bros., their ages and principal occupations for at least the past five years. Directors of Stater Bros. each serve for a term of one year, or until their successors are elected. The officers serve at the discretion of the Board of Directors of Stater Bros.

Name	Age	Position
Jack H. Brown	65	Chairman of the Board, President and Chief Executive Officer
Donald I. Baker	63	Executive Vice President and Chief Operating Officer
Phillip J. Smith	57	Senior Vice President and Chief Financial Officer
Dennis L. McIntyre	43	Group Senior Vice President of Marketing
James W. Lee	53	Group Senior Vice President of Retail Operations
Edward A. Stater	53	Senior Vice President of Retail Operations
Bruce D. Varner	67	Director and Secretary
Thomas W. Field, Jr.	69	Vice Chairman of the Board of Directors
C. Dale Warman	74	Director and Chairman of the Audit Committee

Background of Directors and Executive Officers

Jack H. Brown. Jack H. Brown has been President and Chief Executive Officer of Stater Bros. since June 1981 and Chairman of the Board since 1986. From September 1978 to June 1981, Mr. Brown served as President of Pantry Food Markets, Inc. and American Community Stores Corporation, Inc., both wholly owned subsidiaries of Cullum Companies, Inc., a publicly held corporation. From 1972 to 1978, Mr. Brown served as Corporate Vice President of Marsh Supermarkets, Inc., a publicly held corporation. Mr. Brown has been employed in various capacities in the supermarket industry for 51 years. Mr. Brown has a majority interest and is the managing general partner of La Cadena. Mr. Brown serves as a Director for the Automobile Club of Southern California.

Donald I. Baker. Donald I. Baker has been Executive Vice President and Chief Operating Officer since November 2001 and Executive Vice President of Stater Bros. since October 1998. Mr. Baker joined Stater Bros. in November 1983 as Vice President-Warehouse and Transportation and was Group Senior Vice President-Administration from July 1996 to October 1998. From July 1992 to July 1996, Mr. Baker was Group Senior Vice President-Human Resources and Distribution. From August 1986 to July 1992, Mr. Baker was Senior Vice President-Human Resources and Distribution. Mr. Baker has approximately 37 years of experience in the supermarket industry. Prior to joining Stater Bros., Mr. Baker was employed by American Community Stores Corporation, Inc., a subsidiary of Cullum Companies, Inc., a publicly held corporation, from 1972 to 1983 in various capacities including Vice President of Retail Operations, and was also employed by The Kroger Co. from 1966 to 1972.

Phillip J. Smith. Phillip J. Smith has been Senior Vice President and Chief Financial Officer since November 2000, and was Vice President and Controller from April 1998 until November 2000. Mr. Smith joined Stater Bros. in 1987 as Controller. Mr. Smith has approximately 28 years experience in the supermarket industry. Prior to joining Stater Bros., Mr. Smith was employed by Market Basket Foodstores as Vice President and Chief Financial Officer from 1985 to 1987. From 1975 until 1985, Mr. Smith was employed by various divisions of Cullum Companies, Inc., a publicly held corporation, in various financial capacities.

Dennis L. McIntyre. Dennis L. McIntyre has been Group Senior Vice President of Marketing since August 2002. Mr. McIntyre has served Stater Bros. for 25 years in various capacities including Courtesy Clerk, Assistant Manager, Buyer, Assistant Vice President of Marketing from 1994 until 1999, Vice President of Marketing from 1999 to 2000 and Senior Vice President of Marketing from 2000 to 2002.

James W. Lee. James W. Lee joined Stater Bros. in August 2002 as Group Senior Vice President of Retail Operations. Mr. Lee has over 31 years experience in the supermarket industry. Prior to joining Stater Bros., Mr. Lee was with Wild Oats Markets, Inc. between 1997 and 2001 as Chief Operating Officer. Mr. Lee was employed in various operating capacities with Ralphs Grocery Company, a division of The Kroger Co., from 1972 until 1996.

Edward A. Stater. Edward A. Stater has been Senior Vice President of Retail Operations since April 2000. Mr. Stater has served Stater Bros. for 35 years in various capacities including Clerk, Produce Buyer, Assistant Warehouse Supervisor, New Store Set-up Manager, Grocery Supervisor, District Manager and Regional Vice President from 1986 until 2000.

Bruce D. Varner. Bruce D. Varner has been a Director of Stater Bros. Markets since September 1985 and a Director of Stater Bros. Holdings Inc. since May 1989. Since February 1997, Mr. Varner has been a partner in the law firm of Varner, Saleson & Brandt LLP. From 1967 to February 1997, Mr. Varner was a partner in the law firm of Gresham, Varner, Savage, Nolan & Tilden. Mr. Varner specializes in business and corporate matters. Mr. Varner and the law firm of Varner, Saleson & Brandt LLP have performed legal services in the past for Stater Bros. and Stater Bros. expects such services to continue in the future.

Thomas W. Field, Jr. Thomas W. Field, Jr. has been Vice Chairman of the Board of Directors of Stater Bros. since May 1998 and a Director of Stater Bros. since 1994. Mr. Field has been President of Field and Associates since 1989. From 1988 to 1989, Mr. Field was Chairman of the Board, President and Chief Executive Officer of McKesson Corporation and was its President since 1984, and President and Chief Executive Officer from 1986 to 1988. Mr. Field was President of American Stores Company from 1981 to 1984 and was President of Alpha Beta Company from 1976 to 1984. Mr. Field was a Director of American Stores Company from 1979 to 1984. Mr. Field is a nationally recognized and highly regarded supermarket executive. Mr. Field has held various positions in the Supermarket Industry for over 44 years and serves as a Director for the Campbell Soup Company.

C. Dale Warman. C. Dale Warman has been a Director of Stater Bros. since 2000. Mr. Warman served the Fred Meyer Company for over 42 years. Mr. Warman served as a Director of Fred Meyer from 1975 to 1990, Mr. Warman served as President from 1982 to 1990 and was its Executive Vice President from 1981 to 1990. Mr. Warman was Executive Vice President of Allied Foods from 1972 to 1975. Mr. Warman served as a Director of Big Bear Stores from 1987 to 1989 and as a Director of Allied Stores from 1973 to 1975.

Executive Compensation

The following table summarizes the compensation for services rendered during the prior three fiscal years paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer of Stater Bros.:

	Annual Compensation			Other Compensation (1)(2)(3)
Name and Position	Year	Salary	Bonus
Jack H. Brown: Chairman, President and Chief Executive Officer	2003	$1,260,000	$1,848,000	$53,066
	2002	$1,188,000	$1,540,000	$53,340
	2001	$1,128,000	$1,400,000	$52,161

Donald I. Baker: Executive Vice President and Chief Operating Officer	2003	$515,000	$295,000	$2,066
	2002	$473,000	$250,000	$1,840
	2001	$412,000	$225,000	$1,661

Phillip J. Smith: Senior Vice President and Chief Financial Officer	2003	$215,000	$125,000	$2,066
	2002	$202,000	$100,000	$1,840
	2001	$187,000	$90,000	$1,661

Dennis L. McIntyre: Group Senior Vice President of Marketing	2003	$240,000	$80,000	$2,066
	2002	$192,000	$60,000	$1,840
	2001	$173,000	$55,000	$1,661

James W. Lee: Group Senior Vice President of Retail Operations	2003	$232,000	$80,000	$2,066
	2002	$28,000	$20,000	—
	2001	—	—	—

(1)	The dollar value of perquisites and other personal benefits, if any, for each of the Named Executive Officers was less than the reporting thresholds established by the Securities and Exchange Commission.
(2)	Amounts shown for the Named Executive Officers represent Stater Bros.’ contributions to Stater Bros.’s Profit Sharing Plan, a defined contribution plan, for the account of each Named Executive Officer. Plan participants become fully vested in the plan after seven years of service.
(3)	Includes Mr. Brown’s Director Fees for 2001, 2002 and 2003, which amounted to $51,000, $50,500, and $51,500, respectively.

Option Plans and SARs

None

Pension Plan

Stater Bros.’ Pension Plan for Salaried Employees, or the “Pension Plan,” is a non-contributory, defined benefit plan which applies to all salaried employees who have completed one year of qualified service, including directors who are employees. For each year of credited service, the annual pension to which an employee is entitled under the Pension Plan upon normal retirement at age 65 is an amount equal to three quarters of one percent of the employee’s compensation for each year up to the social security wage base, plus 2.15 percent of the employee’s compensation for each year in excess of the social security wage base. The named executive officers have the following years of credited service under the Pension Plan as of September 28, 2003: Jack H. Brown—22 years, Donald I. Baker—20 years, Phillip J. Smith—16 years, Dennis L. McIntyre—25 years and James W. Lee—1 year.

The amounts shown in the following table are estimated annual retirement benefits under the Pension Plan (assuming payments are made on the normal life annuity and not under any of the various survivor forms of benefits) based upon retirement at age 65, after various years of service at selected salary levels. Benefits under the Pension Plan do not become fully vested until the employee has five years of credited service with Stater Bros. The Internal Revenue Code of 1986, as amended, places certain limitations on pension benefits that can be paid from a tax-qualified pension plan and trust, as well as the compensation that may be taken into account in determining such benefits. Such limitations are not reflected in the table below. The maximum annual benefit for 2003 retirees with ten or more years of service at retirement is $200,000. The maximum annual compensation that may be considered for 2003 retirees is $160,000.

	Pension Plan Table Years of Service
Remuneration	15	20	25	30	35
$ 50,000	$5,625	$7,500	$9,375	$11,250	$13,125
75,000	12,911	17,214	21,518	25,821	30,125
100,000	20,973	27,964	34,955	41,946	48,937
125,000	29,036	38,714	48,393	58,071	67,750
150,000	37,098	49,464	61,830	74,196	86,562
175,000	45,161	60,214	75,268	90,321	105,375
200,000	53,223	70,964	88,705	106,446	124,187

Compensation Of Directors

Directors of Stater Bros. are paid an annual fee of $50,000 plus $500 for each board meeting attended. The Board had two standing committees during fiscal 2003.

The Audit Committee recommends the appointment or removal of Stater Bros.’ independent registered public accounting firms, reviews the scope and results of the independent audit of Stater Bros., reviews audit fees and reviews changes in accounting policies that have a significant effect on Stater Bros.’ financial statements. The Audit Committee members are Mr. Warman and Mr. Field. Mr. Field is the Audit Committee’s Financial Expert and is an independent member of the Board.

The Compensation Committee approves compensation and annual performance bonuses paid to the Chief Executive Officer and the Senior Management of Stater Bros. The Compensation Committee members are Mr. Varner and Mr. Field.

Code of Ethics

Stater Bros. has adopted a Financial Code of Ethics which has been signed by the CEO, CFO and Controllers of Stater Bros.

Employment and Severance Agreements

In June of 2000, Stater Bros.’ principal operating subsidiary, Markets, entered into Employment Agreements or the “agreements” with Messrs. Brown, Baker, Smith and McIntyre. In August of 2002, a similar agreement was entered into with Mr. Lee. Under each of the agreements, the employee is employed to serve as an officer of Stater Bros. and with certain exceptions the agreements prohibit the employee from employment in any other business except for a parent or subsidiary of Stater Bros. Each of the agreements may be terminated by Stater Bros. with cause and by either party without cause upon ninety (90) days written notice. If the employment is terminated without cause, the employee’s compensation continues through the expiration of the term of the agreement then in effect, except in the event of termination of any of the agreements of Messrs. Baker, Smith, McIntyre and Lee by Mr. Brown or by the Board of Directors with the consent of Mr. Brown. If the employee is terminated as a result of a change of control, he is entitled to receive all salary and benefits provided under the agreement for the original term notwithstanding termination of his employment. Each agreement provides for annual base compensation at the employee’s current level with annual increases plus employee benefits and incentive bonus calculated in accordance with a formula based on Stater Bros.’ earnings. Mr. Brown’s agreement has an original term of five (5) years which is automatically renewed on July 1 of each year for a five (5) year term unless ninety (90) days notice of termination is given by either party. Mr. Baker’s agreement has an original term of four (4) years and unless sooner terminated is renewed automatically through April 20, 2006, the date of Mr. Baker’s sixty-fifth (65th) birthday, Stater Bros.’ normal retirement age. Mr. Smith’s, Mr. McIntyre’s and Mr. Lee’s Agreements have an original term of three (3) years, which is automatically renewed for an additional term of three (3) years unless sooner terminated.

In addition, Stater Bros.’ operating entity, Markets has entered into employment contracts with 43 additional key members of Management.

Stater Bros.’ severance policies generally provide for two weeks of severance pay to full-time, non-bargaining unit employees for every year of service to Stater Bros., up to a maximum of twelve weeks.

Phantom Stock Plan

Stater Bros. maintains a phantom stock plan to provide additional incentive compensation to certain executives of Markets whose performance is considered especially critical to Stater Bros.’ business. Under the plan, grants may be made by the Compensation Committee and Board of Directors to persons recommended by the Chairman of the Board or Chief Executive Officer. Existing stockholders and partners of La Cadena are not eligible to receive awards. Awards under the plan are for units that have an assigned value. The value of the units awarded under the plan will increase or decrease in accordance with net profits of Stater Bros. Subject to vesting provisions of the plan, units are paid in cash either (i) in a lump sum upon a change in control of Stater Bros.; or (ii) if sooner, in either a lump sum or installments (with interest) over a five-year period (as Stater Bros. may determine) following termination of the participant’s employment by reason of retirement, permanent total disability or death. Awards under the plan vest after five years, except that upon a participant’s early retirement, permanent total disability or death, awards are considered partially vested at the rate of 20% for each year of employment following the grant. If a participant voluntarily terminates his or her employment, or is terminated for cause, any unvested awards under the plan will terminate and no payment will be made thereunder. As of September 30, 2001, September 29, 2002 and September 28, 2003, there were 663,000, 668,000 and 693,000 units outstanding, respectively.

Payments pursuant to units awarded under the plan are based upon the value of a unit at the date of retirement, permanent total disability or death, except that if such date occurs within two years of the grant the amount of payment, per unit, is limited to the appreciated value of the units during the period. Upon a change of control, the payment on all units is equal to the full value of the units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 27, 2004, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by Stater Bros. to beneficially own more than 5% of such stock; (b) each director of Stater Bros.; (c) each of the named executive officers; and (d) all directors and executive officers of Stater Bros. as a group:

Name and Address of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned	Percentage of Class A Common Stock Outstanding
La Cadena(1)	38,301	100%
Jack H. Brown(1)(2)	38,301	100%
Richard C. Moseley(1)(2)	38,301	100%
Donald I. Baker(2)	—	—
Phillip J. Smith(2)	—	—
Dennis L. McIntyre(2)	—	—
James W. Lee(2)	—	—
Edward A. Stater(2)	—	—
Bruce D. Varner(2)	—	—
Thomas W. Field, Jr.(2)	—	—
C. Dale Warman(2)	—	—
All directors and executive officers as a group (10 persons)(1)	38,301	100%

(1)	The 38,301 outstanding shares of Stater Bros.’ Class A Common Stock are owned by La Cadena and may be deemed to be beneficially owned by the partners of La Cadena. The general partners of La Cadena are Jack H. Brown and Richard C. Moseley. Mr. Brown has the majority interest and is the Managing General Partner of La Cadena and has the power to vote the shares of Stater Bros. owned by La Cadena on all matters. Certain La Cadena issues, such as the disposition of such shares of Stater Bros., may require approval of 60% of the voting power of La Cadena. Accordingly, Messrs. Brown and Moseley may be deemed to have shared voting power or shared investment power with respect to the shares owned by La Cadena, and such individuals therefore may be deemed to be the beneficial owners thereof. The address of La Cadena is 3750 University Avenue, Suite 610, Riverside, California 92501.
(2)	The address of Messrs. Brown, Moseley, Baker, Smith, McIntyre, Lee, Stater, Varner, Field and Warman is c/o Stater Bros. at 21700 Barton Road, Colton, California 92324.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Bruce D. Varner and the law firm of Varner, Saleson & Brandt LLP, of which Mr. Varner is a partner, have performed legal services in the past for Stater Bros. The total cost of such legal services (including reimbursement of costs) incurred by Stater Bros. during fiscal 2003 was approximately $1.4 million. Stater Bros. believes that the terms and costs of such legal services provided by Mr. Varner and the law firm of Varner, Saleson & Brandt LLP were at least as fair to Stater Bros. as could have been obtained from unaffiliated law firms. Stater Bros. expects such services to continue in the future.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of important terms of Stater Bros.’ material indebtedness:

The New Credit Facility

On June 17, 2004, Markets and Stater Bros. entered into the New Credit Facility with Bank of America, N.A., as sole and exclusive administrative agent, and sole initial lender, consisting of a three-year revolving credit facility in a principal amount of up to $75.0 million, with the right to increase, under certain circumstances, the size of the New Credit Facility to an aggregate principal amount of $100.0 million. The New Credit Facility amended and restated the existing credit facility in its entirety. Subject to certain restrictions, the entire amount of the New Credit Facility may be used for loans, letters of credit, or a combination thereof. Borrowings under the New Credit Facility are unsecured and will be used for working capital, capital expenditures and other corporate purposes. Letters of credit under the letter of credit facility are expected to be used to support obligations incurred in connection with the construction of stores and workers’ compensation insurance obligations.

The availability of the loans and letters of credit are subject to certain borrowing restrictions.

The New Credit Facility is guaranteed by Stater Bros. and all of its existing and future material subsidiaries, including Development and Santee (subject, in the case of Santee, to termination upon certain specified events.)

Loans under the New Credit Facility bear interest at a rate based upon either (i) the “Base Rate” (defined as the higher of (a) the federal funds rate plus 0.50% and (b) the rate of interest publicly announced by Bank of America as its “reference rate”), plus 1.00%, or (ii) the “Offshore Rate” (defined as the average British Bankers Association Interest Settlement Rate for deposits in dollars, adjusted for the maximum reserve requirement for Eurocurrency funding), plus 1.75%. For Offshore Rate Loans, the Offshore Rate will be applied in consecutive periods of the earlier of (a) the maturity date of the loan or (b) periods, as selected by Markets, of one, two, three or six months.

The New Credit Facility will cease to be available and will be payable in full on May 31, 2007. Notwithstanding such maturity date, at any time prior thereto, Markets shall be entitled to request the issuance of standby letters of credit having a term which is up to one year following such maturity date, and commercial letters of credit having a term which is up to six months following such maturity date. Loans under the New Credit Facility must be repaid for a period of ten consecutive days semi-annually.

Loans under the New Credit Facility may be repaid and re-borrowed. The loans under the New Credit Facility may be prepaid at any time without penalty, subject to certain minimums and payment of any breakage and re-deployment costs in the case of loans based on the offshore rate. The commitments under the New Credit Facility may be reduced by Markets. Markets will be required to pay a commitment fee equal to 0.25% per annum on the actual daily unused portion of the revolving loan facility and the letter of credit facility, payable quarterly in arrears. Outstanding letters of credit under the New Credit Facility are subject to a fee of 1.25% per annum on the face amount of such letters of credit, payable quarterly in arrears. Markets will be required to pay standard fees charged by Bank of America with respect to the issuance, negotiation, and amendment of commercial letters of credit issued under the letter of credit facility.

The New Credit Facility requires Markets to meet certain financial tests, including minimum net worth and other tests. The New Credit Facility contains covenants which, among other things, limit the ability of Markets and its subsidiaries to (i) incur indebtedness, grant liens, and guarantee obligations, (ii) enter into mergers, consolidations, liquidations and dissolutions, asset sales, investments, leases, and transactions with affiliates, and (iii) make restricted payments. The New Credit Facility also contains covenants that apply to Stater Bros. and its subsidiaries, and Stater Bros. is a party to the New Credit Facility for purposes of these covenants. These covenants, among other things, limit the ability of Stater Bros. and its subsidiaries to incur indebtedness, make restricted payments, enter into transactions with affiliates, and make amendments to the Indenture governing the Notes.

The New Credit Facility contains customary events of default, including payment defaults; material inaccuracies in representations and warranties; covenant defaults; cross-defaults to certain other indebtedness; certain bankruptcy events; certain ERISA events; judgment defaults; invalidity of any guaranty; and change of control.

As of June 27, 2004, both Markets and Stater Bros. were in compliance with all restrictive covenants under the New Credit Facility.

Santee Credit Facility

In December 1999, Santee entered into a revolving line of credit with Bank of America, N.A. or the “revolver”. Under the revolver, Santee may borrow up to $5.0 million of which $2.0 million may be used to secure letters of credit issued to support workers’ compensation liabilities. The revolver is limited to a borrowing base equivalent to 75% of Santee’s outstanding accounts receivable, excluding balances owed by Markets, less the total amount of outstanding letters of credit. Borrowings under the revolver are secured by the receivables of Santee. The revolver is scheduled to expire September 1, 2004 and is being renegotiated. Advances under the revolver bear interest at Bank of America’s prime rate plus 0.5% with interest due monthly or, if elected by Santee, at the Interbank Offered Rate plus 1.75%. The outstanding undrawn portion of the workers’ compensation letter of credit is subject to an annual commitment fee of 1.25%.

Under the revolver, Santee is required to comply with certain financial covenants, which include certain financial ratios. As of June 27, 2004, Santee was in compliance with all restrictive covenants.

DESCRIPTION OF NEW NOTES

In this description, the term “Stater Bros.,” refers only to Stater Bros. Holdings Inc. and not to any of its subsidiaries. Additionally, “Guarantors” refers to the subsidiaries of Stater Bros. that are guarantors of the New Notes, which initially will be Stater Bros. Markets, Stater Bros. Development, Inc. and Santee Dairies, Inc., and “Notes” refers collectively to the New Notes and the Old Notes. Definitions of certain other terms used in this description are found under the subheading “—Certain Definitions.”

The terms of the New Notes are nearly identical to the terms of the Old Notes in all material respects, including interest rates and maturity, except that the New Notes (i) will not contain transfer restrictions and registration rights that relate to the Old Notes, and (ii) will not contain provisions relating to the payment of Liquidated Damages to be made to the holders of the Old Notes under circumstances related to the timing of the Exchange Offer.

The Old Notes and the New Notes will constitute a single class of securities under the Indenture and therefore will vote together as a single class for purposes of determining whether Holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture.

The New Notes will be issued under an Indenture dated as of June 17, 2004, which is referred to as the “Indenture” among Stater Bros., the Guarantors named therein and The Bank of New York, as “Trustee.” The Old Notes were also issued under the Indenture. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended, which is referred to as the “TIA”, and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture is attached as exhibits to the registration statement of which this prospectus is a part. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The New Notes

The New Notes will be:

•	general unsecured obligations of Stater Bros.;

•	ranked equally in right of payment with all existing and future unsecured senior Indebtedness of Stater Bros.;

•	ranked senior in right of payment to all future subordinated Indebtedness of Stater Bros.;

•	ranked effectively junior to (i) all Indebtedness and other liabilities (including trade payables) of Stater Bros.’ Subsidiaries (if any) that are Unrestricted Subsidiaries (and thus not Guarantors) or that are otherwise not Guarantors, (ii) all Indebtedness and other liabilities (including trade payables) of any Guarantor if such Guarantor’s Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the value of the collateral securing such obligations, including secured capital leases and other secured borrowings, if any, of Stater Bros. and its Restricted Subsidiaries; and

•	unconditionally guaranteed by the Guarantors.

Although the Notes are titled “senior,” Stater Bros. has not issued, and does not have any plans to issue, any Indebtedness to which the New Notes would be senior.

The New Notes as issued will be in book-entry form and represented by a single global certificate which will be deposited with, or on behalf of, The Depository Trust Company, or the “DTC” and registered in the name of Cede & Co., as nominee of DTC. A beneficial owner may request physical delivery of New Notes in certificated form.

The Guarantees

The New Notes will be guaranteed by the Guarantors, which will initially include all of Stater Bros. principal operating subsidiaries. The guarantee of each Guarantor will be:

•	a general unsecured obligation of such Guarantor;

•	ranked equally in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor;

•	ranked senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor; and

•	ranked effectively junior to all secured obligations of such Guarantor to the extent of the value of the collateral securing such obligations, including any secured capital leases and other secured borrowings, if any, of the Guarantors.

As of June 27, 2004, on a pro forma basis after giving effect to the redemption of the remaining approximately $41.0 million principal amount of 10 3/4% Notes on August 16, 2004:

•	no secured obligations of Stater Bros. that would be effectively senior to the Notes to the extent of the value of the assets securing such obligations,

•	approximately $11.1 million of secured obligations of the Guarantors that would be effectively senior to the Guarantees to the extent of the value of the assets securing such obligations,

•	approximately $48.2 million of outstanding Indebtedness (representing letters of credit) of Stater Bros. and its Subsidiaries ranking equally with the Notes and the Guarantees, as the case may be, and

•	no outstanding Indebtedness of Stater Bros. and its Subsidiaries ranking junior to the Notes and the guarantees.

In addition, the Indenture permits Stater Bros. and the Guarantors to incur additional Indebtedness, including secured and unsecured Indebtedness that ranks equally with the Notes. Any secured Indebtedness will, as to the collateral securing such Indebtedness, be effectively senior to the Notes or the guarantees, as the case may be, to the extent of the value of such collateral.

Principal, Maturity and Interest

Stater Bros. will issue $700.0 million aggregate principal amount of New Notes in this Exchange Offer ($525.0 million of which will be New Fixed Rate Notes and $175.0 million of which will be New Floating Rate Notes). Additional Notes may be issued in compliance with the covenant described below under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

New Fixed Rate Notes. The New Fixed Rate Notes will mature on June 15, 2012 at their principal amount, plus accrued and unpaid interest to such maturity date. Interest on the New Fixed Rate Notes will accrue at the rate of 8 1/8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2004. Stater Bros. will make each interest payment to the holders of record of the Fixed Rate Notes on the immediately preceding June 1 and December 1. Interest on the Fixed Rate Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date with respect to the New Fixed Rate Notes and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

New Floating Rate Notes. The New Floating Rate Notes will mature on June 15, 2010 at their principal amount, plus accrued and unpaid interest to such maturity date. The New Floating Rate Notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 3.50%, as determined by the calculation agent, which shall initially be the trustee. Interest on the New Floating Rate Notes will be payable quarterly in arrears on

March 15, June 15, September 15 and December 15, commencing on December 15, 2004.4 Stater Bros. will make each interest payment to the holders of record of the New Floating Rate Notes on the immediately preceding March 1, June 1, September 1 and December 1. Interest on the New Floating Rate Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date with respect to the New Floating Rate Notes.

Set forth below is a summary of certain of the defined terms used in the Indenture relating solely to the Floating Rate Notes.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period with respect to the Old Floating Rate Notes shall commence on and include the Issue Date of the Old Floating Rate Notes and end on and include September 14, 2004.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U. S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service). The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes.

The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

[4]	Interest on the Old Floating Rate Notes will be paid on September 15, 2004, to record holders of such Old Floating Rate Notes as of September 1, 2004.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on Stater Bros., the Guarantors and the Holders of the Floating Rate Notes.

Methods of Receiving Payments on the New Notes

If a Holder has given wire transfer instructions to Stater Bros., Stater Bros. will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Stater Bros. elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the New Notes

The Trustee will initially act as Paying Agent and Registrar. Stater Bros. may change the Paying Agent or Registrar without prior notice to the Holders, and Stater Bros. or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange the New Notes in accordance with the Indenture. Stater Bros. is not required to transfer or exchange any New Note selected for redemption. Also, Stater Bros. is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed. The registered holder of a New Note will be treated as the owner of it for all purposes.

Guarantees

Each Guarantor will jointly and severally guarantee the obligations of Stater Bros. under the Notes. The obligations of each Guarantor under its Guarantee for each series of Notes will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Fraudulent Conveyance Statutes allow Courts, Under Specific Circumstances, to Avoid Subsidiary Guarantees.” Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

Each Guarantor may consolidate with or merge into or sell its assets to Stater Bros. or a Guarantor that is a Restricted Subsidiary, or with or to other Persons upon the terms and conditions set forth in the Indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another Person (whether or not such Guarantor is the surviving Person), unless certain conditions are met. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

A Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the Indenture:

(1) in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of the Indenture (see “—Repurchase at the Option of Holders—Asset Sales”);

(2) if such Guarantor is dissolved or liquidated in accordance with the provisions of the Indenture;

(3) if Stater Bros. designates any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Indenture;

(4) in the event that any such Guarantor, other than Markets, Development and Santee, has Total Assets of less than $10.0 million and Stater Bros. provides written notice to the Trustee requesting such release and an Officer’s Certificate certifying the amount of such Total Assets; or

(5) in the case of Santee, at the election of Stater Bros., by written notice to the Trustee, upon the consummation of a Qualified Santee Sale.

Optional Redemption

Fixed Rate Notes. Except as set forth below, the Fixed Rate Notes may not be redeemed prior to June 15, 2008. After June 15, 2008, Stater Bros. may redeem all or a part of the Fixed Rate Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2008	104.063%
2009	102.031%
2010 and thereafter	100.000%

Floating Rate Notes. Except as set forth below, the Floating Rate Notes may not be redeemed prior to June 15, 2006. After June 15, 2006, Stater Bros. may redeem all or part of the Floating Rate Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning June 15 of the years indicated below:

Year	Redemption Price
2006	102.000%
2007	101.000%
2008 and thereafter	100.000%

Redemption with the Proceeds of Certain Capital Contributions or Equity Issuances. Notwithstanding the foregoing, (i) at any time prior to June 15, 2007, Stater Bros. may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes outstanding at a redemption price equal to 108 1/8% of the principal amount thereof, together with accrued and unpaid interest to such redemption date, with the net cash proceeds of one or more sales of Capital Stock of Stater Bros., resulting for each sale in net cash proceeds to Stater Bros. in excess of $25 million; provided that:

•	at least 65% in aggregate of the originally issued principal amount of the Fixed Rate Notes remains outstanding immediately after the occurrence of such redemption; and

•	the redemption must occur within 45 days of the date of the closing of the sale.

Mandatory Redemption

Stater Bros. is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require Stater Bros. to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer on the terms set forth in the Indenture or a “Change of Control Offer”. In the Change of Control Offer, Stater Bros. will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase or the “Change of Control Payment”. Within thirty (30) days following any Change of Control, Stater Bros. will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Stater Bros. will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Stater Bros. will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, Stater Bros. will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Stater Bros.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Stater Bros. will either (i) cause each of its Restricted Subsidiaries to obtain the requisite consents, if any, under any agreements governing outstanding Indebtedness of such Restricted Subsidiary to permit the repurchase of Notes required by such “Change in Control” covenant or (ii) if any of such requisite consents cannot be obtained, cause the applicable Restricted Subsidiary or Restricted Subsidiaries to repay the Indebtedness pursuant to which such consent is required.

Stater Bros. will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Stater Bros. to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Stater Bros. repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Stater Bros. will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Stater Bros. and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Stater Bros. and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Stater Bros. to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Stater Bros. and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Stater Bros. (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is evidenced by (i) for any Asset Sale resulting in Net Proceeds less than or equal to $2.5 million, an Officers’ Certificate delivered to the Trustee or (ii) for any Asset Sale resulting in Net Proceeds in excess of $2.5 million, a resolution of Stater Bros.’ Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by Stater Bros. or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on Stater Bros.’ or such Restricted Subsidiary’s most recent balance sheet) of Stater Bros. or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Stater Bros. or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Stater Bros. or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Stater Bros. or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);

provided, that any non-cash consideration that becomes Net Proceeds will thereafter be subject to the provisions of the next paragraph.

Within 12 months of the date of consummation (each such date, a “Consummation Date”) by Stater Bros. or any Restricted Subsidiary of (x) any Asset Sale, other than a Qualified Santee Sale, which, taken individually or together with all such Asset Sales other than one or more Qualified Santee Sales, since the date of the Indenture or (y) any Qualified Santee Sale which, taken individually or together with all such Qualified Santee Sales, results, in the case of (x) or (y), in the receipt of Net Proceeds in excess of $25.0 million, such Net Proceeds and all Net Proceeds from all such Asset Sales or Qualified Santee Sales, as applicable, consummated concurrently therewith or consummated thereafter will be applied by Stater Bros. or a Restricted Subsidiary to:

(a) investments in assets or businesses in the same line of business as Stater Bros. or such Restricted Subsidiary (including without limitation the payment of a dividend or other distribution on account of the Equity Interests of any Wholly-Owned Subsidiary of Stater Bros. to the holder of its Equity Interests on a pro rata basis; provided, that the proceeds of such dividend or other distribution are used by such holder for investments as contemplated in this clause (a));

(b) the permanent repayment of (and permanent reduction of commitments, if any, under) any Indebtedness (a) that is secured by or incurred to construct such assets or (b) of a Restricted Subsidiary; or

(c) a combination of payment and investment permitted by the foregoing clauses (a) and (b);

provided that, pending the final application of any such Net Proceeds, such Net Proceeds may be applied to the temporary reduction of revolving credit borrowings or other investment of such Net Proceeds in any manner that is not prohibited by the Indenture; provided, further, that Net Proceeds resulting from a Qualified Santee Sale or Qualified Santee Sales consisting of the issuance by Santee of Equity Interests in Santee that, individually or collectively, result in Santee no longer being a Subsidiary of Stater Bros., or an amount equal thereto, will be applied first to permanently repay all or a portion, as applicable, of the outstanding Indebtedness represented by the Santee Note, and thereafter as set forth in clauses (a), (b) or (c) above.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (a), (b), or (c) of the preceding paragraph, or applied to repay all or a portion of the Indebtedness represented by the Santee Note, will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, Stater Bros. will be required under the Indenture to make an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of such Notes or other Indebtedness plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Stater Bros. or its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Stater Bros. will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, Stater Bros. will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The agreements governing certain Indebtedness of Markets limit the ability of Stater Bros. to purchase the Notes in the event of a Change of Control or an Asset Sale, and also provide that certain change of control or asset sale events with respect to Stater Bros. would constitute a default under these agreements. Any future credit agreements or other agreements relating to Indebtedness to which Markets or other Subsidiaries of Stater Bros. becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the ability of Stater Bros. to purchase the Notes is restricted, Markets or the applicable other Subsidiary of Stater Bros. could seek the consent of its lenders to the purchase of Notes or could attempt to repay the Indebtedness that contains such restriction. If Markets or the applicable other Subsidiary did not obtain such a consent or repay such borrowings, Stater Bros. might not be able to purchase the Notes. In such case, Stater Bros.’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture. In addition, the exercise by the Holders of Notes of their right to require Stater Bros. to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Stater Bros. Finally, Stater

Bros.’ ability to pay cash to the Holders of Notes upon a repurchase may be limited by Stater Bros.’ then existing financial resources. See “Risk Factors—Stater Bros. May Be Unable to Raise the Funds Necessary to Finance a Change of Control Offer Required by the Indenture.”

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

•	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes in a principal amount of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Stater Bros.’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving Stater Bros. or any of its Restricted Subsidiaries) or to the direct or indirect holders of Stater Bros.’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Stater Bros. or payable to Stater Bros. or a Restricted Subsidiary of Stater Bros.);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Stater Bros.) any Equity Interests of Stater Bros. or any direct or indirect parent or Affiliate of Stater Bros.;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”);

unless such Restricted Payment occurs on or after June 28, 2004 and, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

(2) Stater Bros. would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Stater Bros. and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Stater Bros. for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Stater Bros.’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Stater Bros. since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Stater Bros. (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Stater Bros. that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of Stater Bros.); plus

(c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) an amount equal to the fair market value of the Equity Interests of each Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary pursuant to the terms of the Indenture; provided, that such amount shall not in any case exceed the amount of Restricted Investments previously made by Stater Bros. or any Restricted Subsidiary in such Person.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Stater Bros. or of any Equity Interests of Stater Bros. in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Stater Bros.) of, Equity Interests of Stater Bros. (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

(3) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Stater Bros. with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Stater Bros. to the holders of its Equity Interests on a pro rata basis;

(5) the payment to La Cadena Investments of a dividend in an amount not to exceed $45.0 million substantially concurrently with the issuance of the Notes;

(6) the payment of any costs and expenses (including any related premium) in connection with the Offering of the Notes and the tender offer and consent solicitation for the Existing Notes and the redemption of any and all the Existing Notes remaining outstanding following the consummation of such tender offer;

(7) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the date of the Indenture not to exceed $25.0 million;

(8) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Stater Bros. held by any key employee of Stater Bros. or its Restricted Subsidiaries (other than any key employee that is a partner of or otherwise holds any Equity Interest in La Cadena Investments or any La Cadena Successor) upon any such person’s death, disability or termination of employment and pursuant to any management equity subscription agreement, stock option agreement or other incentive compensation plan or agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million, which aggregate amount shall increase by $1.0 million on each anniversary of the date of the Indenture;

(9) Restricted Payments that, when taken with all other Restricted Payments made pursuant to this clause (9) since the date of the Indenture, do not exceed $25.0 million;

(10) the payment substantially concurrently with the issuance of the Notes of principal and interest on that certain 5% subordinated note due 2007 owed by Stater Bros. to a retired executive of La Cadena Investments in an aggregate amount not to exceed $20.3 million; and

(11) Investments in the Equity Interests of Santee resulting exclusively from the sale of a majority of the Equity Interests of Santee.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Stater Bros. or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by a majority of Stater Bros.’ directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment (other than Restricted Payments permitted pursuant to clauses (1), (4), (5), (6), (7) and (10) of the preceding paragraph), Stater Bros. shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Stater Bros. will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock other than an issuance by Santee in a Qualified Santee Sale of Capital Stock that is not Disqualified Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, Stater Bros. or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for Stater Bros.’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Stater Bros. or its Restricted Subsidiaries of Indebtedness in an aggregate principal amount not to exceed $100.0 million at any time outstanding under any Credit Facilities or any replacement facility thereof;

(2) the incurrence by Stater Bros. and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Stater Bros. and the Guarantors of Indebtedness represented by the Notes and the Guarantees to be issued on the date of the Indenture and the Exchange Notes and the Guarantees thereto to be issued pursuant to the Registration Rights Agreement;

(4) the incurrence by Stater Bros. or any of the Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations or Permitted Construction Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or (3) of this paragraph;

(6) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of intercompany Indebtedness owing to Stater Bros. or any Restricted Subsidiary; provided, however, that:

(a) if Stater Bros. is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes;

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Stater Bros. or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Stater Bros. or a Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Stater Bros. or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(8) the guarantee by Stater Bros. of Indebtedness of Stater Bros. or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Stater Bros. as accrued;

(10) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Indebtedness to secure workers’ compensation and other insurance coverages, not to exceed the minimum amount required by Stater Bros.’ or any of its Restricted Subsidiaries insurance carriers or applicable regulatory agencies (which may be Indebtedness under Credit Facilities in addition to that permitted under clause (1));

(11) the incurrence of Indebtedness arising from agreements of Stater Bros. or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Stater Bros. or any Restricted Subsidiary pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of Stater Bros. or any Restricted Subsidiary, other than guarantees or similar credit support by Stater Bros. or such Restricted Subsidiary of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness described in this clause shall not exceed the net proceeds actually received in connection with any such disposition;

(12) the incurrence by Stater Bros. or any of the Guarantors of other Indebtedness not to exceed $50.0 million (which may be Indebtedness under Credit Facilities in addition to that permitted by clause (1));

(13) the incurrence by Santee of Permitted Santee Indebtedness;

(14) the incurrence by Santee of Indebtedness in an aggregate principal amount not to exceed $5.0 million at any time outstanding under the Santee Credit Facility; and

(15) the Existing Notes.

Stater Bros. will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Stater Bros. unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of Stater Bros. shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Stater Bros. solely by virtue of being unsecured.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Stater Bros. will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Indebtedness under the Revolving Credit Facility outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction of any kind:

(1) on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to Stater Bros. or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Stater Bros. or any of its Restricted Subsidiaries;

(b) make loans or advances to Stater Bros. or any of its Restricted Subsidiaries; or

(c) transfer any of their respective properties or assets to Stater Bros. or any of its Restricted Subsidiaries;

(2) on the ability of Stater Bros. or any of its Restricted Subsidiaries to receive or retain any such:

(a) dividends, payments or distributions;

(b) loans or advances; or

(c) transfer of property (any such restriction being referred to herein as a “Payment Restriction”).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements in effect as of the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, (provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture) or any provisions of any articles of incorporation or certificate of incorporation with respect to Stater Bros. or any Restricted Subsidiary (including without limitation the rights, preferences and privileges of any class or series of preferred stock included therein) in effect as of the date of the Indenture or as amended thereafter in accordance with the terms of the Indenture;

(2) the Indenture and the Notes;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Stater Bros. or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (2)(c) of the preceding paragraph;

(7) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) the Revolving Credit Facility and the Santee Credit Facility;

(9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(11) Permitted Santee Indebtedness.

Subsidiary Guarantees

The Indenture provides that if Stater Bros. or any of its Restricted Subsidiaries acquires or creates a Subsidiary that is organized and existing under the laws of any state in the United States or the District of Columbia after the date of the Indenture, then the newly acquired or created Subsidiary will execute a supplemental indenture setting forth its Guarantee and deliver an opinion of counsel relating to the enforceability and authorization of that Guarantee pursuant to which that Restricted Subsidiary will become a Guarantor, on a senior basis of the payment obligations of Stater Bros. under the Notes and the Indenture; provided that this covenant will not apply to any Subsidiary during a period when that Subsidiary (i) has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary or (ii) has Total Assets of less than $10.0 million and Stater Bros. has provided the Trustee with written notice requesting such release and an Officer’s Certificate certifying the amount of such Total Assets.

In the event of a sale or other disposition of all of the assets of any Guarantor by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, then that Guarantor (in the event of a sale or other disposition, by way of a merger, consolidation or otherwise, of all of the Capital Stock of that Guarantor) or the corporation or other Person acquiring the property (in the event of a sale or other disposition of all of the assets of that Guarantor) will be released and relieved of any obligations under that Guarantor’s Guarantee; provided that the Net Proceeds of the sale or other disposition are applied in accordance with the Indenture. In addition, (x) in the event the Board of Directors of Stater Bros. designates a Guarantor to be an Unrestricted Subsidiary, then that Guarantor will be released and relieved of any obligations under its Guarantee, provided that the designation is made in accordance with the Indenture, (y) in the event that a Guarantor, other than Markets, Development or Santee, has Total Assets of less than $10.0 million, that Guarantor will be released and relieved of any obligations under its Guarantee following receipt by the Trustee from Stater Bros. of written notice requesting such release and an Officer’s Certificate certifying the amount of such Total Assets and (z) Santee will be released and relieved of any obligations under the Guarantee upon written notice to the Trustee requesting such release from Stater Bros. upon consummation of a Qualified Santee Sale.

Merger, Consolidation or Sale of Assets

Stater Bros. may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Stater Bros. is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Stater Bros. and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Stater Bros. would be the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Stater Bros.) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made would be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Stater Bros.) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Stater Bros. under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default or Event of Default would exist or be continuing;

(4) Stater Bros. or the Person formed by or surviving any such consolidation or merger (if other than Stater Bros.), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made would, on the date of such transaction, after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5) Stater Bros. or such Person will have delivered to the Trustee (a) an Officers’ Certificate of Stater Bros. and an opinion of counsel (which counsel may not be in-house counsel of Stater Bros.), each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and (b) a certificate from Stater Bros.’ independent certified public accountants stating that Stater Bros. has made the calculations required by clause (4) above in accordance with the terms of the Indenture.

In addition, Stater Bros. may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Stater Bros. and any of its Restricted Subsidiaries. The Indenture will provide that each Guarantor of the Notes issued thereunder (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and such Indenture) will not, and Stater Bros. will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person other than to Stater Bros. or a Guarantor unless:

(a) the Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor under the Indenture and the Notes issued under the Indenture, pursuant to a supplemental indenture to the Indenture in form reasonably satisfactory to the Trustee; and

(c) immediately after such transaction, no Default or Event of Default exists.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Stater Bros. may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of any Wholly-Owned Subsidiary of Stater Bros. other than a Wholly-Owned Subsidiary of such Subsidiary; provided, that Stater Bros. provides the Trustee with an Officers’ Certificate accompanied by a resolution of Stater Bros.’ Board of Directors stating that (x) such designation complies with the covenant described above under “—Restricted Payments” and (y) such designation will not otherwise result in any Default or Event of Default. The Board of Directors of Stater Bros. may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, Stater Bros. is able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) in compliance with the covenant described above under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly providing the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Transactions with Affiliates

Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are consistent with industry practice and no less favorable to Stater Bros. or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Stater Bros. or such Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, Stater Bros. delivers to the Trustee a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions, to the extent not otherwise prohibited under the Indenture, between or among Stater Bros. and/or its Wholly-Owned Subsidiaries;

(2) payment of reasonable directors fees to directors of Stater Bros.;

(3) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Stater Bros.;

(4) payment to La Cadena Investments of a dividend in an amount not to exceed $45 million substantially concurrently with the issuance of the Notes; and

(5) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments.”

Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries (other than an Unrestricted Subsidiary)

Stater Bros. will not, and will not permit any of its Wholly-Owned Subsidiaries (other than an Unrestricted Subsidiary) to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros. to any Person (other than Stater Bros. or a Wholly-Owned Subsidiary of Stater Bros.), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

(2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

In addition, Stater Bros. will not permit any Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros. to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Stater Bros. or a Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros.; provided that Santee may issue Equity Interests to a Person other than Stater Bros. or a Wholly-Owned Subsidiary of Stater Bros. so long as the cash Net Proceeds of such issuance are applied in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Notwithstanding the foregoing, Stater Bros. or its Wholly-Owned Subsidiary may transfer, convey, sell, lease or otherwise dispose of Equity Interests of Santee or Santee may issue Equity Interests in a Qualified Santee Sale, in each case so long as (x) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and (y) to the extent that such transaction results in the disposition of a majority of the Equity Interests of Santee, all Indebtedness remaining outstanding following such transaction and owed by Santee to Stater Bros. or any Restricted Subsidiary would be permitted pursuant to the covenant described under the caption “—Restricted Payments.”

Advances to Restricted Subsidiaries

All advances made by Stater Bros. or any Guarantor following the Issue Date to Restricted Subsidiaries that are not Guarantors shall be evidenced by an intercompany note that shall evidence senior Indebtedness, which, in all cases other than Indebtedness owed by Santee, shall bear interest at the then current fair market interest rate as of the date of issuance of such intercompany note.

Payments for Consent

Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, Stater Bros. will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Stater Bros. were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Stater Bros.’ certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Stater Bros. were required to file such reports.

In addition, following the consummation of this Exchange Offer, Stater Bros. will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3) failure by Stater Bros. or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by Stater Bros. or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture or the Notes (other than a default set forth in clauses (1), (2) or (3) above);

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Stater Bros. or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Stater Bros. or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a Payment Default; or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such

Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Stater Bros. or any of its Restricted Subsidiaries to pay final judgments to the extent not covered by insurance underwritten by third parties aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) certain events of bankruptcy or insolvency with respect to Stater Bros. or any of its Restricted Subsidiaries; and

(8) any Guarantee of the Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor of the Notes, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Stater Bros. or any Restricted Subsidiary, all outstanding Notes will become due and payable immediately and automatically without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages, if any, on, or the principal of, the Notes.

Stater Bros. is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Stater Bros. is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Stater Bros. or any Subsidiary, as such, shall have any liability for any obligations of Stater Bros. under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Stater Bros. may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) Stater Bros.’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Stater Bros.’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Stater Bros. may, at its option and at any time, elect to have the obligations of Stater Bros. released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Stater Bros. must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Stater Bros. must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Stater Bros. shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Stater Bros. has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Stater Bros. shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Stater Bros. or any of its Subsidiaries is a party or by which Stater Bros. or any of its Subsidiaries is bound;

(6) Stater Bros. must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by Stater Bros. with the intent of preferring the Holders of Notes over the other creditors of Stater Bros. with the intent of defeating, hindering, delaying or defrauding creditors of Stater Bros. or others; and

(7) Stater Bros. must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Defeasance of the Notes will result in the termination of the obligations of the Guarantors under their respective Guarantees.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of Notes, Stater Bros. and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Stater Bros.’ obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Stater Bros.’ assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

provided, however, that in the case of a change pursuant to clause (1) or (4) above, Stater Bros. has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any Holder.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Stater Bros.) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Stater Bros. has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Stater Bros. is a party or by which Stater Bros. is bound;

(3) Stater Bros. has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Stater Bros. has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Stater Bros. must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of Stater Bros., the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, costs, liability or expense that might be incurred by it in connection with such request or direction.

Governing Law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Additional Information

Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Stater Bros. Holdings Inc., 21700 Barton Road, P.O. Box 150, Colton, California 92324, Attention: Chief Financial Officer.

Form, Denomination and Registration

The New Notes will be represented by one or more global certificates in fully registered, book-entry form without interest coupons, will be deposited with the trustee as custodian for The Depository Trust Company, or “DTC,” and will be registered in the name of Cede & Co. (“Cede”) or another nominee designated by DTC except in limited circumstances. The global new notes are sometimes referred to individually as a “Global Note” and collectively as the “Global Notes” in this prospectus. Beneficial interests in the Global Notes may be held directly through DTC or indirectly through organizations which are participants in DTC. Except as indicated in the following paragraphs, the record ownership of the Global Notes may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

Persons who are not participants in DTC may beneficially own interests in a Global Note held by DTC only through participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede, as the nominee of DTC, is the registered owner of any Global Note, Cede for all purposes will be considered the sole holder of that Global Note. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have certificates registered in their names, will not receive physical delivery of certificates in definitive form, and will not be considered the holder of the Global Note.

The trustee (or any registrar or paying agent) will not have any responsibility for the performance by DTC or any of the participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised Stater Bros. that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants whose accounts are credited with DTC interests in a Global Note.

DTC has advised Stater Bros. as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of those participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the Commission.

Purchases of New Notes under the DTC system must be made by or through participants, which will receive a credit for the New Notes on DTC’s records. The ownership interest of each actual purchaser of each New Note is in turn to be recorded on the participants’ and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in New Notes, except in the event that use of the book-entry system for the New Notes is discontinued.

The deposit of New Notes with a custodian for DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Notes; DTC’s records reflect only the identity of the participants to whose accounts the New Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Stater Bros. will make principal and interest payments on the New Notes to DTC by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers or registered in “street name” and will be the responsibility of such participant and not of DTC, the Trustee or Stater Bros., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is responsibility of Stater Bros., disbursement of those payments to participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of participants and indirect participants. Neither Stater Bros. nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to the New Notes at any time by giving reasonable notice to Stater Bros.

New Notes represented by a Global Note will be exchangeable for New Note certificates with the same terms in authorized denominations only if:

•	DTC notifies Stater Bros. that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by Stater Bros. within 90 days;

•	Stater Bros. determines not to require all of the New Notes to be represented by a Global Note and notify the trustee of its decision; or

•	an Event of Default has occurred with respect to the New Notes and has not been cured.

In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of New Notes represented by the Global Notes equal in principal amount to that beneficial interest and to have those New Notes registered in its name. New Notes so issued in definitive form will be issued as registered New Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by Stater Bros. Stater Bros.’ definitive New Notes can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to Stater Bros. or the trustee duly executed by the holder or his attorney duly authorized in writing. Stater Bros. may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive New Notes.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, became a Subsidiary of, or substantially all of its business and assets were acquired by, such specified

Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, becoming a Subsidiary of, or substantially all of its business and assets being acquired by, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 5% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including but not limited to sale and leaseback transactions), other than any such sale or other disposition in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Stater Bros. and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of Stater Bros.’ Restricted Subsidiaries or the sale of Equity Interests by Stater Bros. or any of its Restricted Subsidiaries in any of their respective Subsidiaries.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among Stater Bros. and its Wholly-Owned Subsidiaries (other than an Unrestricted Subsidiary);

(3) an issuance of Equity Interests by a Restricted Subsidiary to Stater Bros. or to another Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros.;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;” and

(7) any transaction, or series of transactions, that results in the payment to Stater Bros., or one of its Subsidiaries, for the construction of a new supermarket built by Stater Bros., or one of its Subsidiaries, and leased by Stater Bros., or one of its Subsidiaries, whether or not the lessor requires documentation confirming the lessor’s ownership in the supermarket building.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided, however, that no payment, account, credit, award or other obligations pursuant to the Phantom Stock Plan shall be Capital Stock under the Indenture.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Stater Bros. and its Restricted Subsidiaries taken as a whole to any “person” or “group” of persons (as such terms are used in Section 13(d)(3) of the Exchange Act) other than either La Cadena Investments or any La Cadena Successor;

(2) the adoption of a plan relating to the liquidation or dissolution of Stater Bros.;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as defined above), other than either La Cadena Investments or any La Cadena Successor, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Stater Bros., measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of Stater Bros. are not Continuing Directors;

(5) Stater Bros. consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Stater Bros., in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Stater Bros. or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where all or a portion of the Voting Stock of Stater Bros. outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(6) at any time prior to the date that a La Cadena Successor is the Beneficial Owner of more than 50% of the Voting Stock of Stater Bros., Permitted Holders shall cease to (A) have the power to vote the majority of the Capital Stock of La Cadena Investments, (B) be the Beneficial Owner of at least 35% of the Equity Interests in La Cadena Investments, or (C) be the Beneficial Owner of a higher percentage of the Equity Interests in La Cadena Investments than any other “person” or “group” of persons (as such terms are used in Section 13(d)(3) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus the amount of any net loss realized by such Person or any of its Consolidated Subsidiaries in connection with (a) an Asset Sale, or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, in each case to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Consolidated Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Consolidated Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period other than accruals or reserves made with respect to obligations of Stater Bros. under the Phantom Stock Plan, which accruals or reserves made with respect to obligations of Stater Bros. under the Phantom Stock Plan shall be included in non-cash expenses added to Consolidated Net Income for purposes of this clause (4)) of such Person and its Consolidated Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Consolidated Subsidiary of Stater Bros. shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Stater Bros. only to the extent that a corresponding amount would be permitted at the date of determination to be distributed to Stater Bros. by such Consolidated Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Consolidated Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Consolidated Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Consolidated Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than the Revolving Credit Facility, the Santee Credit Facility and Permitted Santee Indebtedness), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(4) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Subsidiary” of any Person means a subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated subsidiary; provided, however, that the Unrestricted Subsidiaries of Stater Bros. will not be included as Consolidated Subsidiaries of Stater Bros. for purposes of the Indenture, regardless of whether such Unrestricted Subsidiaries are or, in accordance with GAAP, should be accounted for as consolidated subsidiaries; provided, further, that any Person that is not a Subsidiary (as such term is defined herein) of a Person will not be included as a Consolidated Subsidiary of such Person, regardless of whether such Person is, or in accordance with GAAP, should be accounted for as a consolidated subsidiary.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Stater Bros. who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Revolving Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special-purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part (whether by revolving or other long-term Indebtedness) from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Stater Bros. to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Stater Bros. may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and excluding any payment, account, credit, award or other obligation pursuant to the Phantom Stock Plan).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means up to $11.2 million in aggregate principal amount of Indebtedness of Stater Bros. and its Restricted Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the date of the Indenture until such amounts are repaid.

“Existing Notes” means the 10 3/4% Senior Notes due 2006 of Stater Bros.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Consolidated Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and excluding (A) the amortization of any debt issuance costs and (B) the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Consolidated Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Consolidated Subsidiaries or secured by a Lien on assets of such Person or one of its Consolidated Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Consolidated Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Stater Bros. (other than Disqualified Stock) or to Stater Bros. or a Consolidated Subsidiary of Stater Bros.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantees” means the guarantees of the Guarantors with respect to the obligations of Stater Bros. under the Notes and the Indenture.

“Guarantors” means Stater Bros. Markets, Stater Bros. Development, Inc., Santee and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date, in each case until such Person is released from its Guarantee pursuant to the terms of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holders” means the holders of the Notes.

“Indebtedness” means, with respect to any specified Person and without duplication, any liability of such Person, whether or not contingent:

(1) for borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person, but does not include any payment, account, credit, award or other obligation pursuant to the Phantom Stock Plan.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For the avoidance of doubt, (x) obligations pursuant to contracts for the refurbishment or construction of existing or new distribution or supermarket facilities of Stater Bros. or of Restricted Subsidiaries shall not constitute Indebtedness and (y) reclassification of operating leases existing on the Issue Date into Capital Lease Obligations in accordance with GAAP and required as a result of changes to GAAP occurring following the Issue Date shall not constitute an incurrence of Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Stater Bros. or any Restricted Subsidiary of Stater Bros. sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Stater Bros. such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Stater Bros., then Stater Bros. shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of pursuant to such sale or disposition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If Stater Bros. or any Restricted Subsidiary of Stater Bros. designates a Restricted Subsidiary to be an Unrestricted Subsidiary pursuant to the provisions of the Indenture, then Stater Bros. shall be deemed to have made an Investment on the date of such designation equal to the fair market value of the Equity Interests of such Subsidiary in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Stater Bros. or any Restricted Subsidiary of Stater Bros. of a Person that holds an Investment in any third Person shall be deemed to be an Investment by Stater Bros. or such Subsidiary in such third Person in an amount equal to the fair market of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” For the avoidance of doubt, Investments shall not include any transaction, or series of transactions, that results in the payment to Stater Bros., or one of its Subsidiaries, for the construction of a new supermarket built by Stater Bros., or one of its Subsidiaries, and leased by Stater Bros., or one of its Subsidiaries, whether or not the lessor requires documentation confirming the lessor’s ownership in the supermarket building.

“Issue Date” means the first date on which the Fixed Rate Notes and Floating Rate Notes are issued.

“La Cadena Investments” means La Cadena Investments, a California general partnership.

“La Cadena Successor” means a partnership or limited liability company (other than La Cadena Investments) with respect to which (a) a Permitted Holder is a general partner or managing member, (b) Permitted Holders have the power to vote the majority of the Capital Stock, (c) Permitted Holders are the Beneficial Owners of at least 35% of the Equity Interests therein and (d) Permitted Holders are the Beneficial Owners of a higher percentage of the Equity Interests therein than any other “person” or “group” of persons (as such terms are used in Section 13(d)(3) of the Exchange Act).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any duly authorized filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale; or (b) any gain or loss, together with any related provision for such gain or loss, realized in connection with the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Stater Bros. or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Revolving Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Notes” means the Fixed Rate Notes and the Floating Rate Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means a certificate executed by two officers.

“Payment Default” means a default caused by the failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default; provided, however, that in the case of the Revolving Credit Facility, such a default shall only constitute a

Payment Default if it consists of the failure to pay principal of, or interest or premium, if any, on the Indebtedness incurred pursuant to the Revolving Credit Facility as of the final Maturity Date (as defined in such Revolving Credit Facility).

“Permitted Construction Indebtedness” means Indebtedness of Stater Bros. or any Restricted Subsidiary representing the deferred purchase price, or the net proceeds of which are used solely to finance the purchase price, of any new or existing distribution or supermarket facilities (including any fixtures therein) operated or to be operated by Stater Bros. or Stater Bros. Markets.

“Permitted Holder” means (a) Jack H. Brown and his spouse and immediate family members, (b) any trust, corporation, partnership or other entity, the beneficial interests of which are owned exclusively by the Persons referred to in clause (a), and (c) any trustee, executor or receiver appointed to manage or administer the assets of any Person referred to in clause (a) following the death or incapacity of such Person and the heirs of any such Person referred to in clause (a).

“Permitted Investments” means:

(1) any Investment in Stater Bros. or in a Guarantor (including any Person who becomes a Guarantor as a result of any Investment), provided that any Indebtedness evidencing such Investment in a Guarantor is not subordinated to any Indebtedness or other obligation of such Guarantor;

(2) The making of Investments in Stater Bros. by any Subsidiary (provided that any Indebtedness evidencing such Investment is subordinated and junior to the Notes);

(3) any Investment in Cash Equivalents;

(4) any Investment by Stater Bros. or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Guarantor of Stater Bros.; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Stater Bros. or a Guarantor;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(6) any acquisition of assets or any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Stater Bros.;

(7) the extensions of trade credit and advances to customers and suppliers to the extent in the ordinary course of business and made in accordance with customary industry practice; and

(8) Hedging Obligations.

“Permitted Liens” means:

(1) Liens of Stater Bros. and any Restricted Subsidiary securing Indebtedness and other Obligations (a) under the Revolving Credit Facility and (b) under other Credit Facilities that, in each case, were permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of Stater Bros. or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Stater Bros. or any Restricted Subsidiary of Stater Bros.; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Stater Bros. or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Stater Bros. or any Restricted Subsidiary of Stater Bros., provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such acquired property, and Liens incurred in the ordinary course of business to secure the payment of all or a portion of the purchase price of goods held for sale, provided that such Liens do not extend to any assets other than such goods;

(5) Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations and Permitted Construction Indebtedness) permitted by clauses (2), (4), (7), (10), (11) and (12) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or improved with the proceeds of such Indebtedness;

(7) Liens securing the Notes;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens incurred in the ordinary course of business of Stater Bros. or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(10) Liens existing on the date of the Indenture and renewals, extensions and replacements thereof, provided that such renewals, extensions or replacements will not apply to any property or assets not previously subject to such Liens or increase the principal amount of obligations secured thereby;

(11) Liens on deposits made in the ordinary course of business;

(12) Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Stater Bros. or any Restricted Subsidiary on deposit with or in possession of such banks;

(13) Liens in respect of Permitted Refinancing Indebtedness; provided that the terms of such liens in respect of such Permitted Refinancing Indebtedness are not less favorable to the Holders of the Notes than the terms of the Liens securing the indebtedness being refinanced and do not extend to any assets not securing such indebtedness;

(14) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

(15) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(16) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business of Stater Bros. or its Subsidiaries, as the case may be, and any exceptions to title set forth in any title policies;

(17) any attachment or judgment Lien so long as the execution or other enforcement thereof is effectively stayed, the claims secured thereby are being contested in good faith by appropriate proceedings, adequate reserves have been established with respect to such claims in accordance with GAAP and no Default or Event of Default would result thereby;

(18) any Liens relating solely to property leased by Stater Bros. or any Subsidiary and arising solely out of the lease for such property;

(19) Liens securing Capital Lease Obligations incurred pursuant to the first paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(20) Liens securing the Santee Note or Permitted Santee Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness of Stater Bros. or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Stater Bros. or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Stater Bros. or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Santee Indebtedness” means Indebtedness of Santee in an aggregate principal amount not to exceed $55.0 million, the proceeds of which are used solely to repay the Santee Note; provided, that so long as at least $35.0 million in principal amount of the Santee Note remains outstanding, the Santee Note shall remain secured on a first priority basis in accordance with its terms as in effect on the date of the Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Phantom Stock Plan” means, collectively, the Stater Bros. Holdings Inc. Phantom Stock Plan effective as of June 27, 2000 and any related documents or instruments executed or to be executed in connection therewith (including without limitation any Phantom Stock Award Agreement thereunder), in each case as amended, modified, renewed, or replaced from time to time, with the exception of any amendment, modification, renewal or replacement that would expand the definition of “Eligible Employee” thereunder to include any shareholder of Stater Bros. Holdings or any partner in La Cadena Investments.

“Qualified Santee Sale” means (1) a sale by Stater Bros. Markets of a portion of the Equity Interests of Santee to a third party that is not an Affiliate of Stater Bros., (2) the issuance by Santee of additional Equity Interests to a third party that is not an Affiliate of Stater Bros. or (3) a combination of related transactions described in (1) and (2) above.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Stater Bros. that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the credit facility governed by that certain Credit Agreement, dated on or about August 6, 1999, and amended by that certain First Amendment, dated as of September 15, 2000, that certain Second Amendment dated as of December 13, 2001, that certain Third Amendment, dated as of January 18, 2002, and that certain Fourth Amendment dated as of February 4, 2003 by and among Stater Bros. Markets, Stater Bros., the Lenders from time to time parties thereto, and Bank of America, N.A., as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any such amendment, restatement, modification, renewal, refunding, replacement, or refinancing facility that alters the maturity thereof.

“Santee” means Santee Dairies, Inc., a California corporation, a wholly-owned Subsidiary of Stater Bros. Markets.

“Santee Credit Facility” means the credit facility governed by that certain Credit Agreement, dated on or about December 22, 1999 by and among Santee and Bank of America, N.A., as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any such amendment, restatement, modification, renewal, refunding, replacement, or refinancing facility that alters the maturity thereof.

“Santee Note” means that certain 5 1/4% note due March 31, 2009 in an aggregate principal amount of $55.0 million owed by Santee to Stater Bros. Markets, as in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Total Assets” means, with respect to any Person, the aggregate of all assets of such Person and its subsidiaries as would be shown on the balance sheet of such Person prepared in accordance with GAAP.

“Unrestricted Subsidiary” means (a) any Subsidiary of Stater Bros. that is designated by the Board of Directors of Stater Bros. as an Unrestricted Subsidiary pursuant to a Board resolution in accordance with the terms of the Indenture, and (b) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any specified Person means any subsidiary of such Person all the outstanding shares of Capital Stock (other than Directors’ qualifying shares, if applicable) of which are owned directly by such Person or another Wholly-Owned Subsidiary of such Person.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of United States federal income and estate tax consequences of the ownership and disposition of the Notes by an initial beneficial owner of the Notes. These consequences depend on whether the beneficial owner is or is not a “United States person.” For purposes of this discussion, a “United States person” generally means (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (c) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (d) a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 19, 1996, and treated as a domestic trust on such date.

This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal tax consequences discussed herein. The tax treatment of the holders of the Notes may vary depending upon their particular situations. In addition, certain other holders, including insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not included in this discussion. Stater Bros. will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein. Investors should consult their own tax advisor concerning the consequences of the ownership and disposition of the Notes, including the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects on investors of changes in United States federal or other tax laws.

United States Holders

Exchange Offer

The exchange of the Old Notes for New Notes should not be a taxable exchange for United States federal income tax purposes, because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, any New Notes received by investors should be treated as a continuation of their investment in the Old Notes. As a result, there should be no U.S. federal income tax consequences to investors resulting from the exchange offer, and investors should have the same adjusted tax basis and holding period in the New Notes as they had in the Old Notes immediately prior to the exchange.

Stated Interest

Interest on a Note will be includable by a United States person holding a Note (a “United States Holder”) as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the disposition of a Note by sale, exchange or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as such) and (ii) the United States Holder’s tax basis in the Note. A United States Holder’s tax basis in a Note generally will equal the cost of the Note (other than any cost attributable to accrued interest as of the date the United States Holder acquired the Note).

Assuming that the Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the United States Holder has held such Note for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Under the Code, a United States Holder of a Note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 28% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions thereof. This withholding applies only if the holder (i) fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it failed to report interest or dividends properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that it has provided its correct TIN and that it is not subject to backup withholding.

To be eligible for exemption from backup withholding, a United States Holder also must provide a properly completed IRS Form W-9 (or substitute form) to Stater Bros. or its paying agent. Any amount withheld from a payment to a United States Holder under the backup withholding rules is allowable as a credit against such holder’s United States federal income tax liability (and may entitle such holder to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. Holders of Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

Non-United States Holders

Interest

Generally, interest income of a non-United States person holding a Note (a “Non-United States Holder”) that is not effectively connected with a United States trade or business will be subject to a United States federal income tax and withholding at a 30% rate. However, such interest may be exempt from, or subject to a lower rate of, withholding pursuant to an income tax treaty between the United States and the country of residence of the Non-United States Holder. A Non-United States Holder claiming the benefit of such a treaty must provide Stater Bros. or its paying agent with a properly executed IRS Form W-8BEN (or a suitable substitute or successor form or such other form as the IRS may prescribe). Moreover, interest paid on the Notes by Stater Bros. or its paying agent to a Non-United States Holder will qualify for the so-called “portfolio-interest exemption” and, therefore, will not be subject to United States federal income tax or withholding provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that:

•	the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Stater Bros. that is entitled to vote;

•	the Non-United States Holder is not (i) a controlled foreign corporation related to Stater Bros. actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code; or (ii) a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	the interest paid to the Non-United States Holder is not considered contingent interest under Section 871(h)(4) of the Code and the regulations thereunder; and

•	the beneficial owner satisfies the requirements set forth in Section 871(h) and 881(c) of the Code and the Treasury regulations issued thereunder relating to registered securities.

Currently, this requirement will be satisfied in either of the following circumstances:

•	First, this requirement will be satisfied if the Non-United States Holder provides to Stater Bros. or its paying agent a Form W-8BEN (or a suitable substitute or successor form), that is signed under penalties of perjury, includes its name and address, and contains a certification that the holder is not a United States person.

•	Second, the requirement will be satisfied if (a) the Non-United States Holder provides a Form W-8BEN (or a suitable substitute or successor form), signed under the penalties of perjury, to a qualified intermediary, such as a securities clearing organization, bank, or other financial institution who holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of a beneficial owner, and (b) the qualified intermediary certifies to Stater Bros. or its paying agent, under the penalties of perjury, that such statement has been received by it from the beneficial owner, directly or through another intermediary financial institution, and furnishes Stater Bros. or its paying agent with a copy thereof.

•	Alternative documentation procedures for satisfying the certification requirement described above are available in respect of interest paid after December 31, 2000. Such procedures add intermediary certification options for certain qualifying agents. For instance, under one such option, a withholding agent would be allowed to rely on an IRS Form W-8IMY (or suitable substitute or successor form) furnished by a financial institution or other intermediary on behalf of one or more beneficial owners or other intermediaries without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a qualified intermediary.

Except to the extent that an applicable treaty otherwise provides, interest received by a Non-United States Holder that is effectively connected with a United States trade or business conducted by such holder will be taxed at the graduated rates applicable to United States persons. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate. Even though such effectively connected interest will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the Non-United States Holder delivers a properly executed IRS Form W-8ECI (or suitable substitute or successor form or such other form as the IRS may prescribe) to Stater Bros. or its agent.

Gain on Disposition

A Non-United States Holder will generally not be subject to United States federal income tax on gain realized on a sale, redemption or other disposition of the Notes unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, or

•	in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

If a Non-United States Holder falls under the first clause in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States persons and, if the Non-United States Holder is a foreign corporation, it may also be subject to the branch profits tax described above. Even though the effectively connected income will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the Non-United States Holder delivers a properly executed IRS Form W-8ECI (or a suitable substitute or successor form) to Stater Bros. or its agent. If an individual Non-United States Holder falls under the second clause in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the amount by which the gain derived from the sale from sources within the United States were to exceed such holder’s capital losses allocable to sources within the United States for the taxable year of the sale.

Federal Estate Taxes

If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

Backup Withholding and Information Reporting

Stater Bros. will, when required, report to the IRS and to each Non-United States Holder the amount of any interest paid on the Notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments.

Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments on the Notes by Stater Bros. to a Non-United States Holder if the holder certifies as to its status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that neither Stater Bros. nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of the Notes by a Non-United States Holder, if applicable, are as follows:

•	If the proceeds are paid to or through the United States office of a broker, they generally will be subject to information reporting and backup withholding at a rate of 28%. However, no such reporting and withholding is required if: (a) the holder either certifies as to its status as a Non-United States Holder under penalties of perjury on an IRS Form W-8BEN or suitable substitute or successor form (as described above) or otherwise establishes an exemption, and (b) the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person or a “United States related person,” as defined below, they will not be subject to backup withholding or information reporting.

•	If the proceeds are paid to or through a Non-United States office of a broker that is either a United States person or a “United States related person,” they generally will be subject to information reporting. However, no such reporting is required if (a) the holder certifies as to its status as a Non-United States Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-United States Holder’s foreign status, and (b) the broker has no actual knowledge to the contrary. Backup withholding will generally not apply to payments made through foreign offices of a United States person or United States related person.

For purposes of this paragraph, a “United States related person” is:

•	a “controlled foreign corporation” for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•	for payments made after December 31, 2000, a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a United States trade or business.

Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a refund or a credit against such Non-United States Holder’s United States federal income tax liability provided that the requisite procedures are followed.

The federal tax discussion set forth above as to both United States Holders and Non-United States Holders is included for general information only and may not be applicable depending upon a Holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

This prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer (a “Participating Broker-Dealer”) in connection with the resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Each such Participating Broker-Dealer that participates in the Exchange Offer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Stater Bros. has agreed that for a period of 180 days after the expiration date, Stater Bros. will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until November 28, 2004, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

Stater Bros. will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, Stater Bros. will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other legal matters will be passed upon for Stater Bros. by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters for Stater Bros. will be passed upon by Varner, Saleson & Brandt LLP, Riverside, California. Bruce D. Varner, a partner at Varner, Saleson & Brandt LLP, is a director of Stater Bros.

EXPERTS

The consolidated financial statements of Stater Bros. Holdings Inc. as of September 30, 2001, September 29, 2002 and September 28, 2003, and for the 52-week periods ended September 29, 2002 and September 28, 2003 and the 53-week period ended September 30, 2001, included in the Prospectus, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in its report appearing herein.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF STATER BROS. HOLDINGS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Stater Bros. Holdings Inc.

We have audited the accompanying consolidated balance sheets of Stater Bros. Holdings Inc. (and subsidiaries) as of September 30, 2001, September 29, 2002 and September 28, 2003, and the related consolidated statements of income, stockholder’s deficit, and cash flows for the 52-week periods ended September 29, 2002 and September 28, 2003 and the 53-week period ended September 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stater Bros. Holdings Inc. at September 30, 2001, September 29, 2002 and September 28, 2003, and the consolidated results of their operations and their cash flows for the 52-week periods ended September 29, 2002 and September 28, 2003 and the 53-week period ended September 30, 2001, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Orange County, California
December 5, 2003

STATER BROS. HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
Current assets
Cash and cash equivalents	$101,636	$81,043	$111,152
Receivables	29,894	26,500	23,217
Income tax receivables	358	7,061	4,354
Inventories	170,189	175,404	172,267
Prepaid expenses	6,743	7,860	6,962
Deferred income taxes	6,634	15,281	14,793

Total current assets	315,454	313,149	332,745

Investment in unconsolidated affiliate	12,666	15,580	16,910

Property and equipment
Land	50,930	50,930	50,930
Buildings and improvements	182,269	191,514	200,349
Store fixtures and equipment	190,581	212,741	242,562
Property subject to capital leases	24,670	24,670	24,670

	448,450	479,855	518,511

Less accumulated depreciation and amortization	170,123	194,039	216,366

	278,327	285,816	302,145

Deferred income taxes	4,897	—	—
Deferred debt issuance costs, net	12,042	13,936	10,486
Other assets	5,908	5,649	5,540

	22,847	19,585	16,026

Total assets	$629,294	$634,130	$667,826

See accompanying notes to consolidated financial statements.

STATER BROS. HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except share amounts)

LIABILITIES AND STOCKHOLDER’S DEFICIT

	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
Current liabilities:
Accounts payable	$107,485	$104,166	$112,458
Accrued payroll and related expenses	41,737	41,567	44,362
Other accrued liabilities	44,340	46,656	50,352
Current portion of capital lease obligations	1,435	1,117	1,056

Total current liabilities	194,997	193,506	208,228

Deferred income taxes	—	6,500	6,708
Long-term debt	439,000	458,750	458,750
Capital lease obligations, less current portion	12,098	10,981	9,926
Long-term portion of self-insurance and other reserves	15,852	23,855	27,941
Other long-term liabilities	8,756	14,659	20,267

Total liabilities	670,703	708,251	731,820

Stockholder’s deficit
Common Stock, $.01 par value:
Authorized shares—100,000 Issued and outstanding shares 0 in 2001, 2002 and 2003	—	—	—
Class A Common Stock, $.01 par value:
Authorized shares—100,000 Issued and outstanding shares 50,000 in 2001; 38,301 in 2002 and 2003	1	—	—
Additional paid-in capital	12,715	9,740	9,740
Retained deficit	(54,125)	(83,861)	(73,734)

Total stockholder’s deficit	(41,409)	(74,121)	(63,994)

Total liabilities and stockholder’s deficit	$629,294	$634,130	$667,826

See accompanying notes to consolidated financial statements.

STATER BROS. HOLDINGS INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share and share amounts)

	Fiscal Year Ended
	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
Sales	$2,573,913	$2,666,346	$2,753,774
Cost of goods sold	1,911,065	1,957,526	1,999,361

Gross profit	662,848	708,820	754,413

Operating expenses:
Selling, general and administrative expenses	579,549	615,482	659,720
Depreciation and amortization	22,327	24,300	26,879

Total operating expenses	601,876	639,782	686,599

Operating profit	60,972	69,038	67,814

Interest income	3,409	1,721	1,049
Interest expense	(52,410)	(52,814)	(53,254)
Equity in income from unconsolidated affiliate	1,584	2,914	1,330
Other expense—net	(258)	(1,579)	(1,093)

Income before income taxes	13,297	19,280	15,846
Income taxes	5,452	7,491	5,719

Net income	$7,845	$11,789	$10,127

Earnings per common share	$156.90	$280.92	$264.41

Average common shares outstanding	50,000	41,965	38,301

Common shares outstanding at end of year	50,000	38,301	38,301

See accompanying notes to consolidated financial statements.

STATER BROS. HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
Operating activities:
Net income	$7,845	$11,789	$10,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,061	31,493	34,308
Deferred income taxes	2,921	2,750	696
Loss on disposals of assets	258	1,579	1,093
Net undistributed income in unconsolidated affiliate	(1,584)	(2,914)	(1,330)
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(1,713)	3,394	3,283
(Increase) decrease in income tax receivables	(95)	(6,703)	2,707
(Increase) decrease in inventories	(4,857)	(5,215)	3,137
(Increase) decrease in prepaid expenses	(1,427)	(1,136)	893
Decrease in other assets	15,683	3,398	3,559
Increase (decrease) in accounts payable	6,708	(3,319)	8,292
Increase in accrued liabilities and long-term portion of self-insurance reserves	26,593	16,052	16,185

Net cash provided by operating activities	79,393	51,168	82,950

Financing activities:
Debt issuance costs	—	(5,033)	—
Stock redemption	—	(20,000)	—
Dividends paid	—	(4,500)	—
Principal payments on long-term debt	(5,048)	(250)	—
Principal payments on capital lease obligations	(2,092)	(1,435)	(1,116)

Net cash used in financing activities	(7,140)	(31,218)	(1,116)

Investing activities:
Purchase of property and equipment	(33,499)	(40,722)	(51,890)
Proceeds from sale of property and equipment	251	179	165

Net cash used in investing activities	(33,248)	(40,543)	(51,725)

Net increase (decrease) in cash and cash equivalents	39,005	(20,593)	30,109
Cash and cash equivalents at beginning of year	62,631	101,636	81,043

Cash and cash equivalents at end of year	$101,636	$81,043	$111,152

Interest paid	$49,848	$49,927	$49,560
Income taxes paid	$2,890	$11,443	$3,000

See accompanying notes to consolidated financial statements.

STATER BROS. HOLDINGS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT

(In thousands)

	Common Stock	Class A Common Stock	Additional Paid-In Capital	Retained Deficit	Total
Balances at September 24, 2000	$—	$1	$12,715	$(61,970)	$(49,254)
Net income for 53 weeks ended September 30, 2001	—	—	—	7,845	7,845

Balances at September 30, 2001	—	1	12,715	(54,125)	(41,409)
Net income for 52 weeks ended September 29, 2002	—	—	—	11,789	11,789
Dividend paid	—	—	—	(4,500)	(4,500)
Stock redemption	—	(1)	(2,975)	(37,025)	(40,001)

Balances at September 29, 2002	—	—	9,740	(83,861)	(74,121)
Net income for 52 weeks ended September 28, 2003	—	—	—	10,127	10,127

Balances at September 28, 2003	$—	$—	$9,740	$(73,734)	$(63,994)

See accompanying notes to consolidated financial statements.

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 28, 2003

Note 1—The Company and Summary of Significant Accounting Policies

Description of Business

Stater Bros. Holdings Inc. (the “Company”) is engaged primarily in the operation of retail supermarkets. As of September 28, 2003, the Company operated 157 retail grocery supermarkets under the name “Stater Bros. Markets.” The Company’s supermarkets are located in Southern California’s San Bernardino, Riverside, Los Angeles, Orange, San Diego and Kern counties. The Company and its predecessor companies have operated retail grocery stores under the “Stater Bros. Markets” name in the Inland Empire of Southern California since 1936.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Stater Bros. Markets (“Markets”) and Stater Bros. Development, Inc. All significant inter-company transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fiscal Year

The Company’s fiscal year ends on the last Sunday in September. The fiscal years ended September 29, 2002 and September 28, 2003 were 52-week years and the fiscal year ended September 30, 2001 was a 53-week year.

Cash and Cash Equivalents

Cash and cash equivalents are reflected at cost, which approximates their fair value, and consist primarily of overnight repurchase agreements, certificates of deposit and money market funds with maturities of less than three months when purchased.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Receivables

Receivables represent amounts expected to be received during the next operating cycle of the Company. The carrying amount reported in the balance sheet for receivables approximates their fair value.

Investment in Affiliate

The Company owns 50% of Santee Dairies, LLC. The Company is not the controlling stockholder and accordingly accounts for its investment using the equity method of accounting.

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 1—The Company and Summary of Significant Accounting Policies (continued)

Long-Lived Assets

Financial Accounting Standards Board Statement No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets” became effective for the Company on September 30, 2002. This standard replaces SFAS No. 121 and APB No. 30 and amends APB No. 51 among others. Adoption of this standard did not have a material effect on the Company’s financial statements. As part of the adoption of this standard, assets previously classified as “Properties held for sale” on the consolidated balance sheets were reclassified to “Property and equipment.”

The Company reviews the recoverability of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the estimated future, undiscounted cash flows from the use of an asset are less than its carrying value, a write-down is recorded to reduce the related asset to estimated fair value.

Property and Equipment

Property and equipment are stated at cost and are depreciated or amortized, principally on a straight-line basis over the estimated useful lives of the assets, and for capitalized leases over the initial lease term or the estimated economic life of the asset.

The average estimated economic lives are as follows:

	Range	Most Prevalent
Buildings and improvements	8 - 30 Years	25 Years
Store furniture and equipment	3 - 10 Years	5 Years
Property subject to capital leases	Life of Lease	25 Years

Deferred Debt Issuance Costs

Direct costs incurred as a result of financing transactions are capitalized and amortized to interest expense over the terms of the applicable debt agreements.

Phantom Stock Plan

It is the Company’s policy to expense phantom stock units to the extent that they vest and appreciate during the accounting period.

Self-insurance Reserves

The Company is primarily self-insured, subject to certain retention levels for workers’ compensation, automobile and general liability costs. The Company is covered by umbrella insurance policies for catastrophic events. The Company records its self-insurance liability based on the claims filed and an estimate of claims incurred but not yet reported. The estimates used by management are based on the Company’s historical experiences as well as current facts and circumstances. The Company uses third party actuarial analysis in making its estimates. Actuarial projections and the Company’s estimate of ultimate losses are subject to a high degree of variability. The variability in the projections and estimates are subject to, but not limited to, such factors as judicial and administrative rulings, legislative actions, and changes in compensation benefits structure. In recent years, the Company and employers within the State of California as a whole have seen significant

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 1—The Company and Summary of Significant Accounting Policies (continued)

Self-insurance Reserves (continued)

increases in the severity of workers’ compensation claims. The Company discounts its workers’ compensation, automobile and general liability insurance reserves at a discount rate of approximately 7.5%. The Company is self-insured, subject to certain retention levels, for health care costs of eligible non-bargaining unit employees. Such health care reserves are not discounted.

Income Taxes

The Company provides for deferred income taxes as timing differences arise between income and expenses recorded for financial and income tax reporting purposes.

Revenue Recognition

The Company recognizes revenue from the sale of its products at the point of sale to the customer. Sales are recognized net of any discounts given to the customer.

Cost of Goods Sold

Included in cost of goods sold are direct product purchase costs, all in-bound freight costs, all direct receiving and inspection costs, all quality assurance costs, all warehousing costs and all costs associated with transporting goods from the Company’s warehouses to its stores, net of earned vendor rebates and allowances. The Company recognizes, as a reduction to cost of goods sold, certain rebates and allowances (“allowances”) from its vendors as the allowances are earned. Allowances are earned by promoting certain products or by purchasing specified amounts of product. The Company records a liability for allowance funds that have been received but not yet earned. Included as a reduction in cost of goods sold for fiscal 2003 is $4.6 million of advertising costs in excess of the fair value of the co-operative advertising.

Selling, General and Administrative Expenses

Included in selling, general and administrative expenses are all store operation costs which includes all store labor costs associated with receiving, displaying and selling the Company’s products at the store level; all advertising costs, net in fiscal 2003 of the portion of co-operative advertising allowances directly related to the fair value of the advertising and net of all co-operative advertising allowances in the prior years; certain salary, wages and administrative costs associated with the purchasing of the Company’s products and all security, management information services, accounting and corporate management costs.

As noted under “Cost of Goods Sold”, the Company includes all purchasing and distribution costs to deliver the product for sale to its stores in cost of goods sold, except for certain salary, wages and administrative costs associated with the purchasing of its products. The amount of salary, wages and administrative costs associated with the purchase of its product included in selling, general and administrative costs was $808,000, $861,000 and $891,000 in fiscal 2001, fiscal 2002 and fiscal 2003, respectively.

Vendor Rebates and Allowances

The Company receives certain allowances from its vendors that relate to the purchase and promotion of certain products. All allowances, except for advertising allowances described under “Advertising Allowances”, are recognized as a reduction in cost of goods sold as the performance is completed and inventory sold.

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 1—The Company and Summary of Significant Accounting Policies (continued)

Vendor Rebates and Allowances (continued)

Allowances, such as slotting fees, which are tied to the promotion of certain products are recognized as reductions in cost of goods sold as the Company meets the required performance criteria. Allowances that are based upon purchase or sales volumes are recognized as reductions in cost of goods sold as the products are sold. The Company receives lump-sum payments from vendors for the promotion or purchase of products over multi-year periods. The Company records a liability for unearned allowances and recognizes, as a reduction in cost of goods sold, these allowances over time as the criteria of these contracts are met.

Advertising Allowances

The Company receives co-operative advertising allowances from vendors for advertising specific vendor products over specific periods of time. For fiscal 2003, the Company recognized the portion of co-operative advertising allowances directly related to the fair value of advertising as a reduction in advertising costs. In fiscal 2003, $4.6 million of excess allowances received over the fair value of advertising were recorded as a reduction to cost of goods sold. In fiscal 2001 and fiscal 2002, all co-operative advertising allowances were recognized as reductions in advertising expense. A significant portion of the Company’s advertising expenditures is in the form of twice weekly print advertisements. The Company distributes its print ads through inserts in local newspapers, in direct mailers and as handouts distributed in its stores. The Company analyzes, on an annual basis, the direct out-of-pocket costs for printing and distributing its print ads. Using the number of ads in a typical twice weekly advertisement, the actual direct costs of an individual advertisement is determined. The cost determined is deemed to be the fair value of advertising. The amount of co-operative advertising allowance recognized as a reduction in advertising expense was $11.8 million, $11.9 million and $5.9 million in fiscal 2001, fiscal 2002 and fiscal 2003, respectively.

Advertising

The Company’s advertising costs, net of vendor allowances for co-operative advertising, are recognized in the period the advertising is incurred and are included in selling, general and administrative expenses. Advertising costs, net of vendor allowances, were $20.8 million, $23.7 million and $27.4 million in fiscal 2001, 2002 and 2003, respectively.

Leases

Certain of the Company’s operating leases provide for minimum annual payments that change over the life of the lease. The aggregate minimum annual payments are expensed on a straight-line basis over the minimum lease term. The Company recognizes a liability for minimum step rents when the amount of straight-line rent expense exceeds the actual lease payment and it reduces the step rent liability when the actual lease payment exceeds the amount of straight-line rent expense.

Recent Accounting Pronouncements

In April 2003, the FASB issued Statement 149, Amendment of Statement 133, “Accounting for Derivative Instruments and Hedging Activities”. Statement 149 requires that contracts with comparable characteristics be accounted for similarly. The Company does not expect the adoption of this pronouncement to have a material impact on the results of its operations, financial position or liquidity. In May 2003, the FASB issued Statement 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. Statement 150 establishes standards for classifying and measuring certain financial instruments with

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 1—The Company and Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

characteristics of both liabilities and equity. The Company does not expect the adoption of this pronouncement to have a material impact on the results of its operations, financial position or liquidity. In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“Interpretation 46”), an interpretation of ARB No. 51. The Company is in the initial stages of reviewing this interpretation, but does not believe it has any variable interest entities to which Interpretation 46 would apply.

Reclassifications

Certain amounts in the prior periods have been reclassified to conform to the current period financial statement presentation.

Note 2—Impact of Recent EITF

Effective September 30, 2002, the Company adopted EITF Issue No. 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.” The Company’s adoption of the EITF has had no effect on the Company’s current year or prior years’ net income. In fiscal 2003, as a result of EITF Issue No. 02-16, vendor payments of $4.6 million related to advertising reimbursements, previously classified as a reduction in selling, general and administrative expenses were reclassified as a reduction in cost of goods sold. Prior year financial statements were not reclassified. The following table shows the pro forma consolidated operating profit for fiscal 2001 and fiscal 2002 if the impact of EITF Issue No. 02-16 had been applied to fiscal 2001 and fiscal 2002.

	Fiscal Year Ended
	Sept. 30, 2001	Sept. 29, 2002
	(In thousands)
Sales	$2,573,913	$2,666,346
Costs of good sold	1,906,842	1,953,761

Gross profit	667,071	712,585

Operating expenses:
Selling, general and administrative expenses	583,772	619,247
Depreciation and amortization	22,327	24,300

Total operating expenses	606,099	643,547

Operating profit	$60,972	$69,038

Note 3—Debt

Long-term debt consisted of the following:

	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
	(In thousands)
5% Subordinated Note due 2007	$—	$20,000	$20,000
10 3/4% Senior Notes due 2006	439,000	438,750	438,750

Total long-term debt	$439,000	$458,750	$458,750

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 3—Debt (continued)

Interest on the 10 3/4% Senior Notes due August 2006, is payable semi-annually on February 15 and August 15. Principal on the 10 3/4% Senior Notes is due in the fiscal year 2006.

Interest on the 5% subordinated note due March 2007, is payable semi-annually on March 31 and September 30. Principal on the 5% subordinated note is due in the fiscal year 2007.

Interest capitalized during fiscal years 2001, 2002 and 2003 amounted to $238,000, $144,000 and $126,000 respectively. Interest expense incurred, before the effect of capitalized interest, during 2001, 2002 and 2003 amounted to $52,648,000, $52,958,000 and $53,380,000, respectively.

During fiscal 2002, the Company redeemed $250,000 of its 10 3/4% Senior Notes due 2006. The Notes were restricted and unregistered. The Notes were redeemed for $250,000 plus accrued interest.

Note 4—Unconsolidated Affiliate

The Company owns 50% of Santee Dairies LLC. Through its wholly owned subsidiary, Santee Dairies, Inc. (“Santee”), it operates a fluid milk processing plant located in City of Industry. The Company is not the controlling stockholder. Accordingly, the Company accounts for its investment in Santee Dairies LLC using the equity method of accounting and recognized income of $1,584,000, $2,914,000 and $1,330,000 for fiscal years 2001, 2002 and 2003, respectively. The Company is a significant customer of Santee which supplies the Company with a substantial portion of its fluid milk and dairy products.

Summary of unaudited financial information for Santee Dairies LLC is as follows:

	52 Weeks	52 Weeks	52 Weeks
	Sept. 29, 2001	Sept. 28, 2002	Sept. 27, 2003
	(In thousands)
Current Assets	$24,060	$24,918	$25,771
Non-current assets	95,236	91,674	89,096
Current liabilities	26,754	23,257	24,952
Non-current liabilities	67,046	62,012	56,215
Shareholders’ equity	25,496	31,323	33,700

Sales	188,627	181,686	172,718
Gross profit	29,663	30,497	27,962
Net income	$3,168	$5,826	$2,660

Note 5—Bank Facilities

The Company’s principal operating subsidiary, Markets, entered into a credit facility, as amended, with Bank of America N.A. on August 6, 1999 (the “credit facility”). The credit facility provides for (i) a $75.0 million revolving loan facility and (ii) a “Letter of Credit Sublimit” which is defined as an amount equal to the lesser of (a) the Revolving Loan Commitment and (b) $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Loan Commitment. Borrowings under the revolving loan facility are unsecured and expected to be used for certain working capital and corporate purposes. Letters of credit under the letter of credit facility are expected to be used to support obligations incurred in connection with the construction of stores, workers’ compensation insurance obligations and as security for certain rent obligations.

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 5—Bank Facilities (continued)

The availability of the loans and letters of credit are subject to certain sublimits and other borrowing restrictions. Indebtedness of Markets under the credit facility is guaranteed by Stater Bros. Development, Inc., a subsidiary of the Company, and any subsidiaries that Markets or Stater Bros. Development, Inc. acquires or forms after the date of the credit facility.

Loans under the credit facility bear interest at a rate based upon either (i) the “Base Rate” (defined as the higher of (a) the federal funds rate plus 0.50% and (b) the rate of interest publicly announced by Bank of America as its “reference rate”), plus 1.00%, or (ii) the “Offshore Rate” (defined as the average British Bankers Association Interest Settlement Rate for deposits in dollars, adjusted for the maximum reserve requirement for Eurocurrency funding), plus 1.75%. For Offshore Rate Loans, the Offshore Rate will be applied in consecutive periods of the earlier of (a) the maturity date of the loan or (b) periods, as selected by Markets of one, two, three or six months.

The revolving loan facility will cease to be available and will be payable in full on March 31, 2005. Letters of credit under the credit facility can be issued until March 31, 2005. The loans under the revolving loan facility must be repaid for a period of ten consecutive days semi-annually.

Loans under the revolving loan facility may be repaid and re-borrowed. The loans under the revolving loan facility may be prepaid at any time without penalty, subject to certain minimums and payment of any breakage and re-deployment costs in the case of loans based on the offshore rate. The commitments under the credit facility may be reduced by Markets. Markets will be required to pay a commitment fee equal to 0.25% per annum on the actual daily unused portion of the revolving loan facility and the letter of credit facility, payable quarterly in arrears. Outstanding letters of credit under the credit facility are subject to a fee of 1.25% per annum on the face amount of such letters of credit, payable quarterly in arrears. Markets will be required to pay standard fees charged by Bank of America with respect to the issuance, negotiation, and amendment of commercial letters of credit issued under the letter of credit facility.

The Company had no short-term borrowings outstanding at the end of fiscal years 2001, 2002 and 2003, and the Company did not incur short-term borrowings during fiscal years 2001, 2002 and 2003.

Availability of the loans and letters of credit under the credit facility is subject to a monthly borrowing base test based on inventory. The credit facility requires Markets to meet certain financial tests, including minimum net worth and minimum EBITDA tests. The credit facility contains covenants which, among other things, will limit indebtedness, liens, guarantee obligations, mergers, consolidations, liquidations and dissolutions, asset sales, leases, investments, loans and advances, transactions with affiliates, sale and leasebacks, other matters customarily restricted in such agreements and modifications to the holding company status of the Company.

The credit facility also contains covenants that apply to the Company and the Company is a party to the credit facility for purposes of these covenants. These covenants, among other things, limit dividends and other payments in respect to the Company’s capital stock, prepayments and redemptions of the exchange notes and other debt, and limit indebtedness, investments, loans and advances by the Company.

The credit facility requires the Company and Markets to comply with certain covenants intended to ensure that their legal identities remain separate.

The credit facility contains customary events of default, including payment defaults; material inaccuracies in representations and warranties; covenant defaults; cross-defaults to certain other indebtedness; certain bankruptcy events; certain ERISA events; judgments; defaults; invalidity of any guaranty; failure of Jack H. Brown to be Chairman of the Board and Chief Executive Officer of Stater Bros. Markets; and change of control.

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 5—Bank Facilities (continued)

As of September 28, 2003, for purposes of the credit facility with Bank of America, both Markets and the Company were in compliance with all restrictive covenants. The Company is also subject to certain covenants associated with its 10 3/4% Senior Notes due 2006. As of September 28, 2003, the Company was in compliance with all such covenants. However, there can be no assurance that Markets or the Company will be able to achieve the expected operating results or implement the capital expenditure strategy upon which future compliance with such covenants is based.

Note 6—Leases

The Company leases the majority of its retail stores, offices, warehouses and distribution facilities. Certain of the operating leases provide for minimum annual payments that change over the life of the lease. The aggregate minimum annual payments are expensed on a straight-line basis over the minimum lease term. In addition, certain leases provide for additional rents based on sales and some of these leases allow the Company to reduce current year contingent rent payments by amounts paid for property taxes, insurance and in some cases capital expenditures. Primary lease terms range from 3 to 55 years and substantially all leases provide for renewal options.

As of September 24, 2000, a portion of the Company’s lease obligations were guaranteed by Petrolane Incorporated (“Petrolane”) or its successor. The leases guaranteed by Petrolane had initial terms of 20 years and expired in 2003. Lease payments for the properties subject to the Petrolane guarantees were approximately $10.0 million per year. Under the terms of the agreement related to the Company’s acquisition of Stater Bros. Markets from Petrolane in 1983, as amended in 1985, Stater Bros. Markets was required to make annual deposits into a lease guarantee escrow account. In addition, 10 shares of Stater Bros. Markets’ $11.00 Cumulative Redeemable Preferred Stock due 2003 were held by Petrolane in connection with the lease guarantees.

During the first quarter of fiscal 2001, Stater Bros. Markets redeemed all 10 outstanding shares of its $11.00 Cumulative Redeemable Preferred Stock due 2003 from Texas Eastern Corporation, Petrolane’s assignee of such preferred stock. The Petrolane lease guarantees were terminated in exchange for a $400,000 fee and a letter of credit was issued in favor of Texas Eastern to secure a portion of the remaining lease payments through 2003. As part of these transactions, the lease guarantee escrow account was terminated and the $13.2 million in such account was released to Stater Bros. Markets. All of the store leases that had been guaranteed by Petrolane were extended for an additional five years following expiration of their respective initial terms in 2003.

Following is a summary of future minimum lease payments as of September 28, 2003:

Fiscal Year	Capital Leases	Operating Leases Minimum Payment
	(In thousands)
2004	$2,781	$31,312
2005	2,453	30,896
2006	2,225	28,167
2007	2,139	23,074
2008	2,095	20,526
Thereafter	8,946	94,142

Total minimum lease payments	20,639	$228,117

Less amounts representing interest	9,657

Present value of minimum lease payments	10,982
Less current portion	1,056

Long-term portion	$9,926

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 6—Leases (continued)

Rental expense and sublease income were as follows:

	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
	(In thousands)
Minimum rental	$23,612	$25,009	$26,383
Rentals based on sales	$10,372	$10,487	$10,951
Sublease income	$1,165	$1,200	$1,213

Aggregate sublease income to be received subsequent to September 28, 2003 is approximately $4,422,000.

Note 7—Preferred Stock

During fiscal 2001, the Company paid all cumulative deferred dividends and redeemed all outstanding $11.00 Cumulative Redeemable Preferred Stock due 2003 of Stater Bros. Markets (see Note 6).

Note 8—Income Taxes

The provision for income taxes consisted of the following:

	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
	(In thousands)
Current
Federal	$3,642	$3,317	$2,590
State	933	1,037	1,343

	4,575	4,354	3,933

Deferred
Federal	635	2,459	1,707
State	242	678	79

	877	3,137	1,786

Income tax expense	$5,452	$7,491	$5,719

A reconciliation of the provision for income taxes to amounts computed at the federal statutory rate is as follows:

	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
	(In thousands)
Statutory federal income tax rate	35.0%	35.0%	35.0%
State franchise tax rate, net of federal income tax benefit	5.8	5.8	5.8
Tax credits	(4.6)	(3.3)	(3.3)
Other	4.8	1.4	(1.4)

	41.0%	38.9%	36.1%

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 8—Income Taxes (continued)

Components of deferred income taxes are as follows:

	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
	(In thousands)
Deferred income tax assets:
Self-insurance reserves	$10,646	$15,034	$18,592
Pension and vacation liabilities	3,844	4,138	4,893
Inventories	1,862	2,010	2,318
Investment in unconsolidated affiliate	427	—	—
Income deferred for book purposes	2,762	3,591	2,765
Tax credits and operating loss carry forwards	4,190	5,514	1,650
Other, net	—	—	3,509

Total deferred income tax assets	23,731	30,287	33,727

Deferred income tax liabilities:
Property and equipment	(7,936)	(18,453)	(22,282)
Other assets	(2,058)	(2,058)	(2,058)
Investment in unconsolidated affiliate	—	(760)	(1,302)
Other, net	(2,206)	(235)	—

Total deferred income tax liabilities	(12,200)	(21,506)	(25,642)

Net deferred income tax assets	$11,531	$8,781	$8,085

Although there can be no assurances as to future taxable income of the Company, the Company believes that its expectations of future taxable income, when combined with the income taxes paid in prior years, will be adequate to realize the deferred income tax assets.

Note 9—Retirement Plans

Pension Plan

The Company has a noncontributory defined benefit pension plan covering substantially all non-union employees. The plan provides for benefits based on an employee’s compensation during the eligibility period while employed with the Company. The Company’s funding policy for this plan is to contribute annually at a rate that is intended to provide sufficient assets to meet future benefit payment requirements.

Net periodic pension cost included the following components:

	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
	(In thousands)
Service cost—benefits earned during the period	$1,299	$1,577	$2,095
Interest cost on projected benefit obligation	1,671	2,041	2,256
Actual return on assets	(1,528)	(1,719)	(2,047)
Net amortization and deferral	27	27	27
Recognized gains or losses	60	281	467
Prior service cost recognized	(5)	(2)	(2)

Net periodic pension cost	$1,524	$2,205	$2,796

Assumptions used for accounting were:
Discount rate	7.75%	7.25%	6.50%
Rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on assets	9.00%	8.00%	8.00%

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 9—Retirement Plans (continued)

Pension Plan (continued)

The following table sets forth the plan’s funded status and amounts recognized in the Company’s balance sheet at:

	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
	(In thousands)
Actuarial present value of benefit obligations:
Accumulated benefit obligation	$20,159	$27,595	$33,342

Vested benefit obligation	$20,397	$26,860	$32,505

Projected benefit obligation	$(26,622)	$(34,963)	$(41,354)

Plan assets at fair value, primarily notes and bonds	20,497	24,865	27,792

Projected benefit obligation in excess of plan assets	(6,125)	(10,098)	(13,562)
Unrecognized net loss	4,851	9,679	13,381
Unrecognized prior service cost	(5)	(2)	—
Unrecognized net obligations established October 1, 1987	81	54	27

Pension liability recognized in the balance sheet	$(1,198)	$(367)	$(154)

Expenses recognized for this retirement plan were $1,795,000, $2,418,000 and $3,068,000 in 2001, 2002 and 2003, respectively.

Profit Sharing Plan

The Company has a noncontributory defined contribution profit sharing plan covering substantially all non-union employees. Union employees may participate if their collective bargaining agreement specifically provides for their inclusion. The Company may contribute up to 7.5% of total compensation paid or accrued during the year to each plan participant subject to limitations imposed by the Internal Revenue Code. The Company recognized expenses for this plan in the amount of $787,000, $550,000 and $668,000 in 2001, 2002 and 2003, respectively.

Multi-Employer Plans

The Company also contributes to multi-employer defined benefit retirement plans in accordance with the provisions of the various labor agreements that govern the plans. Contributions to these plans are generally based on the number of hours worked. Information for these plans as to vested and non-vested accumulated benefits and net assets available for benefits is not available. The Company’s expense for these retirement plans and health and welfare plans consisted of the following:

	Sept. 30, 2001	Sept. 29, 2002	Sept. 28, 2003
	(In thousands)
Multi-Employer Pension Plans	$6,579	$16,726	$22,986
Multi-Employer Health and Welfare	58,000	65,588	79,561

Total Multi-Employer Benefits	$64,579	$82,314	$102,547

The Company’s employer contributions fluctuate as a result of periodic resumptions and suspensions of employer contributions to collective bargaining trusts.

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 10—Labor Relations

The Company’s collective bargaining agreement with the United Food and Commercial Workers (“UFCW”), which covers the largest number of employees, expired in October 2003. The UFCW had the same collective bargaining agreement with the Company and with the Company’s three major competitors, Vons, Albertson’s and Ralphs. On April 14, 2003, prior to the expiration of the collective bargaining agreement, the Company signed an agreement with the UFCW which stated that the Company would accept the same contract terms that the UFCW negotiated with Vons, Albertson’s and Ralphs. In return, the UFCW agreed not to strike the Company. The Company is not a party to the contract negotiations between the UFCW and Vons, Albertson’s and Ralphs.

Prior to the labor action, Vons, Albertson’s and Ralphs informed the UFCW that a strike against any one of the grocery chains would be considered as a strike against all three chains. On October 11, 2003, the UFCW declared a strike against Vons; in turn Albertson’s and Ralphs locked out all of their UFCW employees. As of the date of this filing, a new agreement has not been reached and the strike and lock out continue.

The International Brotherhood of Teamsters’ collective bargaining agreement was renewed in September 2002 and expires in September 2005.

Note 11—Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short-term maturity of these instruments.

Receivables

The carrying amount approximates fair value because of the short-term maturity of these instruments.

Long-Term Debt and Capital Lease Obligations

The fair value of the 10 3/4% Notes, is based on quoted market prices. Although market quotes for the fair value of the Company’s capitalized lease obligations and the 5% Subordinated Note are not readily available, the Company believes the stated value approximates fair value.

The estimated fair values of the Company’s financial instruments are as follows:

	As of September 28, 2003
	(In thousands)
	Carrying Amount	Fair Value
Cash and cash equivalents	$111,152	$111,152
Receivables	$27,571	$27,571
Long-term debt	$458,750	$481,784
Capitalized lease obligations	$10,982	$10,982

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 12—Litigation Matters

In the ordinary course of its business, the Company is party to various legal actions which the Company believes are incidental to the operation of the business of the Company and its subsidiaries. The Company records an appropriate provision when the occurrence of loss is probable and can be reasonably estimated. The Company believes that the outcome of such legal proceedings to which the Company is currently a party will not have a material adverse effect upon its results of operations or its consolidated financial condition.

On July 9, 2003, the Company’s principal operating subsidiary Markets agreed to a settlement of two lawsuits which had been filed on behalf of certain of Markets’ existing and former store managers and assistant managers which alleged that such workers are non-exempt under California labor laws and are therefore entitled to overtime wages. Markets admitted no wrong doing under the settlement and it believes it has appropriately followed California law in the classification and payment of its employees. Markets believes that the store managers and assistant managers are highly compensated employees with duties and responsibilities which place them in the exempt category under California law and that such employees are not entitled to overtime wages. Markets continues to feel the case was without merit; however, because of escalating litigation expenses, Markets determined a settlement was the best solution. The amount of the settlement was $3.2 million. Of the $3.2 million, $1.2 million of the settlement was recognized as expense in fiscal 2003 and $2.0 million was recognized as expense in fiscal 2001. Subsequent to year-end, the settlement was paid.

In July of 2002, Markets initiated litigation on its own behalf and derivatively on behalf of Santee in the Superior Court for the State of California, County of Los Angeles, against Hughes Markets, Inc., Ralphs Grocery Company (“Ralphs”), Fred Meyer, Inc. and The Kroger Company (“Defendants”) alleging among other things breaches of their Product Purchase Agreement with Santee and failure to make certain capital contributions for Santee’s dairy facility in the City of Industry. In July of 2003, Defendants filed a cross-complaint against Markets, Santee and others seeking among other things Declaratory Relief for interpretation of the requirements of the Product Purchase Agreements and for damages against Markets, Santee and certain directors of Santee for adoption of a Milk Incentive Program and payments to Markets under that program and other claims for damages. Subsequent to year-end, the parties mediated and reached a settlement agreement that is subject to a sixty day close. A component of the settlement requires the parties to execute a transfer agreement whereby Defendants will relinquish its right, title and interest in Santee to the Company.

Note 13—Stock Redemption

During fiscal 2002, the Company obtained consent of the holders of its 10 3/4% Senior Notes due 2006 to make a distribution and payment to stockholders consisting of $25.0 million in cash and a subordinated note in the principal amount of $20.0 million. On January 22, 2002, the Company redeemed 11,699 shares of the Company’s stock previously held by La Cadena Investments (“La Cadena”), the sole shareholder of the Company, and made a cash payment of $20.0 million and executed a $20.0 million subordinated note due March 31, 2007 to a former partner of La Cadena. The subordinated note bears interest at a rate of 5% per annum, payable semi-annually. On February 1, 2002, the Company paid a $4.5 million dividend to La Cadena. Fees for consent of the holders of its 10 3/4% Senior Notes and fees and expenses of the transaction, including a $500,000 financial advisory service fee to La Cadena, were approximately $5.0 million.

Note 14—Phantom Stock Plan

The Company maintains a phantom stock plan for certain executives of Stater Bros. Markets. Existing stockholders and partners of La Cadena are not eligible to receive awards. Awards under the plan are for units that have an assigned value. Awards under the plan vest after five years, except that upon a participant’s early

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 14—Phantom Stock Plan (continued)

retirement, permanent total disability or death, awards are considered partially vested at the rate of 20% for each year of employment following the grant. If a participant voluntarily terminates his or her employment, or is terminated for cause, any unvested awards under the plan will terminate and no payment will be made thereunder. As of September 30, 2001, September 29, 2002 and September 28, 2003, there were 663,000, 668,000 and 693,000 units outstanding, respectively. The Company recognized an expense for the plan of $4.8 million, $6.0 million and $6.0 million in 2001, 2002 and 2003, respectively.

Note 15—Quarterly Results (unaudited)

Quarterly results for fiscal 2001, 2002 and 2003 are as follows:

	Sales	Gross Profits		Operating Profit	Net Income	Earnings Per Share
	(In thousands)
Fiscal 2001 Quarters
13 weeks ended 12/24/00	$624,849	$157,892		$14,432	$1,822	$36.44
13 weeks ended 03/25/01	612,305	155,670		13,680	1,360	27.20
13 weeks ended 06/24/01	639,925	166,119		15,939	2,269	45.38
14 weeks ended 09/30/01	696,834	183,167		16,921	2,394	47.88

	$2,573,913	$662,848		$60,972	$7,845	$156.90

Fiscal 2002 Quarters
13 weeks ended 12/30/01	$662,587	$176,163		$18,723	$3,932	$78.64
13 weeks ended 03/31/02	654,213	172,813		19,476	4,294	104.08
13 weeks ended 06/30/02	672,779	177,142		17,707	2,911	76.00
13 weeks ended 09/29/02	676,767	182,702		13,132	652	17.02

	$2,666,346	$708,820		$69,038	$11,789	$280.92

Fiscal 2003 Quarters
13 weeks ended 12/29/02	$681,509	$184,775	(1)	$17,429	$2,928	$76.45
13 weeks ended 03/30/03	677,196	188,058	(1)	19,415	3,831	100.02
13 weeks ended 06/29/03	688,071	189,233	(1)	14,170	769	20.08
13 weeks ended 09/28/03	706,998	192,347		16,800	2,599	67.86

	$2,753,774	$754,413		$67,814	$10,127	$264.41

(1)	Gross profit for the first three quarters of fiscal 2003 has been restated to reflect the adoption of EITF 02-16 effective September 30, 2002. The adoption caused a reclassification between cost of goods sold and selling, general and administrative expenses. There was no net income impact from the adoption. The effect of the restatement was to reduce cost of goods sold by $1.1 million, $1.3 million and $1.0 million in quarters ended December 29, 2002, March 30, 2003 and June 29, 2003, respectively.

STATER BROS. HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	Sept. 28, 2003	June 27, 2004
		(Unaudited)
Current assets
Cash and cash equivalents	$111,152	$326,911
Restricted cash	—	20,000
Receivables	23,217	36,277
Income tax receivables	4,354	9,285
Inventories	172,267	190,248
Prepaid expenses	6,962	11,442
Deferred income taxes	14,793	14,793

Total current assets	332,745	608,956

Investment in unconsolidated affiliate	16,910	—

Property and equipment:
Land	50,930	68,120
Buildings and improvements	200,349	250,659
Store fixtures and equipment	242,562	327,230
Property subject to capital leases	24,670	25,891

	518,511	671,900

Less accumulated depreciation and amortization	216,366	265,981

	302,145	405,919

Deferred debt issuance costs, net	10,486	22,722
Other assets	5,540	6,282

	16,026	29,004

Total assets	$667,826	$1,043,879

See accompanying notes to unaudited consolidated financial statements.

STATER BROS. HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except share amounts)

LIABILITIES AND STOCKHOLDER’S DEFICIT

	Sept. 28, 2003	June 27, 2004
		(Unaudited)
Current liabilities:
Accounts payable	$112,458	$146,785
Accrued payroll and related expenses	44,362	55,976
Other accrued liabilities	50,352	39,883
Current portion of capital lease obligations and long-term debt	1,056	42,250

Total current liabilities	208,228	284,894

Deferred income taxes	6,708	12,424
Long-term debt, less current portion	458,750	700,000
Capital lease obligations, less current portion	9,926	9,823
Long-term portion of self-insurance and other reserves	27,941	43,420
Other long-term liabilities	20,267	43,163

Total liabilities	731,820	1,093,724

Stockholder’s deficit
Common Stock, $.01 par value:
Authorized shares—100,000 Issued and outstanding shares—0	—	—
Class A Common Stock, $.01 par value:
Authorized shares—100,000 Issued and outstanding shares—38,301	—	—
Additional paid-in capital	9,740	9,740
Retained deficit	(73,734)	(59,585)

Total stockholder’s deficit	(63,994)	(49,845)

Total liabilities and stockholder’s deficit	$667,826	$1,043,879

See accompanying notes to unaudited consolidated financial statements.

STATER BROS. HOLDINGS INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share and share amounts)

	39 Weeks Ended
	June 29, 2003	June 27, 2004
Sales	$2,046,776	$2,863,955
Cost of goods sold	1,484,710	2,038,011

Gross profit	562,066	825,944

Operating expenses:
Selling, general and administrative expenses	491,437	631,145
Depreciation and amortization	19,615	23,331

Total operating expenses	511,052	654,476

Operating profit	51,014	171,468

Interest income	770	1,005
Interest expense	(39,898)	(39,416)
Interest expense related to debt purchase	—	(34,017)
Equity in earnings from unconsolidated affiliate	1,196	929
Other expenses—net	(756)	(1,017)

Income before income taxes	12,326	98,952
Income taxes	4,798	39,803

Net income	$7,528	$59,149

Earnings per share	$196.55	$1,544.32

Dividends per share	$—	$1,174.90

Average common shares outstanding	38,301	38,301

Shares outstanding at end of period	38,301	38,301

See accompanying notes to unaudited consolidated financial statements.

STATER BROS. HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share and share amounts)

	13 Weeks Ended
	June 29, 2003	June 27, 2004
Sales	$688,071	$847,984
Cost of goods sold	498,838	623,261

Gross profit	189,233	224,723

Operating expenses:
Selling, general and administrative expenses	168,194	188,365
Depreciation and amortization	6,869	8,145

Total operating expenses	175,063	196,510

Operating profit	14,170	28,213

Interest income	244	157
Interest expense	(13,339)	(13,103)
Interest expense related to debt purchase	—	(25,495)
Equity in earnings from unconsolidated affiliate	217	—
Other expenses—net	(129)	(308)

Income (loss) before income taxes (benefit)	1,163	(10,536)
Income taxes (benefit)	394	(4,763)

Net income (loss)	$769	$(5,773)

Earnings (loss) per share	$20.08	$(150.73)

Dividends per share	$—	$1,174.90

Average common shares outstanding	38,301	38,301

Shares outstanding at end of period	38,301	38,301

See accompanying notes to unaudited consolidated financial statements.

STATER BROS. HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	39 Weeks Ended
	June 29, 2003	June 27, 2004
Operating activities:
Net income	$7,528	$59,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,237	30,557
Gain from litigation settlement	—	(22,371)
Deferred income taxes	—	(707)
Loss on disposals of assets	756	1,115
Net undistributed gain in investment in unconsolidated affiliate	(1,196)	(929)
Changes in operating assets and liabilities:
Increase in restricted cash	—	(20,000)
Decrease in receivables	1,133	1,276
(Increase) decrease in income tax receivables	5,849	(4,931)
(Increase) decrease in inventories	5,146	(15,285)
Increase in prepaid expenses	(1,071)	(3,311)
Decrease in other assets	2,724	12,944
Increase in accounts payable	7,486	26,693
Increase in accrued liabilities, long-term portion of self-insurance reserves and other liabilities	22,276	52,401

Net cash provided by operating activities	75,868	116,601

Investing activities:
Purchase of property and equipment	(37,659)	(45,389)
Proceeds from sale of property and equipment	85	124

Net cash used in investing activities	(37,574)	(45,265)

Financing activities:
Proceeds from long-term debt	—	700,000
Proceeds from equipment financing	—	718
Debt issuance costs	—	(22,318)
Amortization of debt issuance costs related to debt purchase	—	8,599
Premium and fees paid on debt purchase	—	(16,897)
Make whole payment on redemption of debt	—	(8,521)
Principal payments on long-term debt	—	(471,300)
Principal payments on capital lease obligations	(859)	(858)
Payment of dividends	—	(45,000)

Net cash provided by (used in) financing activities	(859)	144,423

Net increase in cash and cash equivalents	37,435	215,759
Cash and cash equivalents at beginning of period	81,043	111,152

Cash and cash equivalents at end of period	$118,478	$326,911

Interest paid	$25,519	$66,505
Income taxes paid	$750	$42,200

See accompanying notes to unaudited consolidated financial statements.

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

June 27, 2004

Note 1—Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the thirteen and thirty-nine weeks ended June 27, 2004 are not necessarily indicative of the results that may be expected for the year ending September 26, 2004.

The consolidated balance sheet at September 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto included in the report on Form 10-K for the year ended September 28, 2003 of Stater Bros. Holdings Inc. (the “Company”).

Note 2—Reclassifications

Certain amounts in the prior period have been reclassified to conform to the current period financial statements presentation.

Note 3—Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Note 4—Restricted Cash

Restricted cash represents cash that has been contractually set aside as collateral for certain workers’ compensation and general liability self-insurance reserves. Interest earned on the restricted cash is controlled by the Company and is included in cash and cash equivalents.

Note 5—Retirement Plans

The Company has a noncontributory defined benefit pension plan covering substantially all non-union employees. The plan provides for benefits based on an employee’s compensation during the eligibility period while employed with the Company. The Company’s funding policy for this plan is to contribute annually at a rate that is intended to provide sufficient assets to meet future benefit payment requirements.

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

June 27, 2004

Note 5—Retirement Plans (continued)

Net periodic pension cost included the following components:

	13 Weeks Ended		39 Weeks Ended
	June 29, 2003	June 27, 2004	June 29, 2003	June 27, 2004
	(In thousands)
Service cost—benefits earned during the period	$524	$521	$1,572	$1,664
Interest cost on projected benefit obligation	564	641	1,692	1,867
Actual return on assets	(512)	(462)	(1,535)	(1,458)
Net amortization and deferral	6	7	19	20
Recognized gains or losses	117	225	350	540
Prior service cost recognized	—	(1)	(1)	(1)

Net periodic pension cost	$699	$931	$2,097	$2,632

Note 6—Santee

In 1997, in connection with the construction of a new dairy facility in City of Industry, California, Stater Bros. Markets (“Markets”) and Hughes Markets (“Hughes”), the owners of Santee Dairies, Inc. (“Santee”) contributed the outstanding shares of Santee to a new entity Santee Dairies, LLC (“SDL”) with each company owning 50% of SDL. Markets and Hughes each entered into separate product purchase agreements (“PPA”) with Santee for the purchase of fluid milk and other products. Financing for the new dairy was provided through the issuance of $80 million Senior Secured 9.36% Notes due 2008 (“Santee Notes”). One of the covenants of the Santee Notes was a covenant that required the payment of the outstanding Santee Notes in the event of change in control of Santee.

Certain disagreements arose regarding the PPA’s and other matters between Markets and Ralphs and Ralphs and Santee. In order to settle the resulting litigation, Markets, Hughes, Santee and SDL entered into three separate but interconnected agreements “Settlement Agreement and Release of all Claims”, “Dissolution and Transfer Agreement” and “Assignment and Assumption Agreement” all three agreements collectively known as the “Settlement Agreement”. Under the Settlement Agreement, the Ralphs Guaranty was terminated, a new purchase of products schedule for Ralphs was established, Hughes agreed to pay $1,550,000 to Markets, SDL was dissolved and the shares of Santee, previously held by SDL, were transferred equally to Markets and Hughes. Concurrently with this transfer, Hughes immediately transferred Hughes’ Santee shares to Santee for cancellation and retirement.

Through the Settlement Agreement, Hughes relinquished its interest in Santee to Markets. The consideration received by Markets under the Settlement Agreement was $1,550,000 in cash and the value of the additional 50% ownership interest in Santee. The value assigned to the additional 50% interest in Santee is $21.8 million which was determined by Management based upon the present value of the most probable future cash flows. The Settlement Agreement’s effective date was the close of business on February 6, 2004. In the second quarter of fiscal 2004, the Company incurred legal fees of $500,000 related to the Settlement Agreement. In addition, the Company, through Santee, made payments, aggregating $500,000, to four Directors of Santee who had been named by Hughes as defendants in litigation settled by the Settlement Agreement. Three of the four Directors are related parties to the Company. The net consideration received by the Company under the Settlement

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

June 27, 2004

Note 6—Santee (continued)

Agreements was $22.4 million which was recorded as a gain in the Consolidated Statements of Income (unaudited) under the line item “Selling, general and administrative expenses.”

The following table is a condensed balance sheet that discloses the value assigned to the Santee assets acquired and the liabilities assumed as a result of the Settlement Agreement:

February 6, 2004:
(in thousands)

Current assets	$13,246
Property and equipment	47,630
Other long-term assets	550

Total assets acquired	61,426

Current liabilities	14,005
Long-term liabilities	25,600

Total liabilities assumed	39,605

Net assets acquired	$21,821

Previously, Markets accounted for Santee under the equity method of accounting as Markets owned 50% of the stock and did not exercise control over Santee. The dissolution of SDL and the retirement of the Hughes’ shares gave Markets 100% direct ownership of Santee and caused a change in control of Santee. The change in control triggered the early payment requirement of the Santee Notes, which included a make whole provision. In order to finance the payment of the Santee Notes and the make whole payment, Markets loaned Santee $55.0 million. On February 6, 2004, Santee redeemed $53.5 million of Santee Notes, all the notes outstanding, and paid a make whole fee of $8.5 million. The make whole fee has been recorded as a component of interest expense in the Consolidated Statements of Income (unaudited) of the Company.

Santee has been included in the consolidated financial statements of the Company as a wholly-owned subsidiary as of the effective date of the Settlement Agreement. The following table provides supplemental pro forma results of operations presented as though Santee had been consolidated as of the beginning of the reporting periods.

	Condensed Pro Forma Results of Operations (in thousands, except per share amounts)
	13 Weeks Ended		39 Weeks Ended
	June 29, 2003	June 27, 2004	June 29, 2003	June 27, 2004
Sales	$714,301	$847,983	$2,127,598	$2,910,348

Income (loss) before income taxes (benefit)	$1,669	$(10,536)	$14,761	$100,873

Net income (loss)	$1,074	$(5,773)	$8,929	$60,311

Earnings (loss) per share	$28.04	$(150.73)	$233.13	$1,574.66

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

June 27, 2004

Note 7—Issuance of New Debt and Early Extinguishment of Debt

On June 17, 2004, the Company issued $525.0 million of 8.125% Senior Notes due June 15, 2012 and $175.0 million Floating Rate Senior Notes due June 15, 2010 collectively, (the “Notes”). The Notes are unregistered. The interest rate on the Floating Rate Senior Notes as of June 27, 2004 was 5.06%. The Company incurred $22.3 million of debt issuance cost related to the issuance of the Notes which will be amortized over the term of the respective Notes.

On June 17, 2004 the Company used part of the proceeds from the issuance of these notes for the purchase of $397.8 million of the 10.75% Senior Notes due August 2006, the payment of $16.9 million for tender premium and fees on the purchased 10.75% Senior Notes, the early retirement of the $20.0 million 5.0% Subordinated Note due March 2007 and to pay accrued interest on the purchased 10.75% Senior Notes and the retired 5.0% Subordinated Note.

On June 29, 2004, the Company advised the trustee of the 10.75% Senior Notes that the Company has elected to redeem the remaining outstanding 10.75% Notes on August 16, 2004 at a price of $1,026.875 per $1,000 plus accrued interest. On August 16, 2004, subsequent to the issuance of the Company’s report on Form 10-Q dated August 11, 2004, the Company redeemed all remaining outstanding 10.75% Notes.

The Notes are guaranteed by Markets, Stater Bros Development, Inc., and the Company’s indirect subsidiary Santee (each, a “subsidiary guarantor,” and collectively, the “subsidiary guarantors”). Condensed consolidating financial information with respect to the subsidiary guarantors is not provided because the Company has no independent assets or operations, the subsidiary guarantees are full and unconditional and joint and several, and there are no other subsidiaries of the Company other than the subsidiary guarantors.

There are material restrictions on the ability of the Company to obtain funds from each of the subsidiary guarantors by distributions (including dividends) or loans under (a) the new senior unsecured revolving credit facility between Markets, the Company and Bank of America, N.A. dated June 17, 2004 (the “New Credit Facility”), (b) the Indenture dated as of June 17, 2004 (the “Indenture”), among the Company, the subsidiary guarantors and The Bank of New York, as Trustee, governing the Notes, and (c) in the case of Santee, the revolving line of credit between Santee and Bank of America, N.A. dated as of December 22, 1999 (as amended through and including the date hereof, the “Santee Credit Facility”). The Indenture and the New Credit Facility have been filed as exhibits to the registration statement of which this prospectus is a part, and the summary of the material restrictions of the Indenture and the New Credit Facility set forth below is qualified in its entirety by reference to such exhibits.

The New Credit Facility restricts Markets from making any restricted payment, as defined in the New Credit Facility (which includes cash dividends), to the Company, except that (a) Markets may make distributions to the Company in an amount sufficient to make regularly scheduled payments of interest on the Notes as and when the same become due, (b) Markets may make other distributions to the Company in the amounts required to pay for the Company’s corporate overhead and similar expenses, not to exceed $1,000,000 in the aggregate in any fiscal year, (c) Markets may make permitted tax distributions (as defined in the New Credit Facility) to the Company, and (d) subject to certain pro forma financial tests, Markets may pay other distributions to the Company which are in an aggregate amount not to exceed, as of any date of determination, an amount equal to the sum of $25.0 million plus 50% of the Company’s consolidated net income for the period then ending following June 27, 2004. The New Credit Facility restricts Markets from making any loans to the Company, other than loans pursuant to a general $5.0 million exception for investments otherwise not permitted under the New Credit Facility (to the extent available); provided, that any such loans would have to be on arm’s-length terms.

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

June 27, 2004

Note 7—Issuance of New Debt and Early Extinguishment of Debt (continued)

The Indenture governing the Notes does not restrict the ability of the subsidiary guarantors to pay dividends to the Company. The Indenture permits loans from the subsidiary guarantors to the Company, provided generally (and subject to certain other exceptions and conditions) that such loans are subordinated to the Notes.

The Santee Credit Facility does not restrict the ability of Santee to pay dividends. The Santee Credit Facility does not permit Santee to make any loans to the Company.

Note 8—Dividend Payment

On June 17, 2004, the Company paid a $45.0 million dividend to La Cadena Investments, the sole stockholder of the Company.

Note 9—Corporate Office and Warehouse Facilities

Markets is currently in negotiations to acquire approximately 160 acres located on the former Norton Air Force Base in the City of San Bernardino, California. The Company has reached an agreement with the Inland Valley Development Agency (“IVDA”), which is the entity responsible for the redevelopment of the former Norton Air Force Base, on an Owner Participation Agreement. The IVDA owns approximately 93 acres of the project property and is negotiating with another governmental agency for an additional 1 acres that would be transferred to Markets or leased with a purchase option. Additionally, Markets is negotiating the acquisition of four privately held parcels consisting of approximately 16 acres. The agreement with the IVDA requires the Company to acquire those parcels not owned by the IVDA, to relocate all tenants and other business owners requiring relocation, to commit to construct and complete the corporate and warehouse facilities and to obtain all City of San Bernardino building permits and entitlements required for the facility. The Company has reached an agreement with Hillwood/San Bernardino LLC (“Hillwood”), the master developer of the former Norton Air Force Base for infrastructure improvements. Under the Hillwood agreement, upon closing, the Company will share costs associated with the infrastructure improvements for water, sewer, streets and utilities which will be required by the City of San Bernardino. The Company, after completion of the acquisition of the project property, will secure its commitment with Hillwood for infrastructure improvements by the posting of either cash or letters of credits in the amount of $10.8 million. The agreements with the IVDA and Hillwood are contingent upon the Company successfully negotiating the acquisition of all needed property.

This site will be used to relocate and consolidate the Company’s corporate headquarters and all warehousing and distribution facilities to a single integrated facility from the 13 warehouse buildings at 7 different locations currently in use. This site is located within eight miles of the main distribution facility in Colton and therefore there will be no change in the average distance between the new facility and the Stater Bros. Markets retail supermarkets. The facility will consist of approximately 2.1 million square feet and will include the Company’s corporate headquarters, truck maintenance and other support facilities required for consolidation of all of its Southern California office, warehousing, distribution and maintenance operations. The net projected cost of the facility is approximately $200 million and completion of the construction of the facility is planned for the fall of 2006.

STATER BROS. HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

June 27, 2004

Note 10—Quarterly Results

The Quarterly results of the first three quarters of fiscal year 2003 and 2004 are as follows:

	Sales	Gross Profits	Operating Profit	Net Income (Loss)	Earnings (Loss) Per Share
Fiscal 2003 Quarters
13 weeks ended 12/29/02	$681,509	$184,775	$17,429	$2,928	76.45
13 weeks ended 03/30/03	677,196	188,058	19,415	3,831	100.02
13 weeks ended 06/29/03	688,071	189,233	14,170	769	20.08

	$2,046,776	$562,066	$51,014	$7,528	196.55

Fiscal 2004 Quarters
13 weeks ended 12/28/03	$1,026,553	$304,882	$70,562	$34,643	904.49
13 weeks ended 03/28/04	989,418	296,339	72,693	30,279	790.55
13 weeks ended 06/27/04	847,984	224,723	28,213	(5,773)	(150.73)

	$2,863,955	$825,944	$171,468	$59,149	1,544.32

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. Investors must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

Until November 28, 2004 (90 days after the date of this prospectus), all dealers effecting transactions in the New Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

$700,000,000

Stater Bros. Holdings Inc.

$525,000,000 8 1/8% Senior Notes due 2012

$175,000,000 Floating Rate Senior Notes due 2010

PROSPECTUS

August 30, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Officers and Directors

Delaware Registrant

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Stater Bros. Holdings Inc.

Pursuant to Section 102(b)(7) of the DGCL, Stater Bros.’ Certificate of Incorporation eliminates the liability of its directors to Stater Bros. or its stockholders, except for liabilities related to breach of the duty of loyalty, actions not in good faith, and certain other liabilities. As permitted by Section 145 of the DGCL, Article V of Stater Bros.’ Bylaws provides, under certain stated conditions, that Stater Bros. shall indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Stater Bros., and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer or employee of Stater Bros., or is or was serving at the request of Stater Bros. as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise; provided that Stater Bros. shall indemnify any person with respect to an action, suit or proceeding initiated by such person (other than an action, suit or proceeding to enforce the indemnification rights provided herein) only if it was authorized by the Board of Directors of Stater Bros. The indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement.

California Registrants

The following registrants are corporations incorporated under the laws of the State of California: Stater Bros. Markets Inc., Stater Bros. Development, Inc. and Santee Dairies, Inc.

Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Stater Bros. Markets Inc.

Article IV of Markets’ Articles of Incorporation (the “Markets Articles”) provide that the liability of directors of Markets for monetary damages shall be eliminated to the fullest extent permissible under California law. Article V of the Markets Articles authorizes Markets to provide indemnification of agents to the fullest extent permissible under California Law.

Article VI of Markets’ Bylaws provides that Markets shall indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, other than an action by or in right of Markets to procure judgment in its favor, by reason of the fact that such person is or was an agent of Markets, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of Markets, and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Article VI of Markets’ Bylaws provides that Markets shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of Markets to procure a judgment in its favor by reason of the fact that that person is or was an agent of Markets, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of that action if that person acted in good faith, in a manner that person believed to be in the best interests of Markets and its shareholders.

Stater Bros. Development, Inc.

Section 5 of Development’s Bylaws permit Development to indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code.

Santee Dairies, Inc.

Article VI of Santee’s Bylaws provides that Santee shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Santee) by reason of the fact that he is or was a director, officer, employee or agent of Santee, or is or was serving at the request of Santee as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Santee, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Article VI of Santee’s Bylaws provide that Santee shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Santee to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Santee, or is or was serving at the request of Santee as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Santee and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Santee unless and only to the extent that the Superior Court of the State of California or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court shall deem proper.

ITEM 21. Exhibits.

(a) Exhibits:

Exhibit Number		Description
3.1	*	Certificate of Incorporation of Stater Bros. Holdings Inc.

3.2	*	By-Laws of Stater Bros. Holdings Inc. (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

3.3	*	Articles of Incorporation of Stater Bros. Markets

3.4	*	By-Laws of Stater Bros. Markets

3.5	*	Articles of Incorporation of Stater Bros. Development, Inc.

3.6	*	By-Laws of Stater Bros. Development, Inc.

3.7	*	Articles of Incorporation of Santee Dairies, Inc

3.8	*	By-Laws of Santee Dairies, Inc.

4.1	*	Indenture dated as of June 17, 2004 among Stater Bros. Holdings Inc. as Issuer, Stater Bros. Markets, Stater Bros. Development, Inc. and Santee Dairies Inc., as Guarantors, and The Bank of New York, as Trustee

4.2	*	Registration Rights Agreement dated as of June 17, 2004 between Stater Bros. Holdings Inc., as Issuer, Stater Bros. Markets, Stater Bros. Development, Inc. and Santee Dairies, Inc., as Guarantors and Bank of America Securities LLC, as Initial Purchaser

4.3	*	Specimen Form of Fixed Rate Global Note

4.4	*	Specimen Form of Floating Rate Global Note

4.5	*	First Supplemental Indenture, dated as of January 11, 2002, between Stater Bros. Holdings Inc. and The Bank of New York, as successor in interest to IBJ Whitehall Bank & Trust Company, as Trustee for the 10.75% Senior Notes due 2006

4.6	*	Second Supplemental Indenture, dated as of May 27, 2004 between Stater Bros. Holdings Inc. and The Bank of New York, as successor in interest to IBJ Whitehall Bank & Trust Company, as Trustee for the 10.75% Senior Notes due 2006 (incorporated by reference to Exhibit 10.34 to Stater Bros. Quarterly Report on Form 10-Q for the quarter ended June 27, 2004)

5.1		Opinion of Gibson, Dunn & Crutcher LLP

10.1	*	Reclassification Agreement dated September 3, 1993, by and among Stater Bros., Craig and La Cadena (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.2	*	Amendment to Reclassification Agreement, dated January 12, 1994, by and among Stater Bros., Craig and La Cadena (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.3	*	Agreement of Stockholders dated May 10, 1989, by and among Stater Bros., Craig and La Cadena (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.4	*	Amendment to Agreement of Stockholders dated September 3, 1993, by and among Stater Bros., Craig, Craig Management, Inc. and La Cadena (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

Exhibit Number	Description
10.5*	Option Agreement dated September 3, 1993, by and between Stater Bros. and Craig (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.6*	Amendment to Option Agreement dated January 12, 1994, by and between Stater Bros. and Craig (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.7*	Consulting Agreement dated September 3, 1993, by and between Stater Bros., Craig and CMI (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.8*	Letter Agreement regarding Consulting Agreement, dated March 8,1994, by and between Stater Bros., Craig and CMI (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.9*	Second Amended and Restated Stock Agreement dated January 12, 1994, by and among Stater Bros., Craig, CMI, La Cadena and James J. Cotter (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.10*	Security Agreement dated March 8, 1994, by and between Stater Bros. and Craig (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.11*	Credit Agreement dated March 8, 1994, by and between Stater Bros. Markets and Bank of America Trust and Savings Association (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.12*	Amendment dated June 23, 1995 to the Credit Agreement dated March 8, 1994, by and between Stater Bros. Markets and Bank of America Trust and Savings Association (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 333-85723 dated August 20, 1999)

10.13*	Amendment dated July 22, 1996 to the Credit Agreement dated March 8, 1994, by and between Stater Bros. Markets and Bank of America Trust and Savings Association (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 333-85723 dated August 20, 1999)

10.14*	Credit Agreement dated as of June 17, 2004 by and among Stater Bros. Markets, Stater Bros. and Bank of America, N.A

10.15*	Continuing Guaranty dated March 8, 1994, of Stater Bros. Development, Inc. in favor of Bank of America Trust and Savings Association (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.16*	Subordination Agreement dated March 8, 1994, by and among Stater Bros., Stater Bros. Markets and Bank of America Trust and Savings Association (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.17*	Amended and Restated Sublease Agreement dated June 1, 1983, between Wren Leasing Corp., as Lessor, and Stater Bros. Markets, as Lessee (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.18*	Preferred Stock Agreement dated March 22, 1983, between Stater Bros. Markets and Petrolane Incorporated (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

Exhibit Number		Description
10.19	*	Escrow Agreement dated September 19, 1985, by and among Stater Bros. Markets, Petrolane Incorporated and First Interstate Bank of California (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.20	*	Dealer Manager Agreement dated as of July 1, 1999, by and between Stater Bros. and Banc of America Securities LLC (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 333-85723 dated August 20, 1999)

10.21	*	Employment contract dated June 1, 2000 by and between Stater Bros. Markets and Jack H. Brown (Previously filed with the Securities and Exchange Commission as exhibits to Registrant’s Quarterly Report on Form 10-Q dated June 25, 2000 and filed on August 9, 2000)

10.22	*	Employment contract dated June 1, 2000, as amended, by and between Stater Bros. Markets and Donald I. Baker (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 24, 2000)

10.23	*	Employment contract dated June 1, 2000, as amended, by and between Stater Bros. Markets and A. Gayle Paden (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 24, 2000)

10.24	*	Employment contract dated June 1, 2000 by and between Stater Bros. Markets and H. Harrison Lightfoot (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 24, 2000)

10.25	*	Employment contract dated June 1, 2000 by and between Stater Bros. Markets and Phillip J. Smith (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 24, 2000)

10.26	*	Stater Bros. Holdings Inc. Phantom Stock Plan (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 24, 2000)

10.27	*	First Amendment dated September 15, 2000 to the Credit Agreement dated as of August 6, 1999 by and among Stater Bros. Markets, Stater Bros. Holdings Inc. and Bank of America, N.A. (previously filed with the Securities and Exchange Commission as exhibits to the Registrant’s Quarterly Report on Form 10-Q dated December 31, 2001)

10.28	*	Second Amendment dated December 13, 2001 to the Credit Agreement dated as of August 6, 1999 by and among Stater Bros. Markets, Stater Bros. Holdings Inc. and Bank of America, N.A. (previously filed with the Securities and Exchange Commission as exhibits to the Registrant’s Quarterly Report on Form 10-Q dated December 31, 2001)

10.29	*	Third Amendment dated January 18, 2002 to the Credit Agreement dated as of August 6, 1999 by and among Stater Bros. Markets, Stater Bros. Holdings Inc. and Bank of America, N.A. (previously filed with the Securities and Exchange Commission as exhibits to the Registrant’s Quarterly Report on Form 10-Q dated December 31, 2001)

10.30	*	Subordinated Note for $20,000,000 dated January 22, 2002 between Stater Bros. and H. Harrison Lightfoot with an interest rate of 5% due March 31, 2007 (previously filed with the Securities and Exchange Commission as exhibits to the Registrant’s Quarterly Report on Form 10-Q dated December 31, 2001)

10.31	*	Employment contract dated June 1, 2000 by and between Stater Bros. Markets and Dennis L. McIntyre (previous filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 29, 2002)

Exhibit Number	Description
10.32*	Employment contract dated June 1, 2000 by and between Stater Bros. Markets and Edward A. Stater (previous filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 29, 2002)

10.33*	Employment contract dated August 1, 2002 by and between Stater Bros. Markets and James W. Lee (previous filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 29, 2002)

10.34*	Fourth Amendment dated February 4, 2003 to the Credit Agreement dated as of August 6, 1999 by and among Stater Bros. Markets, Stater Bros. Holdings Inc. and Bank of America, N.A. (previously filed with the Securities and Exchange Commission as exhibits to the Registrant’s Quarterly Report on Form 10-Q dated December 29, 2002)

10.35*	Owner Participation Agreement, dated as of April 14, 2004 between Stater Bros. Markets and the Inland Valley Development Agency (incorporated by reference to Exhibit 10.35 to the Quarterly Report on Form 10-Q for the quarter ended June 27, 2004)

10.36*	Development Parcel Disposition Agreement, dated as of June 16, 2004 between Stater Bros. Markets and Hillwood/San Bernardino, LLC (incorporated by reference to Exhibit 10.35 to the Quarterly Report on Form 10-Q for the quarter ended June 27, 2004)

10.37*	Subsidiary Guaranty entered into as of June 17, 2004 by Stater Bros. Holdings Inc., Stater Bros. Development, Inc. and Santee Dairies, Inc.

12.1*	Computation of ratio of earnings to fixed charges

14.1*	Copy of Financial Code of Ethics (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 28, 2003)

21.1*	Subsidiaries of Stater Bros. Holdings Inc.

21.2*	Subsidiaries of Stater Bros. Markets

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature pages of this Registration Statement on Form S-4)

25.1*	T-1 Statement of Eligibility and Qualification of The Bank of New York, as Trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Letter to Clients

*	Previously filed

ITEM 22. Undertakings

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the applicable registrant or registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, hereunto authorized, in the city of Colton, state of California, on August 27, 2004.

STATER BROS. HOLDINGS INC.

By:	/S/ PHILLIP J. SMITH
Name:	Phillip J. Smith
Title:	Senior Vice President and Chief Financial Officer

STATER BROS. MARKETS

By:	/S/ PHILLIP J. SMITH
Name:	Phillip J. Smith
Title:	Senior Vice President and Chief Financial Officer

STATER BROS. DEVELOPMENT, INC.

By:	/S/ PHILLIP J. SMITH
Name:	Phillip J. Smith
Title:	Senior Vice President and Chief Financial Officer

SANTEE DAIRIES, INC.

By:	/S/ PHILLIP J. SMITH
Name:	Phillip J. Smith
Title:	Chief Financial Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED.

NAME	TITLE	DATE

/S/ JACK H. BROWN* Jack H. Brown	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer), Stater Bros. Holdings Inc.	August 27, 2004

Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer), Stater Bros. Markets

Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer), Stater Bros. Development, Inc.

Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer), Santee Dairies, Inc.

/S/ THOMAS W. FIELD, JR.* Thomas W. Field, Jr.	Vice-Chair of the Board and Director, Stater Bros. Holdings Inc.	August 27, 2004

Director, Stater Bros. Markets

Director, Stater Bros. Development, Inc.

/S/ BRUCE D. VARNER Bruce D. Varner	Secretary and Director, Stater Bros. Holdings Inc.	August 27, 2004

Secretary and Director, Stater Bros. Markets

Secretary and Director, Stater Bros. Development, Inc.

Secretary and Director, Santee Dairies, Inc.

/S/ C. DALE WARMAN* C. Dale Warman	Director, Stater Bros. Holdings Inc. Director, Stater Bros. Markets	August 27, 2004

Director, Stater Bros. Development, Inc.

NAME	TITLE	DATE

/S/ PHILLIP J. SMITH Phillip J. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Stater Bros. Holdings Inc.	August 27, 2004

Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Stater Bros. Markets

Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Stater Bros. Development, Inc.

Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Santee Dairies, Inc.

/S/ RICHARD C. MOSELEY* Richard C. Moseley	Director, Santee Dairies, Inc.	August 27, 2004

/S/ C. CHASE HOFFMAN* C. Chase Hoffman	Director, Santee Dairies, Inc.	August 27, 2004

/S/ PAUL W. BIKOWITZ* Paul W. Bikowitz	Director, Santee Dairies, Inc.	August 27, 2004

*By:	/s/ BRUCE D. VARNER
Bruce D. Varner (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number		Description
3.1	*	Certificate of Incorporation of Stater Bros. Holdings Inc.

3.2	*	By-Laws of Stater Bros. Holdings Inc. (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

3.3	*	Articles of Incorporation of Stater Bros. Markets

3.4	*	By-Laws of Stater Bros. Markets

3.5	*	Articles of Incorporation of Stater Bros. Development, Inc.

3.6	*	By-Laws of Stater Bros. Development, Inc.

3.7	*	Articles of Incorporation of Santee Dairies, Inc

3.8	*	By-Laws of Santee Dairies, Inc.

4.1	*	Indenture dated as of June 17, 2004 among Stater Bros. Holdings Inc. as Issuer, Stater Bros. Markets, Stater Bros. Development, Inc. and Santee Dairies Inc., as Guarantors, and The Bank of New York, as Trustee

4.2	*	Registration Rights Agreement dated as of June 17, 2004 between Stater Bros. Holdings Inc., as Issuer, Stater Bros. Markets, Stater Bros. Development, Inc. and Santee Dairies, Inc., as Guarantors and Bank of America Securities LLC, as Initial Purchaser

4.3	*	Specimen Form of Fixed Rate Global Note

4.4	*	Specimen Form of Floating Rate Global Note

4.5	*	First Supplemental Indenture, dated as of January 11, 2002, between Stater Bros. Holdings Inc. and The Bank of New York, as successor in interest to IBJ Whitehall Bank & Trust Company, as Trustee for the 10.75% Senior Notes due 2006

4.6	*	Second Supplemental Indenture, dated as of May 27, 2004 between Stater Bros. Holdings Inc. and The Bank of New York, as successor in interest to IBJ Whitehall Bank & Trust Company, as Trustee for the 10.75% Senior Notes due 2006 (incorporated by reference to Exhibit 10.34 to Stater Bros. Quarterly Report on Form 10-Q for the quarter ended June 27, 2004)

5.1		Opinion of Gibson, Dunn & Crutcher LLP

10.1	*	Reclassification Agreement dated September 3, 1993, by and among Stater Bros., Craig and La Cadena (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.2	*	Amendment to Reclassification Agreement, dated January 12, 1994, by and among Stater Bros., Craig and La Cadena (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.3	*	Agreement of Stockholders dated May 10, 1989, by and among Stater Bros., Craig and La Cadena (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.4	*	Amendment to Agreement of Stockholders dated September 3, 1993, by and among Stater Bros., Craig, Craig Management, Inc. and La Cadena (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.5	*	Option Agreement dated September 3, 1993, by and between Stater Bros. and Craig (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

1

Exhibit Number	Description
10.6*	Amendment to Option Agreement dated January 12, 1994, by and between Stater Bros. and Craig (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.7*	Consulting Agreement dated September 3, 1993, by and between Stater Bros., Craig and CMI (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.8*	Letter Agreement regarding Consulting Agreement, dated March 8,1994, by and between Stater Bros., Craig and CMI (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.9*	Second Amended and Restated Stock Agreement dated January 12, 1994, by and among Stater Bros., Craig, CMI, La Cadena and James J. Cotter (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.10*	Security Agreement dated March 8, 1994, by and between Stater Bros. and Craig (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.11*	Credit Agreement dated March 8, 1994, by and between Stater Bros. Markets and Bank of America Trust and Savings Association (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.12*	Amendment dated June 23, 1995 to the Credit Agreement dated March 8, 1994, by and between Stater Bros. Markets and Bank of America Trust and Savings Association (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 333-85723 dated August 20, 1999)

10.13*	Amendment dated July 22, 1996 to the Credit Agreement dated March 8, 1994, by and between Stater Bros. Markets and Bank of America Trust and Savings Association (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 333-85723 dated August 20, 1999)

10.14*	Credit Agreement dated as of June 17, 2004 by and among Stater Bros. Markets, Stater Bros. and Bank of America, N.A

10.15*	Continuing Guaranty dated March 8, 1994, of Stater Bros. Development, Inc. in favor of Bank of America Trust and Savings Association (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.16*	Subordination Agreement dated March 8, 1994, by and among Stater Bros., Stater Bros. Markets and Bank of America Trust and Savings Association (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.17*	Amended and Restated Sublease Agreement dated June 1, 1983, between Wren Leasing Corp., as Lessor, and Stater Bros. Markets, as Lessee (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.18*	Preferred Stock Agreement dated March 22, 1983, between Stater Bros. Markets and Petrolane Incorporated (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

10.19*	Escrow Agreement dated September 19, 1985, by and among Stater Bros. Markets, Petrolane Incorporated and First Interstate Bank of California (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994)

2

Exhibit Number		Description
10.20	*	Dealer Manager Agreement dated as of July 1, 1999, by and between Stater Bros. and Banc of America Securities LLC (previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 333-85723 dated August 20, 1999)

10.21	*	Employment contract dated June 1, 2000 by and between Stater Bros. Markets and Jack H. Brown (Previously filed with the Securities and Exchange Commission as exhibits to Registrant’s Quarterly Report on Form 10-Q dated June 25, 2000 and filed on August 9, 2000)

10.22	*	Employment contract dated June 1, 2000, as amended, by and between Stater Bros. Markets and Donald I. Baker (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 24, 2000)

10.23	*	Employment contract dated June 1, 2000, as amended, by and between Stater Bros. Markets and A. Gayle Paden (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 24, 2000)

10.24	*	Employment contract dated June 1, 2000 by and between Stater Bros. Markets and H. Harrison Lightfoot (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 24, 2000)

10.25	*	Employment contract dated June 1, 2000 by and between Stater Bros. Markets and Phillip J. Smith (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 24, 2000)

10.26	*	Stater Bros. Holdings Inc. Phantom Stock Plan (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 24, 2000)

10.27	*	First Amendment dated September 15, 2000 to the Credit Agreement dated as of August 6, 1999 by and among Stater Bros. Markets, Stater Bros. Holdings Inc. and Bank of America, N.A. (previously filed with the Securities and Exchange Commission as exhibits to the Registrant’s Quarterly Report on Form 10-Q dated December 31, 2001)

10.28	*	Second Amendment dated December 13, 2001 to the Credit Agreement dated as of August 6, 1999 by and among Stater Bros. Markets, Stater Bros. Holdings Inc. and Bank of America, N.A. (previously filed with the Securities and Exchange Commission as exhibits to the Registrant’s Quarterly Report on Form 10-Q dated December 31, 2001)

10.29	*	Third Amendment dated January 18, 2002 to the Credit Agreement dated as of August 6, 1999 by and among Stater Bros. Markets, Stater Bros. Holdings Inc. and Bank of America, N.A. (previously filed with the Securities and Exchange Commission as exhibits to the Registrant’s Quarterly Report on Form 10-Q dated December 31, 2001)

10.30	*	Subordinated Note for $20,000,000 dated January 22, 2002 between Stater Bros. and H. Harrison Lightfoot with an interest rate of 5% due March 31, 2007 (previously filed with the Securities and Exchange Commission as exhibits to the Registrant’s Quarterly Report on Form 10-Q dated December 31, 2001)

10.31	*	Employment contract dated June 1, 2000 by and between Stater Bros. Markets and Dennis L. McIntyre (previous filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 29, 2002)

10.32	*	Employment contract dated June 1, 2000 by and between Stater Bros. Markets and Edward A. Stater (previous filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 29, 2002)

10.33	*	Employment contract dated August 1, 2002 by and between Stater Bros. Markets and James W. Lee (previous filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 29, 2002)

3

Exhibit Number	Description
10.34*	Fourth Amendment dated February 4, 2003 to the Credit Agreement dated as of August 6, 1999 by and among Stater Bros. Markets, Stater Bros. Holdings Inc. and Bank of America, N.A. (previously filed with the Securities and Exchange Commission as exhibits to the Registrant’s Quarterly Report on Form 10-Q dated December 29, 2002)

10.35*	Owner Participation Agreement, dated as of April 14, 2004 between Stater Bros. Markets and the Inland Valley Development Agency (incorporated by reference to Exhibit 10.35 to the Quarterly Report on Form 10-Q for the quarter ended June 27, 2004)

10.36*	Development Parcel Disposition Agreement, dated as of June 16, 2004 between Stater Bros. Markets and Hillwood/San Bernardino, LLC (incorporated by reference to Exhibit 10.35 to the Quarterly Report on Form 10-Q for the quarter ended June 27, 2004)

10.37*	Subsidiary Guaranty entered into as of June 17, 2004 by Stater Bros. Holdings Inc., Stater Bros. Development, Inc. and Santee Dairies, Inc.

12.1*	Computation of ratio of earnings to fixed charges

14.1*	Copy of Financial Code of Ethics (previously filed with the Securities and Exchange Commission as exhibits with the Annual Report on Form 10-K for the fiscal year ended September 28, 2003)

21.1*	Subsidiaries of Stater Bros. Holdings Inc.

21.2*	Subsidiaries of Stater Bros. Markets

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature pages of this Registration Statement on Form S-4)

25.1*	T-1 Statement of Eligibility and Qualification of The Bank of New York, as Trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Letter to Clients

*	Previously filed

4